UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UNIQURE N.V.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

April [ ], 2026

Dear Shareholder:

You are cordially invited to attend our 2026 Annual General Meeting of Shareholders at 9:00 a.m. Central European Summer Time on June 10, 2026, at our principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The Notice and Proxy Statement accompanying this letter describe the matters to be presented at the 2026 Annual Meeting. Shareholders of record are entitled to submit their questions regarding the agenda items ahead of the 2026 Annual Meeting by email to investors@uniQure.com and during the 2026 Annual Meeting, in each case, as described in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the 2026 Annual Meeting and regardless of the number of shares you hold, please carefully review the proxy materials and cast your vote. You may vote your shares over the Internet, by telephone or by completing, signing, dating, and mailing the accompanying proxy card in the return envelope no later than 9:59 p.m. Central European Summer Time on June 9, 2026. If you mail the proxy card within the United States, no additional postage is required. Submitting your vote online, by telephone or by proxy card will not affect your right to vote in person if you decide to attend the 2026 Annual Meeting, provided that you have notified us of your intention to attend the meeting no later than 12:00 p.m. Central European Summer Time on June 9, 2026. If your shares are held in street name (i.e., held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares and you will have the option to cast your vote in the manner provided in the voting instructions. To be sure that your vote is received in time, I urge you to promptly cast your vote by your choice of available means.

Thank you for your support.

Sincerely,

Matthew Kapusta

Chief Executive Officer and Executive Director

UNIQURE N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, June 10, 2026

Notice is hereby given that the 2026 Annual General Meeting of Shareholders (the “2026 Annual Meeting”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company,” “uniQure,” or “we”), will be held on June 10, 2026, at 9:00 a.m., Central European Summer Time, at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The agenda for the 2026 Annual Meeting is as follows:

I.	Opening
II.	Discussion of Dutch statutory report over fiscal year 2025 (for discussion only)
III.	Adoption of the Dutch statutory annual accounts over fiscal year 2025 (Voting Proposal No. 1)
IV.	Discharge of liability of the members of the Board of Directors (the “Board”) (Voting Proposal No. 2)
V.	Board Appointments:

a)
Reappointment of Madhavan Balachandran as non-executive director (Voting Proposal No. 3)
b)
Reappointment of Jack Kaye as non-executive director (Voting Proposal No. 4)
c)
Reappointment of Leonard Post, Ph.D. as non-executive director (Voting Proposal No. 5)

VI.	Designation of the Board as the competent body to issue ordinary shares and grant rights to subscribe for ordinary shares of the Company (Voting Proposal No. 6)
VII.

Designation of the Board as the competent body to exclude or limit pre-emptive rights upon the issuance of ordinary shares and granting of rights to subscribe for ordinary shares of the Company (Voting Proposal No. 7)

VIII.	Reauthorization of the Board to repurchase ordinary shares of the Company (Voting Proposal No. 8)
IX.	Appointment of KPMG Accountants N.V. as external auditors of the Company for the fiscal year 2026 (Voting Proposal No. 9)
X.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers (Voting Proposal No. 10)
XI.	Approval, on an advisory basis, of the frequency of advisory votes on the compensation of the named executive officers of the Company (Voting Proposal No. 11)
XII.

Approval of the amendment and restatement of the Company’s 2014 Share Incentive Plan (the “2014 Plan”), which increases the number of shares available for issuance under the 2014 Plan, and designation of the Board as the competent body to issue ordinary shares and grant rights to subscribe for ordinary shares pursuant to the 2014 Plan and to exclude or limit pre-emptive rights in connection therewith (Voting Proposal No. 12)

XIII.	Amendment to the Articles of Association to reflect the Dutch large company regime (Voting Proposal No. 13)
XIV.	Amendment to the Articles of Association to increase the authorized share capital and number of ordinary shares (Voting Proposal No. 14)
XV.	Amendment to the Articles of Association to include a federal forum selection provision (Voting Proposal No. 15)
XVI.	Any other business that may properly come before the meeting or any adjournment of the meeting
XVII.	Closing

Our Board recommends that you vote “FOR” the voting proposals above and “ONE YEAR” for Proposal No. 11.

Several of the agenda items above are presented to the 2026 Annual Meeting because the Company is organized under the laws of the Netherlands. Several matters that are within the authority of the Board under the corporate laws of most U.S. states require shareholder approval under Dutch law. Additionally, Dutch corporate governance provisions require certain discussion topics for an annual general meeting of shareholders upon which shareholders do not vote.

The Board has fixed the close of business Central European Summer Time on May 13, 2026 as the record date for the 2026 Annual Meeting and, therefore, only shareholders of record (“Registered Shareholders”) at the close of business Central European Summer Time on May 13, 2026 are entitled to receive this notice and to vote at the 2026 Annual Meeting and any adjournment thereof. The same shall apply to others with statutory meeting rights under Dutch law that are not shareholders, and the definition of Registered Shareholders should be interpreted accordingly.

Only Registered Shareholders who have given notice in writing to the Company by 12:00 p.m. Central European Summer Time on June 9, 2026 of their intention to attend the 2026 Annual Meeting are entitled to attend the 2026 Annual Meeting in person. The conditions for attendance at the 2026 Annual Meeting are as follows:

o	Registered Shareholders must (i) notify the Company by 12:00 p.m. Central European Summer Time on June 9, 2026 of their intention to attend the 2026 Annual Meeting by submitting their name and the number of registered shares held by them through the Company’s email address at investors@uniQure.com, (ii) provide proof of their ownership of the registered shares held by them as of the record date in such notice, and (iii) bring a form of personal picture identification to the 2026 Annual Meeting; and
o	Holders of shares held in street name (“Beneficial Holders”) must have their financial intermediary, agent or broker with whom the shares are on deposit issue a proxy to them that confirms they are authorized to take part in and vote at the 2026 Annual Meeting. These Beneficial Holders must (i) notify the Company of their intention to attend the 2026 Annual Meeting by submitting their name and the number of shares beneficially owned by them through the Company’s email address at investors@uniQure.com no later than 12:00 p.m. Central European Time on June 9, 2026, (ii) bring an account statement or a letter from the record holder indicating that the Beneficial Holder owned the shares as of the record date to the 2026 Annual Meeting, (iii) bring the proxy issued to them by their financial intermediary to the 2026 Annual Meeting and (iv) bring a form of personal picture identification to the 2026 Annual Meeting.

A proxy statement more fully describing the matters to be considered at the 2026 Annual Meeting (the “Proxy Statement”) is attached to this notice. Copies of our Annual Report on Form 10-K (the “Annual Report”), including our financial statements and notes thereto, as filed with the U.S. Securities and Exchange Commission, accompany this notice but are not deemed to be part of the Proxy Statement.

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a more convenient and quicker way to access the proxy materials, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Registered Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, this notice, which has been (or will be) mailed to our Registered Shareholders, provides instructions regarding how you may access or request all of the proxy materials by telephone, email or Internet. This notice also instructs you how to vote your shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials set forth in this notice. All proxy materials are on a publicly accessible website. These materials are available free of charge at www.edocumentview.com/QURE.

Our 2025 Dutch Statutory Annual Accounts (jaarrekening 2025) and our 2025 Dutch Statutory Board Report (bestuursverslag 2025) are available on our website at www.uniqure.com/investors-media/shareholder-stock-info.

The 2026 Annual Meeting is an important event in our corporate calendar and provides an opportunity to engage with shareholders and for shareholders to pass the necessary resolutions for the conduct of the business and affairs of the Company.

Whether or not you plan to attend the 2026 Annual Meeting in person, please vote online prior to the 2026 Annual Meeting. You also may vote by telephone or by submitting a proxy card by mail prior to the 2026 Annual Meeting. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you also may have the choice of instructing the record holder as to the voting of your shares by proxy, over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker or other nominee. If you are submitting a proxy card by mail, you do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

All Shareholders are extended an invitation to attend the 2026 Annual Meeting.

By Order of the Board of Directors,

Matthew Kapusta
Chief Executive Officer and Executive Director

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual General Meeting of
Shareholders to Be Held on June 10, 2026

The Proxy Statement, Proxy Card and our Annual Report on Form 10-K are available at
www.edocumentview.com/QURE
and, together with our 2025 Dutch Statutory Annual Accounts and our 2025 Dutch Statutory Board Report, on our website at www.uniqure.com.

1.	NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

2.	PROXY STATEMENT FOR THE 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS	2

3.	QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING	2

4.	AGENDA ITEM III - VOTING PROPOSAL NO. 1 - ADOPTION OF THE 2025 DUTCH STATUTORY ANNUAL ACCOUNTS	8

5.	AGENDA ITEM IV - VOTING PROPOSAL NO. 2 - DISCHARGE OF LIABILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS	9

6.	AGENDA ITEM V - VOTING PROPOSAL NO. 3, NO. 4 & NO. 5 — REAPPOINTMENTS OF NON-EXECUTIVE DIRECTORS	10

7.	AGENDA ITEM VI - VOTING PROPOSAL NO. 6 — DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	12

8.	AGENDA ITEM VII - VOTING PROPOSAL NO. 7 — DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO EXCLUDE OR LIMIT PRE-EMPTIVE RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	14

9.	AGENDA ITEM VIII - VOTING PROPOSAL NO. 8 — REAUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES	15

10.	AGENDA ITEM IX - VOTING PROPOSAL NO. 9 — APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF THE COMPANY FOR THE FISCAL YEAR 2026	16

11.	REPORT OF THE AUDIT COMMITTEE	18

12.	AGENDA ITEM X - VOTING PROPOSAL NO. 10 — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY	19

13.	AGENDA ITEM XI - VOTING PROPOSAL NO. 11 — ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY	20

14.	AGENDA ITEM XII - VOTING PROPOSAL NO. 12 — AMENDMENT AND RESTATEMENT OF THE 2014 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2014 PLAN AND DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES PURSUANT TO THE 2014 PLAN AND EXCLUDE OR LIMITE PRE-EMPTIVE RIGHTS IN CONNECITON THEREWITH	21

15.	AGENDA ITEM XIII - VOTING PROPOSAL NO. 13 — AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION TO REFLECT LARGE COMPANY REGIME AND AUTHORIZATION TO IMPLEMENT SUCH AMENDMENT	32

16.	AGENDA ITEM XIV - VOTING PROPOSAL NO. 14 — AMENDMENT TO THE COMPANY’S THE ARTICLES OF ASSOCIATION TO INCREASE THE AUTHORIZED SHARE CAPITAL AND NUMBER OF ORDINARY SHARES	34

17.	AGENDA ITEM XV - VOTING PROPOSAL NO. 15 — AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION TO INCLUDE A FEDERAL FORUM SELECTION PROVISION	35

18.	CORPORATE GOVERNANCE	36

19.	CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS	45

20.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

21.	COMPENSATION COMMITTEE REPORT	51

22.	COMPENSATION DISCUSSION & ANALYSIS	52

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the following Proxy Statement for the 2026 Annual General Meeting of Shareholders are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are subject to the safe harbor created by those sections.

Forward-looking statements are based on our current assumptions, projections and expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, or the negatives thereof, or future dates. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in “Part I, Item 1A, Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (“Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2026.

You should not place undue reliance on any forward-looking statement, which speaks only as of the date on which it is made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described in our Annual Report, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report are not exclusive and further information concerning our company and our business, including factors that could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

PROXY STATEMENT

FOR THE 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on June 10, 2026, at 9:00 a.m., Central European Summer Time

This proxy statement (the “Proxy Statement”), which includes the explanatory notes to the agenda for the 2026 Annual General Meeting of Shareholders (the “2026 Annual Meeting”) and the accompanying proxy card, are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure,” “our” or “we”), for the 2026 Annual Meeting. The 2026 Annual Meeting will be held in person at 9:00 a.m., Central European Summer Time on June 10, 2026, and at any adjournment thereof, at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The approximate date on which the Notice of Internet Availability of Proxy Materials is first being sent or given to the Company’s shareholders (each a “Shareholder” and collectively, the “Shareholders”) is May 14, 2026.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2026 ANNUAL MEETING

Why did I receive these Proxy Materials?

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the 2026 Annual Meeting.

What am I voting on and how does the Board recommend I vote?

You will be voting on the following proposals. After careful consideration, the Board unanimously recommends that Shareholders vote as follows:

(1)	Voting Proposal No. 1: “FOR” adoption of the 2025 Dutch Statutory Annual Accounts.
(2)	Voting Proposal No. 2: “FOR” discharge of liability of the members of the Board.
(3)	Voting Proposal No. 3: “FOR” reappointment of Madhavan Balachandran as non-executive director.
(4)	Voting Proposal No. 4: “FOR” reappointment of Jack Kaye as non-executive director.
(5)	Voting Proposal No. 5: “FOR” reappointment of Leonard Post, Ph.D. as non-executive director.
(6)	Voting Proposal No. 6: “FOR” designation of the Board as the competent body to issue ordinary shares and grant rights to subscribe for ordinary shares.
(7)	Voting Proposal No. 7: “FOR” designation of the Board as the competent body to exclude or limit pre-emptive rights upon the issuance of ordinary shares and granting of rights to subscribe for ordinary shares.
(8)	Voting Proposal No. 8: “FOR” reauthorization of the Board to repurchase ordinary shares.
(9)	Voting Proposal No. 9: “FOR” appointment of KPMG Accountants N.V. as external auditors of the Company for the fiscal year 2026.
(10)	Voting Proposal No. 10: “FOR” approval, on an advisory basis, of the compensation of the named executive officers of the Company.

(11)	Voting Proposal No. 11: “ONE YEAR,” on an advisory basis, for the frequency of advisory votes on the compensation of the named executive officers of the Company.
(12)	Voting Proposal No. 12: “FOR” the amendment and restatement of the Company’s 2014 Share Incentive Plan (the “2014 Plan”) to increase the number of shares available for issuance under the 2014 Plan and designation of the Board as the competent body to issue ordinary shares and grant rights to subscribe for ordinary shares pursuant to the 2014 Plan and to exclude or limit pre-emptive rights in connection therewith.
(13)	Voting Proposal No. 13: “FOR” the amendment to the Company’s articles of association (the “Articles of Association”) to reflect the Dutch large company regime.
(14)	Voting Proposal No. 14: “FOR” the amendment to the Articles of Association to increase the authorized share capital and number of ordinary shares.
(15)	Voting Proposal No. 15: “FOR” the amendment to the Articles of Association to include a federal forum selection provision.

Who may vote at the 2026 Annual Meeting?

If you are a holder of record of our ordinary shares (“Ordinary Shares”) or if you hold Ordinary Shares in street name at the close of business Eastern Time on May 13, 2026 (the “Record Date”) you are entitled to receive notice of and to vote at the 2026 Annual Meeting and any adjournment thereof. The same shall apply to others with statutory meeting rights under Dutch law that are not Shareholders. We expect that we will have approximately 63,065,985 Ordinary Shares outstanding as of the Record Date. We have no other securities entitled to vote at the 2026 Annual Meeting. Each Ordinary Share carries the right to exercise one vote on each voting proposal. There is no cumulative voting.

What are the quorum requirements for the 2026 Annual Meeting?

Under the Company’s Articles of Association, the presence at the 2026 Annual Meeting of more than one-third of the issued share capital, present in person or represented by proxy, is required for a quorum.

What if a quorum is not present at the 2026 Annual Meeting?

If the required quorum, being the representation of more than one-third of the issued share capital, is not present at the 2026 Annual Meeting, then no valid resolutions can be adopted on the agenda items. In such case, a new meeting shall be convened in accordance with applicable law and the Articles of Association.

What vote is required for the approval of each proposal at the 2026 Annual Meeting?

Voting Proposals No. 1, 2, 6, 8-11, 13-15: Each matter proposed by the Board, other than the proposals for the reappointment of non-executive directors (Voting Proposals No. 3, 4 and 5) and the designation of the Board as the competent body to exclude or limit pre-emptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares (Voting Proposals No. 7 and 12), shall be adopted by a simple majority of votes cast in favor of the proposal. Abstentions, “blank votes,” “broker non-votes” and invalid votes are not considered votes cast.

Voting Proposals No. 3, 4 & 5: Non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination will be appointed, provided that the requisite quorum is present or represented by proxy at the 2026 Annual Meeting, unless the nomination is overruled by the general meeting (which resolution requires a majority of at least two-thirds of the votes cast, provided that such majority represents more than half of the issued share capital), in which case he or she will not be appointed. Abstentions, “blank votes,” “broker non-votes” and invalid votes are not considered votes cast.

Voting Proposals No. 7 & 12: If less than half of the issued capital is represented, the authorization of the Board as the competent body to exclude or limit pre-emptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares can only be adopted by a majority of at least two-thirds of the votes cast if less than half of the issued share capital is present or represented. If at least half of the issued capital is present or represented, a simple majority is sufficient to adopt these proposals. Abstentions, “blank votes,” “broker non-votes” and invalid votes are not considered votes cast.

What is the difference between being a holder of record of Ordinary Shares and holding Ordinary Shares in “street name”?

A holder of record holds Ordinary Shares in his or her name. Ordinary Shares held in “street name” means Ordinary Shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my Ordinary Shares are held in “street name”?

Yes. If your Ordinary Shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those Ordinary Shares held in “street name.” If your Ordinary Shares are held in street name, these proxy materials will be provided to you by your bank or brokerage firm, along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions.

How can I vote my Ordinary Shares?

If you are a record holder of Ordinary Shares at the close of business on the Record Date, you may vote as follows:

●	By Internet. Access the website of the Company’s tabulator, Computershare, at: www.investorvote.com/QURE, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. If you vote on the Internet, you also may request electronic delivery of future proxy materials.

●	By Telephone. Call 1-800-652-8683 toll-free from the U.S., U.S. territories and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. You must have the control number that is included on the proxy card when voting.
●	By Mail. If you receive a proxy card by mail, complete and mail a proxy card in the enclosed postage prepaid envelope to the address provided. Your shares will be voted in accordance with your instructions. If you are mailed or otherwise receive or obtain a proxy card, and you choose to vote by telephone or by Internet, you do not have to return your proxy card.
●	In Person at the Meeting. If you attend the 2026 Annual Meeting, be sure you have given notice in writing to the Company by 12:00 p.m. Central European Summer Time on June 9, 2026 and bring a form of personal picture identification with you. Directions to the 2026 Annual Meeting are available by contacting Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105BP Amsterdam, the Netherlands, telephone number +1-339-970-7000, email investors@uniQure.com. Failure to comply with these requirements may preclude you from being admitted to the 2026 Annual Meeting.

If Ordinary Shares are held in street name at the close of business on the Record Date, you may vote:

●	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.
●	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
●	In Person at the Meeting. If you attend the meeting, in addition to picture identification, you should bring an account statement or a letter from the record holder indicating that you owned the shares and the number of shares as of the Record Date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. Failure to comply with these requirements may preclude you from being admitted to the 2026 Annual Meeting.

Please ensure that you vote in advance of the 2026 Annual Meeting by Internet, by telephone or by mail, in accordance with the instructions above. To be sure that your vote will be received in time (and no later than 9:59 p.m. Central European Summer Time on June 9, 2026), please cast your vote by your choice of available means at your earliest convenience. Even if you plan to attend the 2026 Annual Meeting in person, we encourage you to vote your shares by Internet or by telephone.

Can I change my vote?

Even if you cast your vote by executing and delivering your proxy card, you retain the right to revoke and change your vote prior to the 2026 Annual Meeting. If you are a record holder of Ordinary Shares at the close of business on the Record Date, you may change your vote by doing any one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 9:59 p.m., Central European Summer Time on June 9, 2026.

(2)

You must notify us of your intention to revoke your proxy no later than 12:00 p.m. Central European Summer Time on June 9, 2025. Such revocation may be effected in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of Investor Relations at the address of our principal executive offices set forth above.

(3)	Attend the 2026 Annual Meeting in person and vote as instructed above.

If your Ordinary Shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also attend the 2026 Annual Meeting in person and vote as instructed above.

Unless so revoked, the Ordinary Shares represented by a proxy, if received in time, will be voted in accordance with the directions given therein.

How do I vote by proxy?

The Ordinary Shares represented by any proxy duly given will be voted at the 2026 Annual Meeting in accordance with the instructions of the Shareholder. You may vote “FOR” or “AGAINST” or “ABSTAIN” on each of the voting proposals, except for Proposal No. 11 on which you may vote “ONE YEAR” or “TWO YEARS” or “THREE YEARS” or “ABSTAIN.”

What does it mean to “ABSTAIN” from a vote?

An “abstention” represents a Shareholder’s affirmative choice to decline to vote on a proposal.

What happens if I do not vote or if I return a proxy card or otherwise vote without giving specific voting instructions?

If you are the record holder and you do not vote by submitting your proxy card, by telephone, by mail or e-mail, through the Internet or by voting in person at the 2026 Annual Meeting, your Ordinary Shares will not be voted. A failure to vote will have no effect on the proposals, assuming a quorum is present, and will not count for purposes of determining whether a quorum is present or for the purpose of determining the number of votes cast.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your Ordinary Shares will be voted in accordance with the recommendations of the Board and you will be deemed to have instructed your Ordinary Shares to be voted accordingly.

If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your Ordinary Shares on non-routine matters, such as the appointment of our directors, without instructions from you. You should therefore instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a proposal that is a non-routine matter, this will be considered to be a “broker non-vote” and your Ordinary Shares will not be counted for purposes of determining the presence of a quorum with respect to that proposal. However, your broker, bank, or trust company is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those Ordinary Shares, in which case your Ordinary Shares will count for purposes of determining whether a quorum is present with respect to that proposal.

Beneficial owners of Ordinary Shares held through a broker, bank, trust company or other nominee may not vote the underlying shares at the 2026 Annual Meeting, unless they first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares.

What are Broker Non-votes?

“Broker non-votes” are shares represented at the 2026 Annual Meeting held by brokers, bankers, or other nominees (i.e., in “street name”) that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, brokerage firms may vote to ratify the selection of independent auditors and on other “discretionary” or “routine” items. In contrast, brokerage firms may not vote to appoint directors, because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker how to vote your Ordinary Shares on “non-discretionary” matters, your broker will not be permitted to vote your Ordinary Shares on these matters.

What are the costs of the solicitation of proxies?

We will pay the cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials as I have in the past?

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including this Proxy Statement and our Annual Report, and to authorize a proxy to vote your Ordinary Shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the notice provides instructions regarding how you may access or request all of the proxy materials by telephone or email. The notice also instructs you how to vote your Ordinary Shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials printed on the notice.

How are votes counted?

Computershare will tabulate the votes submitted by proxy prior to the cut-off time as described in this Proxy Statement. NautaDutilh N.V., our Dutch legal counsel, will tabulate the votes validly cast at the 2026 Annual General Meeting by those present at the meeting, if any. These tabulations will be provided to the Company.

Where can I find the voting results?

The preliminary voting results will be announced at the 2026 Annual Meeting. The final results will be disclosed in a Current Report on Form 8-K, which we intend to file with the SEC after the 2026 Annual Meeting.

VOTING PROPOSAL NO. 1

ADOPTION OF THE 2025 DUTCH STATUTORY ANNUAL ACCOUNTS

As a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, we are required by both Dutch law and our Articles of Association to prepare the Dutch statutory annual accounts and submit them to our Shareholders for adoption. Our 2025 Dutch statutory annual accounts include our consolidated financial statements for the year ended December 31, 2025, for the uniQure N.V. group, which are comprised of the consolidated statements of financial position, consolidated statements of profit and loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows with explanatory notes thereto prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, as well as stand-alone Company-only financial statements of uniQure N.V. for the fiscal year ended December 31, 2025, comprising uniQure N.V.’s Company-only statement of financial position and the Company-only statement of profit and loss with explanatory notes thereto prepared in accordance with Book 2 of the Dutch Civil Code (together, the “2025 Dutch Statutory Annual Accounts”).

Our 2025 Dutch Statutory Annual Accounts differ from the consolidated financial statements contained in our Annual Report, which was prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), and filed with the SEC. Our 2025 Dutch Statutory Annual Accounts contain some disclosures that are not required under U.S. GAAP and that are therefore not contained in our Annual Report.

A copy of our 2025 Dutch Statutory Annual Accounts is available on our website at www.uniqure.com under “Shareholder & Stock Info” or may be obtained by contacting Investor Relations at investors@uniQure.com or by telephone at +1-339-970-7000.

Due to the international nature of our business and pursuant to a prior authorization from our general meeting of shareholders, our 2025 Dutch Statutory Annual Accounts have been prepared in the English language.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the adoption of our 2025 Dutch Statutory Annual Accounts.

VOTING PROPOSAL NO. 2
DISCHARGE OF LIABILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS

At the 2026 Annual Meeting, as is customary for companies organized under Dutch law, our Shareholders will be asked to release each member of our Board in office during the fiscal year ended December 31, 2025 from liability with respect to the exercise of their respective duties during that year.

The scope of this release from liability extends to the exercise of the respective duties of the Board members insofar as these are reflected in our 2025 Dutch Statutory Annual Accounts, our Dutch statutory Board report for the fiscal year ended December 31, 2025 (the “2025 Dutch Statutory Board Report”) or otherwise disclosed to our general meeting of shareholders.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the grant of discharge of liability of the members of the Board in office during the fiscal year ended December 31, 2025 with respect to the exercise of their respective duties during our fiscal year ended December 31, 2025 insofar as the exercise of such duties is reflected in the 2025 Dutch Statutory Annual Accounts and the 2025 Dutch Statutory Board Report or otherwise disclosed to our general meeting of shareholders.

VOTING PROPOSALS NO. 3, 4 & 5
REAPPOINTMENTS OF NON-EXECUTIVE DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers and monitors their performance. Members of the Board are kept informed of the Company’s business by, among other things, participating in Board and Committee meetings, attending certain meetings with senior and other management of the Company, and reviewing analyses and reports provided to them.

The Board is currently made up of eight directors. The terms of office of three non-executive directors, Madhavan Balachandran, Jack Kaye, and Leonard Post, are scheduled to expire on the date of the 2026 Annual Meeting. The terms of office for two non-executive directors, David Meek and Rachelle Jacques, are scheduled to expire on the date of the 2027 annual general meeting of shareholders. The terms of office for two non-executive directors, Robert Gut and Jeremy Springhorn, as well as the executive director, Matthew Kapusta, are scheduled to expire on the date of the 2028 annual general meeting of shareholders. Under our Articles of Association, all directors hold office for a maximum term of four years. However, the current practice of the Board is to nominate all directors, both executive and non-executive, for three-year terms of office. The Board has implemented staggered terms to provide for a retirement schedule as permitted by our Articles of Association.

Nominees for Reappointment

The Company’s non-executive directors have nominated each of Madhavan Balachandran, Jack Kaye, and Leonard Post for reappointment to the Board at the 2026 Annual Meeting, each to serve as a non-executive director until the end of the 2029 annual general meeting of shareholders or until his death, resignation, or dismissal. Each of Madhavan Balachandran, Jack Kaye, and Leonard Post have consented to being named in this Proxy Statement and to continue to serve, if appointed, as a member of the Board. Each of the proposed reappointments is considered a separate voting item under Dutch law.

The name, position with the Company and age as of March 31, 2026 of each individual who is our nominee for reappointment as a director is:

Name	Age	Position	Director since
Madhavan Balachandran	75	Non-Executive Director	2017
Jack Kaye	82	Non-Executive Director	2016
Leonard Post, Ph.D.	73	Non-Executive Director	2020

MADHAVAN BALACHANDRAN has served as a member of our Board since September 2017. Mr. Balachandran was Chief Operating Officer of Nutcracker Therapeutics, a developer of mRNA therapeutics, from September 2020 to March 2022. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Wellcome Company, a predecessor before mergers of GlaxoSmithKline plc. He currently serves on the board of directors of Incog, Inc., ADRX, Inc., A2 Biotherapeutics, Inc., Stevanato Group (NYSE: STVN), and Replimune Group, Inc. (Nasdaq: REPL). Mr. Balachandran previously served as a director of Catalent, Inc. (NYSE: CTLT) from May 2017 to January 2024. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo, a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Bombay, and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

JACK KAYE has served as a member of our Board since 2016. Mr. Kaye has served on the board of directors of Dyadic International, Inc. (OTC: DYAI) since February 2015, and on the board of directors of TDA Industries, Inc., a private company, since February 2024. At Dyadic, Mr. Kaye serves as Chair of the company’s audit committee and as a member of the compensation committee. He has also served as Chairman of the audit committee and as a member of the compensation committee of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) from 2006 to 2016. Mr. Kaye began his career at Deloitte LLP in 1970 and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global, and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations, corporate governance, and Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a Non-Executive Director due to his extensive accounting and financial experience.

LEONARD POST, PH.D. has served as a member of our Board since June 2020. Dr. Post has over 35 years of experience in the pharmaceutical industry, where he has held various global executive positions and has extensive experience in the research and development of product candidates. From 2016 to January 2024, Dr. Post served as Chief Scientific Officer of Vivace Therapeutics, an oncology company working on small molecules targeting the hippo pathway and, from 2018 to January 2024, as Chief Scientific Officer of its sister company Virtuoso Therapeutics, a company working on bispecific antibodies for oncology. Since 2018, Dr. Post has served as a director on the Board of CG Oncology (Nasdaq: CGON). From February 2010 until June 2016, Dr. Post worked at BioMarin (Nasdaq: BMRN), in various positions including Chief Scientific Officer. During that time, he oversaw the initiation of BioMarin’s first gene therapy project for hemophilia A. Prior to that, Dr. Post served as Chief Scientific Officer of LEAD Therapeutics, Senior Vice President of Research & Development at Onyx Pharmaceuticals, and Vice President of Discovery Research at Parke-Davis Pharmaceuticals. He is also currently an advisor to Canaan Partners. Dr. Post is a virologist by training and did early work on the engineering of the herpes simplex virus as a post-doctoral fellow. He has a Bachelor of Science degree in Chemistry from the University of Michigan, and a Doctorate degree in Biochemistry from the University of Wisconsin. We believe Dr. Post is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

If reappointed, the term of office for each of Mr. Balachandran, Mr. Kaye, and Dr. Post will expire at the end of the 2029 annual general meeting of shareholders. Mr. Balachandran currently serves as Chair of our Compensation Committee and as a member of our Commercial Committee, Mr. Kaye currently serves as Chair of our Audit Committee and a member of our Compensation Committee, and Dr. Post currently serves as Chair of our Research and Development Committee. The Board plans to appoint any new committee members at the first meeting of the Board following the 2026 Annual Meeting, which is currently scheduled for June 10, 2026.

For information as to the Ordinary Shares held by Mr. Balachandran, Mr. Kaye, and Dr. Post, see “Security Ownership of Certain Beneficial Owners and Management.”

There are no arrangements or understandings between the nominees, directors or executive officer and any other person pursuant to which our nominees, directors or executive officer have been selected for their respective positions. However, the Company has entered into indemnification agreements with its existing non-executive directors pursuant to which the Company agrees to indemnify such directors in certain circumstances.

VOTE REQUIRED

Under our Articles of Association, non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is present in person or represented by proxy at the 2026 Annual Meeting, unless the nomination is overruled by the general meeting, which resolution requires at least a two-thirds majority of the votes cast at the 2026 Annual Meeting, provided that such majority represents more than half of the issued share capital. Each Ordinary Share confers the right to cast one vote at the 2026 Annual Meeting. Abstentions, “blank votes,” “broker non-votes” and invalid votes are not considered votes cast.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” each of the nominees for Non-Executive Director.

VOTING PROPOSAL NO. 6
DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

Under Dutch law and our Articles of Association, the general meeting of shareholders may designate our Board as the competent body to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares for a specific period not exceeding five years. Our general meeting of shareholders has historically approved such authorizations, including at the 2025 annual general meeting of shareholders held on June 11, 2025 (the “2025 Annual Meeting”), for which our current authorization remains in place until December 11, 2026.

In this Voting Proposal No. 6, the Board is seeking authorization, for a period of 18 months following the date of the 2026 Annual Meeting, to issue Ordinary Shares and grant rights to subscribe for Ordinary shares for any legal purpose up to a maximum of 12,400,000 Ordinary Shares, which represents approximately 19.7% of our issued and outstanding share capital as of the date of this Proxy Statement.

Background

Many Nasdaq-listed companies are subject to Delaware law, which provides the board of directors (as opposed to shareholders) with the sole discretion and authority to approve issuances of the company’s capital stock, as long as the number of shares to be issued, together with those shares that are already issued and outstanding, do not exceed the authorized number of shares set forth in such company’s charter. However, as a company incorporated under the laws of the Netherlands, we are subject to more stringent legal requirements with regard to the authority of our Board to approve the issuance of our Ordinary Shares. Specifically, under our Articles of Association, the Board does not have the sole authority to issue Ordinary Shares and we are therefore required to seek the approval of our shareholders each time we wish to do so, unless our shareholders have delegated such authority to the Board at a general meeting.

For U.S.-listed companies subject to Dutch law, proposals of this nature seeking to delegate authority to the board of directors to issue ordinary shares, with certain limitations, are consistent with market practice and are often a recurring agenda item at annual meetings of shareholders, as has been the case historically for us. At each annual general meeting of shareholders held following the date of our initial public offering in 2014 through 2025, with the exception of the 2023 annual general meeting of shareholders, our shareholders have approved the authorization of our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares. Since the authorization approved at the 2025 Annual Meeting will expire on December 11, 2026, we are seeking the same authorization at the 2026 Annual Meeting.

Approval of Voting Proposal No. 6 would designate our Board as the competent body to issue Ordinary Shares and grant subscription rights for Ordinary Shares up to a maximum of 12,400,000 Ordinary Shares (or approximately 19.7% of our issued and outstanding share capital as of the date of this Proxy Statement).

Reasons for the Share Authorization

We recognize that issuing equity is dilutive to shareholders. However, approval of Voting Proposal No. 6 will support our ability to raise additional capital through equity offerings and to effect strategic transactions by providing our Board with the flexibility to issue and grant rights to subscribe for Ordinary Shares, to the extent the Board deems such issuances and transactions in the interest of the Company and its stakeholders. The funds we receive through the sale of Ordinary Shares, subject to satisfactory market conditions to limit the dilutive effect to existing shareholders, are essential to advance our product pipeline and drive value for uniQure stakeholders. In 2025, we issued approximately 11.8 million Ordinary Shares and 0.5 million pre-funded warrants to purchase Ordinary Shares in follow-on public equity offerings, raising aggregate net proceeds of $404.2 million, after deducting underwriting discounts and commissions and other offering expenses, intended to fund our Huntington’s disease program, the further development of our other clinical product candidates and other initiatives.

If this Voting Proposal No. 6 is approved, we may issue Ordinary Shares or grant rights to subscribe for Ordinary Shares as part of future equity financings to raise capital to fund our business (subject to satisfactory market conditions), as a component of other strategic transactions, or for such other purposes as our Board may reasonably determine, in each case with limited delay and without the expense of holding an extraordinary general meeting of shareholders. Opportunities to raise capital through equity offerings and to execute on strategic transactions can arise under circumstances requiring prompt action, and the likelihood of the successful execution of such transactions could be materially reduced if such transactions require the approval of our shareholders at an extraordinary general meeting, which could require up to eight weeks of preparation.

The Board believes that it is advisable and in the best interest of the Company and its stakeholders to provide this authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities or strategic transactions. The terms of any future issuance of Ordinary Shares or grant or rights to subscribe for Ordinary Shares will depend largely upon market and financial conditions, the nature and terms of any prospective transaction, and other factors existing at the time of issuance.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for up to 12,400,000 Ordinary Shares for a period of 18 months following the date of the 2026 Annual Meeting.

VOTING PROPOSAL NO. 7
DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO EXCLUDE OR LIMIT PRE-EMPTIVE

RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO

SUBSCRIBE FOR ORDINARY SHARES

Under Dutch law, subject to certain exceptions, holders of our Ordinary Shares have a pro-rata pre-emptive right of subscription to any of our Ordinary Shares that are issued for cash, which entitles our shareholders to maintain their percentage ownership of our Ordinary Shares by buying a proportional number of any new Ordinary Shares that we may issue from time to time. However, Dutch law and our Articles of Association permit our shareholders to designate our Board as the competent body to exclude or limit these pre-emptive rights. This designation may not continue for more than five years, but it may be given on a rolling basis.

At the 2025 Annual Meeting, our shareholders designated our Board as the competent body to restrict or exclude pre-emptive rights accruing to shareholders in connection with the issuance of Ordinary Shares or the granting of rights to subscribe for Ordinary Shares for a period of 18 months from the date of the meeting. This designation is limited to 10,750,000 Ordinary Shares and will expire on December 11, 2026.

At the 2026 Annual Meeting, we are asking our Shareholders to designate our Board as the competent body to exclude or limit pre-emptive rights in relation to the issuance of our Ordinary Shares and the granting of rights to subscribe for our Ordinary Shares described in Voting Proposal No. 6, if approved. For the avoidance of doubt, this designation of the Board as the competent body to exclude or limit pre-emptive rights will be limited to the number of shares described in Voting Proposal No. 6 (up to 12,400,000 Ordinary Shares, representing approximately 19.7% of our issued and outstanding share capital as of the date of this Proxy Statement) and for a period of 18 months following the date of the 2026 Annual Meeting.

If our Shareholders do not designate our Board as the competent body to limit or exclude pre-emptive rights on the terms set forth above, only the general meeting of shareholders would have the power to limit or exclude pre-emptive rights, meaning we would have to incur the expense and delay of convening an extraordinary meeting prior to any issuance of Ordinary Shares or grant of rights to subscribe for Ordinary Shares pursuant to the authority granted to our Board under Voting Proposal No. 6, if approved. Accordingly, the same justifications discussed in Voting Proposal No. 6 under “Reasons for the Share Authorization” apply in support of this Voting Proposal No. 7.

VOTE REQUIRED

This proposal requires a two-thirds majority of votes cast in favor of the proposal if less than half of our issued share capital is present or represented by proxy at the 2026 Annual Meeting. If at least half of our issued capital is present or represented by proxy, a simple majority is sufficient to adopt this proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the designation of the Board as the competent body to exclude or limit pre-emptive rights from time to time, up to the number of Ordinary Shares described in Voting Proposal No. 6, if approved, for a period of 18 months following the date of the 2026 Annual Meeting.

VOTING PROPOSAL NO. 8
REAUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES

At the 2026 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch listed companies, our Shareholders will be asked to authorize our Board to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company as of the date of the 2026 Annual Meeting for a period of eighteen (18) months from the date of the 2026 Annual Meeting in open market purchases, through privately negotiated transactions, by means of self-tender offer or offers, or by other means, at prices per Ordinary Share ranging from the nominal value up to 110% of the market price per share at the time of the transaction. This authority to repurchase shares is similar to that afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the highest price officially quoted for the Ordinary Shares on any of the official stock markets on which the Ordinary Shares are listed during any of the thirty (30) banking days preceding the date the repurchase is effected, agreed upon or proposed. Our Ordinary Shares are currently listed on the Nasdaq Global Select Market. This authorization, if approved by our Shareholders, will supersede and replace the Board’s existing repurchase authorization approved by shareholders at the 2025 Annual Meeting.

Under Dutch law and our Articles of Association, our Board may, subject to certain exceptions, be authorized to repurchase our issued Ordinary Shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. The purpose of this Voting Proposal No. 8 is to allow us the flexibility to repurchase our Ordinary Shares without the expense of calling an extraordinary general meeting of shareholders if the Board believes such repurchases would be in the best interests of the Company and its stakeholders. For example, to the extent our Board believes that our Ordinary Shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such Ordinary Shares could be used for any valid corporate purpose, including use under our equity compensation plans, or for acquisitions, mergers, or similar transactions.

Our Board proposes that our Shareholders authorize our Board for an 18-month period from the date of the 2026 Annual Meeting to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company as of the date of the 2026 Annual Meeting in open market purchases, through privately negotiated transactions, by means of self-tender offer or offers, or by other means, at prices ranging from the nominal value up to 110% of the market price per share at the time of the transaction, within the limits set by Dutch law and our Articles of Association.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the authorization of the Board to repurchase fully paid-up Ordinary Shares up to 10% of the issued share capital as of the date of the 2026 Annual Meeting for a period of 18 months from the date of the 2026 Annual Meeting.

VOTING PROPOSAL NO. 9
APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF

THE COMPANY FOR THE FISCAL YEAR 2026

For the fiscal year ending December 31, 2026, upon the recommendation of the Audit Committee, the Board proposes to appoint KPMG Accountants N.V. (“KPMG”) to serve as our auditor and independent registered public accounting firm who will (i) audit the Dutch statutory annual accounts to be prepared in accordance with IFRS and (ii) serve as our independent registered public accounting firm for purposes of reporting pursuant to U.S. law. As required by Dutch law, shareholder approval must be obtained for the selection of KPMG to serve as our auditor and independent registered public accounting firm.

KPMG has served as our independent registered public accounting firm since June 2019. The fees for the services provided to us by KPMG during the years ended December 31, 2025 and 2024 are described below under “Principal Accountant Fees and Services.” We expect that representatives of KPMG will be present at the 2026 Annual Meeting and will be available to answer appropriate questions. The representatives will also have the opportunity to make a statement if they desire to do so. KPMG’s report on the financial statements for the fiscal year ended December 31, 2025 contained in our Annual Report, which is the only such report issued for these financial statements, does not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. We do not believe that any relationships exist which would interfere with KPMG’s independence.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firms. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table shows the fees accrued by the Company for audit and other services provided by KPMG for the fiscal year ended December 31, 2025:

	2025	2024

	($ in thousands)
Audit Fees (1)	1,665	1,583
Audit-Related Fees (2)	235	210
Total	1,900	1,793

(1) Audit Fee consist of fees for professional services rendered in connection with the audit of our annual financial statements, management’s report on internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2) Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee, or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Brokers are expected to have discretion to vote on this item.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the appointment of KPMG Accountants N.V. as the Company’s external auditors and independent registered public accounting firm for the fiscal year ending December 31, 2026.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of our Board (the “Audit Committee”) is responsible for assisting the Board in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. KPMG Accountants N.V., the Company’s independent registered public accounting firm for the 2025 financial year, was responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2025 with the Company’s management and KPMG Accountants N.V. To ensure independence, the Audit Committee met separately with KPMG Accountants N.V. and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with KPMG Accountants N.V. its independence from the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the Securities and Exchange Commission.

The Audit Committee,

/s/ Jack Kaye
Jack Kaye, Chair

/s/ Rachelle Jacques
Rachelle Jacques

/s/ Jeremy Springhorn
Jeremy Springhorn

VOTING PROPOSAL NO. 10
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

In accordance with Section 14A of the Exchange Act, we are asking our Shareholders to approve, on a non-binding, advisory basis, the 2025 compensation paid to our named executive officers (“NEOs”) as disclosed in the Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to align compensation metrics with our strategic imperatives, align the interests of management with our Shareholders, and attract and retain talented executives. We urge Shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details, including information about the fiscal year 2025 compensation of our NEOs.

In 2025, our executive compensation program rewarded financial, strategic and operational performance, and the achievement against pre-determined corporate goals selected by the Compensation Committee of our Board (the “Compensation Committee”) to support our long-range plans and shareholder value creation. In light of our achievement against our corporate goals for 2025, and the Compensation Committee’s review of the performance of our NEOs, we believe that the compensation paid to our NEOs was appropriate.

We are seeking Shareholder approval, on an advisory basis, of the 2025 compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board recommends that Shareholders vote “FOR” the following resolution at the 2026 Annual Meeting:

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement.”

Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the 2027 annual general meeting of shareholders.

VOTE REQUIRED

Although advisory and not binding, the Compensation Committee and the Board will consider the outcome of this vote on Voting Proposal No. 10 when considering future compensation arrangements for the Company’s NEOs.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the approval, on an advisory basis, of the compensation of the NEOs for 2025.

VOTING PROPOSAL NO. 11

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS OF THE COMPANY

The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on named executive officer compensation.

By voting with respect to this Voting Proposal No. 11, Shareholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Although the vote is non-binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters. Our Board and the Compensation Committee intend to take into consideration the voting results when determining how often future non-binding shareholder advisory votes on the compensation of our named executive officers should occur. We have included a shareholder advisory vote on named executive officer compensation each year since 2019.

Our Board believes that continuing to hold an advisory vote on named executive officer compensation every year is the best approach for the Company based on a number of considerations, including the vote frequency that our Board believes the majority of our investors prefer.

We recognize that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences regarding the frequency of an advisory vote on named executive officer compensation.

VOTE REQUIRED

The proxy card provides Shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). Although advisory and not binding, the Board will take into account the outcome of this vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders. The option (one year, two years, or three years) receiving the highest number of votes cast will be considered the Shareholders’ preferred frequency. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote, on an advisory basis, for a shareholder vote on named executive officer compensation to take place every “ONE YEAR.”

VOTING PROPOSAL NO. 12

AMENDMENT AND RESTATEMENT OF THE 2014 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2014 PLAN AND

DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES PURSUANT TO THE 2014 PLAN AND TO EXCLUDE OR LIMIT PRE-EMPTIVE RIGHTS IN CONNECTION THEREWITH

The Company is committed to strong corporate governance and maximizing shareholder value. Equity-based compensation enables us to attract, motivate and retain talent in a competitive market to contribute to our success by aligning plan participants’ interests with those of our shareholders. Accordingly, the Board proposes that Shareholders approve an amendment and restatement of the Company’s 2014 Share Incentive Plan (the “2014 Plan”), to (1) increase the number of our ordinary shares (“Ordinary Shares”) reserved for issuance under the 2014 Plan by an additional 350,000 Ordinary Shares (the 2014 Plan after giving effect to the amendment and restatement being submitted for approval hereunder, the “Amended 2014 Plan”), (2) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), (3) meet the Nasdaq Global Select Market listing requirements, and (4) conform to good corporate governance. If approved by our Shareholders, the Amended Plan will be effective as of the date of the 2026 Annual Meeting (i.e., June 10, 2026, the “Amendment Effective Date”).

If approved by our Shareholders, following the Amendment Effective Date, the number of Ordinary Shares that will be available under the Amended 2014 Plan will be 11,040,279, which is equal to the sum of (i) 8,096,384 Ordinary Shares, which is the number of shares subject to outstanding awards under the 2014 Plan as of March 31, 2026 (assuming target performance of performance-based awards), plus (ii) 2,593,895 Ordinary Shares, which is the number of shares that remained available for awards under the 2014 Plan as of March 31, 2026 (assuming target performance of performance-based awards), plus (iii) an additional 350,000 Ordinary Shares. Awards granted under the 2014 Plan after March 31, 2026 and prior to the Amendment Effective Date will increase the number of shares subject to outstanding awards set forth in clause (i) and consequently reduce the number of shares remaining available for awards set forth in clause (ii). The Ordinary Shares subject to outstanding awards that are cancelled, terminated, expired, forfeited or otherwise lapse without being settled in shares prior to the Amendment Effective Date will also be available for the grant of awards under the Amended 2014 Plan.

The Amended 2014 Plan also extends the term of the 2014 Plan from June 10, 2035 to June 9, 2036. No other changes to the 2014 Plan are proposed or recommended pursuant to this Voting Proposal No. 12. This summary is not intended to be complete and is qualified in its entirety by the full text of the Amended 2014 Plan, which is attached to this Proxy Statement as “Appendix A.”

Additionally, solely for purposes of compliance with Dutch law and our Articles of Association, the Board is also seeking to be designated as the competent body to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to the Amended 2014 Plan for a term of 18 months from the date of the Amendment Effective Date. Finally, the Board proposes that, to the extent required, it will be designated as the competent body to exclude or limit pre-emptive rights in relation to the issuance of Ordinary Shares and the granting of rights to subscribe for Ordinary Shares that are required pursuant to the Amended 2014 Plan for a term of 18 months from the date of the Amendment Effective Date. For the avoidance of doubt, if this Voting Proposal No. 12 is not approved, the current authority of the Board to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares under the 2014 Plan as approved at the 2025 Annual Meeting will not be impacted.

Background & Purpose

Equity-based compensation is a vital part of our compensation program for our employees, including our named executive officers, our non-employee directors and other service providers. The purpose of the Amended 2014 Plan is to advance the interests of our shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and its affiliates and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our shareholders.

At the 2025 Annual Meeting our shareholders approved an amendment to the 2014 Plan to increase the number of Ordinary Shares reserved for issuance by an additional 2,400,000 shares. Such increase, along with the remaining Ordinary Shares available for future grant under the 2014 Plan (plus any shares that might be returned to the 2014 Plan as a result of future cancellations, terminations, expirations, forfeitures and lapses), is currently expected to be sufficient to fund our anticipated equity grants through December 31, 2026; however, the actual utilization of future incentive share grants will depend on several factors that include, but are not limited to, the future price of our Ordinary Shares, the mix of cash, options and full value awards provided as long-term incentive compensation, granting practices of our peer companies, our hiring activity and future promotions of Company personnel. We believe this share reserve is insufficient to meet our future needs with respect to attracting, retaining, and motivating key personnel in a competitive market. We recognize the dilutive impact of equity-based compensation on our shareholders and strive to balance that impact with our need to attract, motivate and retain talent. The Board and Compensation Committee worked with management and independent compensation consultants to determine the number of additional Ordinary Shares to be issued pursuant to the Amended 2014 Plan, which we believe is essential to our ability to offer competitive compensation packages to our employees. If we were unable to continue to grant equity-based awards, we may have to offer cash-based incentives to attract and retain talent, which could have a significant impact on our financial and operating results, negatively impact our competitive recruiting and retention advantage and reduce the alignment between our service providers and shareholders.

At the 2025 Annual Meeting, shareholders also authorized the Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to the 2014 Plan and, to the extent required, to exclude or limit pre-emptive rights for a period up to 18 months. Shareholders are asked in this Voting Proposal No. 12 to specifically authorize the Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares and, to the extent required, to exclude or limit pre-emptive rights in relation to issuances of Ordinary Shares and grants of rights to subscribe for Ordinary Shares under the Amended 2014 Plan for a period up to 18 months following the Amendment Effective Date. For the avoidance of doubt, the requested authorization under this Voting Proposal No. 12, if approved, may only be used for the Amended 2014 Plan and not for any other purposes. If this Voting Proposal No. 12 is not approved, the current authority of the Board to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares under the 2014 Plan will not be impacted.

If the Amended 2014 Plan is not approved, based on the awards we have outstanding as of March 31, 2026, we will have approximately 2,593,895 Ordinary Shares remaining and available for future grant under the 2014 Plan, assuming target performance of any performance-based awards (plus any shares that might be returned to the 2014 Plan as a result of future cancellations, terminations, expirations, forfeitures, and lapses and less any Ordinary Shares underlying awards granted under the 2014 Plan after March 31, 2026) and thereafter, we will have limited ability to grant additional equity incentives under the 2014 Plan. To ensure that we have sufficient equity plan capacity to compensate and incentivize our employees as we operate our business, the Board strongly recommends that our Shareholders approve the Amended 2014 Plan.

Key Considerations for Requesting Additional Shares Under the Amended 2014 Plan

Upon a review of the remaining shares available for grant under our 2014 Plan and the anticipated need for future equity award issuances, the Board approved the Amended 2014 Plan, subject to shareholder approval, to ensure that we have sufficient equity plan capacity to continue to provide our eligible employees and non-employee directors, consultants and advisors with appropriate share options, share appreciation rights, restricted share awards, restricted share units (including those subject to performance goals, “performance share units”) and other share-based incentives. With respect to the requested increase in Ordinary Shares available for issuance under the Amended 2014 Plan, the Board considered the following factors, which it believes promote best practices by reinforcing the alignment between equity compensation arrangements for our employees and non-employee directors, consultants and advisors and the interests of our shareholders:

●	Number of ordinary shares available for grant under the 2014 Plan: As of March 31, 2026, 2,593,895 Ordinary Shares remained reserved and available for future grants under the 2014 Plan (assuming target performance of performance-based awards). There are no shares available for grants under prior incentive plans.
●	Burn rate: In 2023, 2024, and 2025 the Company’s burn rate was approximately 3.9%, 1.2%, and 3.5% respectively, resulting in an average annual burn rate of 2.6% over the three-year period.

●	Overhang: The Company’s overhang is defined as the total options, restricted share units and performance share units outstanding as a percentage of all Ordinary Shares outstanding. As of March 31, 2026, the Company had an overhang of 12.8%, comprised of options to purchase 5,267,117 shares, 2,691,767 restricted share units, 137,500 performance share units (assuming target performance) based on 63,033,249 Ordinary Shares outstanding as of the same date. Based on the Company’s analysis of overhang for peer companies, and feedback from independent compensation specialists, the Company believes that its overhang is reasonably consistent with market practice.

Summary of the Amended 2014 Plan

Pursuant to the Amended 2014 Plan, the Company may grant incentive share options, non-statutory share options, share appreciation rights, restricted share awards, restricted share units, performance share units and other share-based awards. This summary is not intended to be complete and is qualified in its entirety by the full text of the Amended 2014 Plan, which is attached to this Proxy Statement as “Appendix A.”

Administration

The Amended 2014 Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its administrative powers or authority to the Compensation Committee (or other committee) of the Board. For the purposes of the Amended 2014 Plan and this summary, references to the “Board” mean the Board or the Compensation Committee (or other committee), to the extent the Board has delegated its powers or authority under the Amended 2014 Plan.

The Board has discretion to determine the individuals to whom, and the time or times at which, awards may be granted under the Amended 2014 Plan, the number of Ordinary Shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the type of award, the manner in which such awards will vest, become exercisable or payable, the performance criteria, performance goals and other terms and conditions applicable to awards. The Board also has the authority to amend any outstanding option or other award, provided that no such action shall materially and adversely affect the rights of a participant. The Board also has the authority to adopt, amend, and repeal such administrative rules, guidelines and practices relating to the Amended 2014 Plan as it deems appropriate, construe and interpret the terms of the Amended 2014 Plan and any award agreements, correct any defect, and supply any omission or reconcile any inconsistency in the Amended 2014 Plan and any award agreement in the manner and to the extent the Board determines to be expedient. Because our officers and non-employee directors are eligible to receive grants under the Amended 2014 Plan, they may be deemed to have a personal interest in the approval of this Voting Proposal No. 12.

Subject to the change in control and adjustment provisions contained in the Amended 2014 Plan, the Board does not have the authority to reprice outstanding options without Shareholder approval.

Shares Subject to the Amended 2014 Plan

Subject to the adjustments described herein, the Amended 2014 Plan authorizes the issuance or transfer of up to 11,040,279 Ordinary Shares in the aggregate, which is equal to the sum of (i) 8,096,384, which is the number of Ordinary Shares subject to outstanding awards under the 2014 Plan as of March 31, 2026 (assuming target performance of performance-based awards), plus (ii) 2,593,895 Ordinary Shares, which is the number of shares that remained available for awards under the 2014 Plan as of March 31, 2026 (assuming target performance of performance-based awards), plus (iii) an additional 350,000 Ordinary Shares. The Ordinary Shares subject to outstanding awards granted under the 2014 Plan prior to the Amendment Effective Date that are cancelled, terminated, expired, forfeited or otherwise lapse without being settled in shares, as well as Ordinary Shares subject to such awards granted after the Amendment Effective Date, will be available for the grant of awards under the Amended 2014 Plan. The aggregate number of Ordinary Shares that may be issued or transferred under the Amended 2014 Plan pursuant to incentive share options may not exceed 2,943,895 Ordinary Shares.

The number of Ordinary Shares covered by share appreciation rights will be counted against the number of shares available for grant under the Amended 2014 Plan. However, if the Company grants a share appreciation right in tandem with an option for the same number of Ordinary Shares and provides that only one such award may be exercised, only the shares covered by the option, and not the shares covered by the tandem share appreciation right, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended 2014 Plan.

If any award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited or (ii) results in any Ordinary Shares not being issued, the unused Ordinary Shares covered by such award will again be available for grant under the Amended 2014 Plan.

Ordinary Shares delivered to the Company by a participant to (i) purchase Ordinary Shares upon the exercise of an award or (ii) satisfy tax withholding obligations with respect to awards will not be added back to the number of shares available for the future grant of awards under the Amended 2014 Plan. If we repurchase Ordinary Shares on the open market with the proceeds of the exercise price of awards, such shares will not be available for grant under the Amended 2014 Plan.

In connection with certain corporate transactions involving the Company, the Board may grant awards in substitution for any options or other shares or share-based awards granted by another applicable entity involved in the corporate transaction. Substitute awards may be granted on such terms as the Board deems appropriate, and such substitute awards will not count against the overall share limit under the Amended 2014 Plan, except as may be required by reason of Section 422 and related provisions of the Code.

Share Options

The Board may grant options to purchase Ordinary Shares and determine the number of Ordinary Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable securities laws, as it considers necessary or advisable. The Board may grant incentive share options, which are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified share options, which are not intended to qualify as incentive stock options. Incentive share options can only be granted to employees of the Company, and its present or future parent or subsidiary corporations, or any other entities permitted to receive incentive stock options under Section 422 of the Code.

The Board will establish the exercise price of each option and will specify the exercise price in the applicable option agreement, which shall not be less than 100% of the fair market value per Ordinary Share on the date the option is granted.  Option grants will be exercisable at such times and subject to such terms and conditions as specified in the applicable option agreement, provided that the term of an option may be no longer than ten years. No dividends or dividend equivalent rights may be paid with respect to share options granted under the Amended 2014 Plan.

Restricted Share Units

The Board may grant awards entitling the recipient to receive Ordinary Shares or cash to be delivered upon or following the date that the award vests. The Board will determine the terms and conditions of applicable to a grant of restricted share units (which include, for the avoidance of doubt, performance share units), including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Restricted share units may be linked to specific performance criteria as determined by the Board and may be earned based on the actual achievement of the specific criteria during the applicable performance period.

Upon the vesting of and/or lapse of any other restrictions applicable with respect to a grant of restricted share units, a participant will be entitled to receive the number of Ordinary Shares set forth in the applicable award agreement or an amount of cash equal to the fair market value of such number of Ordinary Shares. Settlement of restricted share units may be deferred on a mandatory basis or at the election of a participant, as determined by the Board.

A participant will have no voting rights with respect to any restricted share units. An award agreement may provide a participant with the right to dividend equivalents, which may be paid currently (but only to the extent the restricted share units are vested) or credited to an account for the participant and may be settled in cash and/or Ordinary Shares. Dividend equivalents with respect to restricted share units that are subject to vesting shall be paid only if and to the extent that the restricted share units become vested.

Restricted Shares

The Board may grant awards entitling the recipient to Ordinary Shares, subject to the Company’s right to repurchase all or part of such shares or require forfeiture of such shares in the event conditions specified by the Board in the applicable award are not satisfied. Any dividends (whether paid in cash or shares) declared and paid by the Company with respect to the restricted shares will be paid to a participant once such shares are free from any restrictions on transferability and forfeitability. No dividends may be paid on restricted shares that remain subject to vesting.

Share Appreciation Rights

The Board may grant share appreciation rights entitling the recipient, upon exercise, to receive Ordinary Shares and/or cash in an amount determined by the appreciation in the fair market value of an Ordinary Share over a measurement price established by the Board and specified in the applicable share appreciation right agreement. The Board will determine the terms and conditions of such an award, including the measurement price of each share appreciation right. The measurement price of a share appreciation right cannot be less than 100% of the fair market value on the date that the share appreciation right is granted.

The grant agreement evidencing the share appreciation right will set forth the time at which such right will become exercisable and the other terms and conditions applicable to the share appreciation right. No share appreciation right will be granted with a term in excess of ten years. No dividends or dividend equivalent rights may be paid with respect to share appreciation rights granted under the Amended 2014 Plan.

Other Share-Based Awards

Other awards of Ordinary Shares and awards that are valued in whole or part by reference to, or that are based on, Ordinary Shares or other property may be granted under the Amended 2014 Plan. The Board will determine the terms and conditions applicable to other share-based awards in a manner consistent with the Amended 2014 Plan.  Other share-based awards may be paid in Ordinary Shares or cash, as determined by the Board. Any dividends or dividend equivalents will be paid only if and to the extent the restrictions applicable to the underlying award lapses.

Minimum Vesting

Awards granted under the Amended 2014 Plan will generally vest or become exercisable over a period that is not less than one year from the date of grant. Subject to adjustment, up to five percent of the Ordinary Shares subject to the share reserve may be granted without regard to the minimum vesting requirements of the Amended 2014 Plan.

Eligibility and Participation

All of the employees, executive directors and non-executive directors, as well as consultants and advisors (as such terms are defined and interpreted for purposes of Form S-8, or any successor form) to the Company, its subsidiaries, and any other business venture in which the Company has a controlling interest are eligible to be granted awards under the Amended 2014 Plan. As of March 31, 2026, there were approximately 225 employees, 7 non-executive directors and 51 consultants and advisors would have been eligible to participate in the Amended 2014 Plan. Eligibility to participate in the Amended 2014 Plan is determined at the sole discretion of the Board.

Termination of Status

The Board will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant and the extent to which, and the period during which, the participant, or the participant’s legal representative, conservator, guardian or other designated beneficiary, may exercise rights under the award.

Acceleration

The Board may at any time provide that any award will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Adjustments

In connection with share splits, share dividends, recapitalizations and certain other events affecting our Ordinary Shares, the Board will make adjustments as it deems appropriate in the number and kind of shares that may be issued under the Amended 2014 Plan; the share counting rules under the Amended 2014 Plan; the number and class of securities and exercise price per share of each outstanding option; the share and per-share provisions and the measurement price of each outstanding share appreciation right; the number of shares subject to and the repurchase price per share subject to restricted shares; and the share and per-share-related provisions and the purchase price, if any, of each outstanding restricted share unit or other share-based award.

Reorganization Event

In connection with a Reorganization Event (as defined below) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding awards that are not exercised or paid at the time of the Reorganization Event will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless the award agreement provides otherwise, if a participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the participant’s outstanding awards will become fully exercisable and any restrictions on such awards will lapse as of the date of such termination. If the restrictions on any such awards are based, in whole or in part, on performance, the applicable award agreement will specify how the portion of the award that becomes vested will be calculated.

In connection with a Reorganization Event, if all outstanding awards are not assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards on such terms as the Board determines without the consent of any participant (provided that the Board is not obligated to treat all awards, participants or types of awards the same in connection with a Reorganization Event):

●	upon written notice to a participant, provide that all of the participant’s unexercised and/or unvested awards will terminate immediately prior to such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice;
●	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, prior to or upon such Reorganization Event;
●	in the event of a Reorganization Event in connection with which holders of Ordinary Shares will receive per share cash consideration, provide that awards will be terminated and participants will receive cash-out payments for their awards equal to (i) the number of shares subject to the vested portion of the award (after giving effect to any vesting acceleration upon or immediately prior to such Reorganization Event) multiplied by (ii) the excess, if any, of the per share purchase price over the exercise, measurement or purchase price of such award and any applicable tax withholdings;
●	provide that, in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or
●	any combination of the foregoing.

In general terms, a “Reorganization Event” under the Amended 2014 Plan occurs if:

●	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then-outstanding voting securities;
●	we consummate the sale of all or substantially all of the property or assets of the Company; or
●	we merge or consolidate with another entity that results in the shareholders of the Company immediately before the merger or consolidation owning, in the aggregate, less than 51% of the voting stock of the surviving entity.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company, the Company may not, without obtaining Shareholder approval, (i) amend the terms of outstanding options or share appreciation rights to reduce the exercise price or measurement price of such awards, (ii) cancel outstanding options or share appreciation rights in exchange or substitution for options or share appreciation rights with an exercise price or measurement price that is less than the exercise price or measurement price of the original options or share appreciation rights or (iii) cancel outstanding options or share appreciation rights with an exercise price or measurement price above the current share price in exchange or substitution for cash or other securities.

Valuation

The fair market value per Ordinary Share on any relevant date under the Amended 2014 Plan will be deemed to be equal to the closing sale price per share during regular trading hours on the relevant date on the Nasdaq Global Select Market (or any other national securities exchange on which the Ordinary Shares are at the time primarily traded).  On April 13, 2026, the fair market value per Ordinary Share determined on such basis was $17.92. Alternatively, the fair market value per Ordinary Share on the relevant date of grant may be deemed to be the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten (10) trading days following the date of grant.

Tax Withholding

The participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an award or approved by the Board in its sole discretion, a participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Transferability

Awards under the Amended 2014 Plan may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant, except by will or the laws of descent and distribution applicable to such participant or, with respect to awards other than incentive share options, pursuant to a domestic relations order.  Only a participant may exercise rights under an award during the participant’s lifetime.  The Board may provide in a grant instrument that a participant may transfer awards to immediate family members, or one or more trusts or other entities for the benefit of or owned by immediate family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend, suspend or terminate our Amended 2014 Plan at any time, except that our Shareholders must approve an amendment if such approval is required in order to comply with Section 422 of the Code or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with Shareholder approval, the Amended 2014 Plan will terminate on June 9, 2036.

Establishment of Sub-Plans

The Board may from time to time establish one or more sub-plans under the Amended 2014 Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions.

Clawback

All awards made under the Amended 2014 Plan shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board, including the Company’s Compensation Clawback Policy (which for the avoidance of doubt, applies to all awards granted pursuant to the Amended 2014 Plan, whether time-based or performance-based) and the Company’s right to recover awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the Amended 2014 Plan if a participant violates any applicable restrictive covenants in favor of the Company to which the participant is subject.

The Company’s granting practice during the years ended December 31, 2023, 2024 and 2025 was as follows:

Year	Options	RSU	PSU (1)	Forfeitures / Cancellations	Total
2023	1,650,030	1,770,025	—	(1,569,460)	1,850,595
2024	1,093,080	1,321,360	180,000	(2,019,104)	575,336
2025	1,220,410	1,751,190	—	(1,238,106)	1,733,494
Total	3,963,520	4,842,575	180,000	(4,826,670)	4,159,425
(1)Performance share units are presented in the year they were granted by the Board.

The above grants include the following grants made to the Board:

Year	Options	RSU	PSU	Forfeitures / Cancellations	Total
2023	392,980	191,100	—	—	584,080
2024	370,380	206,560	—	(51,113)	525,827
2025	280,410	154,790	—	(104,081)	331,119
Total	1,043,770	552,450	—	(155,194)	1,441,026

Dilution Analysis

As of March 31, 2026 the Company’s capital structure consisted of 63,033,249 Ordinary Shares outstanding. As described above, as of March 31, 2026, 2,593,895 Ordinary Shares remain available for grant of awards under the 2014 Plan (assuming target performance of performance-based awards).

The table below shows our potential dilution levels based on our fully diluted Ordinary Shares outstanding as of March 31, 2026 and our request for 350,000 additional Ordinary Shares to be available for awards under the Amended 2014 Plan. The proposed increase of 350,000 Ordinary Shares represents 0.5% of fully diluted Ordinary Shares outstanding. The Company believes that the potential dilution associated with the proposed increase in Ordinary Shares available pursuant to the Amended 2014 Plan is reasonably consistent with market practice.

The information in the table below is as of March 31, 2026, unless described otherwise.

Share Options Outstanding as of March 31, 2026 (1)	5,267,117
Weighted Average Exercise Price of Share Options Outstanding as of March 31, 2026	$ 15.90
Weighted Average Remaining Term (in years) of Share Options Outstanding as of March 31, 2026	7.4
Restricted Share Units Outstanding as of March 31, 2026 (1)	2,691,767
Performance Share Units Outstanding as of March 31, 2026 (1)(2)	137,500
Total Equity Awards Outstanding as of March 31, 2026 (3)	8,096,384
Shares Available for Grant under the 2014 Plan as of March 31, 2026	2,593,895
Additional Shares Requested under the 2014 Plan Amendment	350,000

Total Potential Overhang under the 2014 Plan Amendment as of March 31, 2026 (4)	11,040,279
Ordinary Shares Outstanding as of March 31, 2026	63,033,249
Fully Diluted Ordinary Shares (5)	74,073,528
Potential Dilution of 350,000 Additional Shares as a Percentage of Fully Diluted Ordinary Shares	0.5%

(1)Includes share options and restricted share units granted by the Company as inducement grants to employees outside of the 2014 Plan.
(2)	Assumes outstanding performance share units will be settled based on achievement of target performance levels.
(3)“Total Equity Awards Outstanding” represents the sum of outstanding share options, restricted share units and performance share units.
(4)“Total Potential Overhang” reflects the sum of (i) Ordinary Shares subject to outstanding equity awards (as of March 31, 2026), plus (ii) the number of Ordinary Shares available for grant under the 2014 Plan (as of March 31, 2026), plus (iii) total Ordinary Shares requested under the Amended 2014 Plan.
(5)“Fully Diluted Ordinary Shares” reflects the sum of (i) the total number of Ordinary Shares outstanding, plus (ii) the number of Ordinary Shares subject to outstanding equity awards, plus (iii) the number of Ordinary Shares available for grant under the 2014 Plan, plus (iv) the number of additional Ordinary Shares requested under the Amended 2014 Plan, in each case of (i) – (iii) as of March 31, 2026. Excludes 526,316 Ordinary Shares issuable upon the exercise of pre-funded warrants outstanding as of March 31, 2026.

Certain U.S. Federal Income Tax Aspects

The following is a summary of certain U.S. federal income tax consequences of awards under the Amended 2014 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon the exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Share Awards

A participant generally will not be taxed upon the grant of share awards subject to restrictions but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Share Units

In general, the grant of share units will not result in income for the participant or a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Share Appreciation Rights

A participant who is granted a share appreciation right generally will not recognize ordinary income upon receipt of the share appreciation right. Rather, at the time of exercise of such share appreciation right, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a share appreciation right will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Share-Based Awards

With respect to other share-based awards granted under the Amended 2014 Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Amended 2014 Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to each of its “covered employees” which generally includes all named executive officers. While the Compensation Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

New Plan Benefits

Grants under the Amended 2014 Plan are discretionary, so it is currently not possible to predict the number of Ordinary Shares that will be granted or who will receive grants under the Amended 2014 Plan after the Amendment Effective Date. No awards have been previously granted that are contingent on the approval of the Amended 2014 Plan.

VOTE REQUIRED

This proposal requires a two-third majority of votes cast in favor of the proposal if less than half of our issued share capital is present or represented by proxy at the 2026 Annual Meeting. If at least half of our issued share capital is present or represented by proxy, a simple majority is sufficient to adopt this proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the Amended 2014 Plan, as set forth in this Proxy Statement for the 2026 Annual Meeting.

VOTING PROPOSAL NO. 13

AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION TO REFLECT THE LARGE COMPANY REGIME

Our Board is proposing to the general meeting an amendment to our Articles of Association to reflect the Dutch large company regime (structuurregime) (the “Large Company Regime Amendment”). At the 2026 Annual Meeting, our Shareholders will be asked to resolve upon the Large Company Regime Amendment.

The Company will become subject to the Dutch large company regime by operation of Dutch law on August 10, 2026, regardless of the outcome of the vote on this Proposal No. 13. The main consequences of the application of this regime include the following matters:

●	our executive directors will be appointed, and can be suspended or dismissed, by the group of our non-executive directors, instead of our general meeting;
●	our non-executive directors will be appointed by our general meeting based on nominations to be prepared by the group of our non-executive directors taking into account recommendation rights that our general meeting and the works council of our subsidiary uniQure biopharma B.V. (the “Works Council”) will have;
●	for one third of our non-executive directors (rounded down to the nearest whole number), the Works Council will have a so-called enhanced right of recommendation, meaning that such a recommendation must be followed, unless our non-executive directors believe that the person so recommended would be unfit to serve or that the composition of the group of non-executive directors would become improper if the recommendation were followed;
●	at least one non-executive director who was appointed based on the Works Council’s enhanced right of recommendation will have to serve on our Compensation Committee;
●	our general meeting will be able to reject nominees for appointment as non-executive directors by simple majority of votes cast, provided that these votes represent at least one-third of our issued share capital;
●	our general meeting will only be able to dismiss our non-executive directors as a collective, which will require a simple majority of votes cast, provided that these votes represent at least one-third of our issued share capital;
●	our Board will have to consist of at least three non-executive directors (which is presently already the case);
●	certain additional director qualification rules will apply to our non-executive directors; and
●	certain resolutions of our Board will be subject to the approval of the group of non-executive directors;

The purpose of the Large Company Regime Amendment is mostly intended to reflect the regime that will become applicable to the Company by operation of Dutch law on August 10, 2026. As part of the Large Company Regime Amendment, the charter of the Company’s Nominating and Corporate Governance Committee is expected to be amended to include certain mandatory provisions in the Company’s board profile (which amended charter will be made available on the Company’s website). In addition, as part of the Large Company Regime Amendment, our Articles of Association will be updated to reflect certain technical amendments, including, in no particular order of importance, amendments:

●	to reflect or give effect to certain changes in Dutch law;
●	to reflect or give effect to pending legislation which – if enacted in its current form – would allow us to hold fully virtual general meetings;
●	to clarify the property law regime applicable to our Ordinary Shares in a manner consistent with Dutch law;

●	to allow our Board to charge amounts against our reserves in case of an issuance of Ordinary Shares, which will simplify and facilitate, among other matters, the issuance of Ordinary Shares pursuant to our employee and director incentive plans on a cashless basis;
●	to add an additional exception to the indemnification provision in our Articles of Association dealing with situations where a settlement by an indemnitee is effected without our consent;
●	to clarify when our non-executive directors may appoint a temporary replacement director in the event of the absence or inability to act of one or more directors;
●	to make gender-specific references more gender-neutral;
●	to clarify the consequences of a vote cast as an abstention at our general meetings;
●	to introduce the possibility of setting a record date for dividends and other distributions as is customary for publicly traded companies like us;
●	relocating some of the provisions dealing with dividends to a different section of our Articles of Association and expanding such provisions to also cover other types of distributions in a manner consistent with Dutch law; and
●	generally, to make certain textual improvements and rectifications.

If our general meeting resolves to effect the Large Company Regime Amendment, we will implement such amendment with effect from August 10, 2026.

Therefore, our Board proposes to the general meeting to resolve that our Articles of Association be amended to read as reflected in Appendix B (unofficial English version) and Appendix C (official Dutch version) of this Proxy Statement, each marked to show the changes described in this Proposal No. 13.

If this proposal passes, each civil law notary, candidate civil law notary and lawyer working with NautaDutilh N.V., our Dutch legal counsel, will be authorized to execute the Dutch notarial deed of amendment to our Articles of Association in order to implement such proposal.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends Shareholders to vote “FOR” the amendment of our Articles of Association to reflect the large company regime and certain technical updates as described above, including the authorization of NautaDutilh N.V. to effect such amendment as described above.

VOTING PROPOSAL NO. 14

AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION TO INCREASE THE
AUTHORIZED SHARE CAPITAL AND NUMBER OF ORDINARY SHARES

The authorized share capital of the Company amounts to four million euro (EUR 4,000,000) and is divided into eighty million (80,000,000) shares, each with a nominal value of five eurocent (EUR 0.05). As of March 31, 2026, there were 71,655,949 Ordinary Shares outstanding on a fully diluted basis, with 8,344,051 Ordinary Shares remaining available for issuance (or 10.4%).

Under Dutch law, the number of Ordinary Shares that we may issue is limited by our authorized share capital. The current authorized share capital is likely insufficient to provide sufficient flexibility for potential financing or acquisition transactions or equity incentives awards. For example, the Company may need additional capital to fund the further development of our product candidates and for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses. We may also require additional capital to acquire or invest in businesses that are complementary to our own, although we have no commitments or agreements with respect to any acquisitions as of the date of this Proxy Statement.

Under Dutch law, increasing the authorized share capital requires an amendment of our Articles of Association. It is proposed by the Board to increase the authorized share capital by twenty million (20,000,000) shares to five million euro (EUR 5,000,000) and divided into one hundred million (100,000,000) shares, each with a nominal value of five eurocent (EUR 0.05).

Our Board therefore proposes to the general meeting to resolve that Article 3.1.1 of our Articles of Association be amended to read as follows, which is also reflected in Appendix B (unofficial English version) and Appendix C (official Dutch version) of this Proxy Statement, each marked to show the change described in this Proposal No. 14:

In the unofficial English version:

“3.1.1.	The authorized capital of the Company amounts to five million euro (EUR 5,000,000) divided into one hundred million (100,000,000) shares, each with a nominal value of five eurocent (EUR 0.05).”

In the official Dutch version:

“3.1.1.

Het maatschappelijk kapitaal van de Vennootschap bedraagt vijf miljoen euro (EUR 5.000.000) en bestaat uit honderd miljoen (100.000.000) aandelen, elk met een nominale waarde van vijf eurocent (EUR 0,05).”

If this proposal passes, each civil law notary, candidate civil law notary and lawyer working with NautaDutilh N.V., our Dutch legal counsel, will be authorized to execute the Dutch notarial deed of amendment to our Articles of Association in order to implement such proposal.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Brokers are expected to have discretion to vote on this item.

BOARD RECOMMENDATION

The Board unanimously recommends Shareholders to vote “FOR” the amendment of our Articles of Association to increase our authorized share capital and number of Ordinary Shares as described above, including the authorization of NautaDutilh N.V. to effect such amendment as described above.

VOTING PROPOSAL NO. 15

AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION TO INCLUDE A FEDERAL FORUM SELECTION PROVISION

Our Board is proposing to the general meeting an amendment to our Articles of Association, by adding a new provision stating that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts (the “Federal Forum Selection Amendment”). At the 2026 Annual Meeting, our Shareholders will be asked to resolve upon the Federal Forum Selection Amendment.

The Board believes that the Company and its Shareholders will benefit from having potential disputes as described above litigated at the U.S. federal district courts. The Federal Forum Selection Amendment is intended to provide for an efficient process for resolution of such disputes and to protect the Company against plaintiff forum shopping and the filing of parallel lawsuits in state and federal jurisdictions, to facilitate consolidation of multi-jurisdictional litigation and provide efficiencies in managing the procedural aspects of securities litigation. It is possible that a court of law could find this choice of forum provision to be inapplicable or unenforceable if challenged in a proceeding or otherwise.

Although the Board is proposing the Federal Forum Selection Amendment to the general meeting for the reasons cited above, if this proposal passes, the effects of this amendment may include that this provision could impose additional litigation costs on Shareholders who assert that the provision is not enforceable and may impose more general additional litigation costs in pursuing any such claims, discourage claims or limit Shareholders’ ability to bring a claim in a U.S. state court forum that they find favorable.

Our Board proposes to the general meeting to resolve that a new Article 12 be added to our Articles of Association to read as follows, which is also reflected in Appendix B (unofficial English version) and Appendix C (official Dutch version) of this Proxy Statement, each marked to show the change described in this Proposal No. 15:

In the unofficial English version:

“12.	FEDERAL FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.”

In the official Dutch version:

“12.	FEDERALE FORUMKEUZE

Tenzij de Vennootschap schriftelijk instemt met een andere forumkeuze, zijn de federale arrondissementsrechtbanken (federal district courts) van de Verenigde Staten van Amerika exclusief bevoegd voor het behandelen van een aanklacht waaronder een rechtsvordering wordt ingesteld uit hoofde van de Amerikaanse Securities Act of 1933, zoals gewijzigd, voor zover toegestaan onder het toepasselijke recht.”

If this proposal passes, each civil law notary, candidate civil law notary and lawyer working with NautaDutilh N.V., our Dutch legal counsel, will be authorized to execute the Dutch notarial deed of amendment to our Articles of Association in order to implement such proposal.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends Shareholders to vote “FOR” the amendment of our Articles of Association to include a federal forum selection provision as described above, including the authorization of NautaDutilh N.V. to effect such amendment as described above.

CORPORATE GOVERNANCE

Board Leadership Structure and Composition

We have a one-tier board structure under Dutch law, meaning that executive and non-executive directors are members of the same board of directors. Our Articles of Association provide that the number of members of our Board will be determined by our Board, provided that the Board shall be comprised of at least one executive director and at least one non-executive director and provided further that the number of executive directors shall at all times be less than the number of non-executive directors. Our Board currently consists of eight directors, one of whom is an executive director and seven of whom are non-executive directors. If a director is to be appointed, the non-executive directors make a binding nomination, which is approved by the general meeting of shareholders pursuant to the procedure described in Voting Proposals No. 3, 4 and 5. Under our Articles of Association, a general meeting of shareholders may suspend or dismiss a director by at least a two-thirds majority of votes cast, provided that such majority represents more than half of the issued share capital. The Board may suspend (but may not dismiss) an executive director. In the event of an absence or inability to act with respect to one or more of the directors, our Articles of Association provide that the non-executive directors shall be authorized to temporarily fill the vacant position for a period up to the first general meeting, or in the case of a director unable to act, up to the moment he or she is no longer unable to act.

Under our Articles of Association and Dutch law, the members of our Board are collectively responsible for our management, general and financial affairs, and policy and strategy. Our executive director is primarily responsible for managing our day-to-day affairs. Our non-executive directors supervise our executive director and our general affairs and provide general advice to him. In performing their duties, our directors are guided by the interest of our Company and, with the boundaries set by relevant Dutch law, must consider the relevant interests of our stakeholders. In consultation with the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has determined that the current board structure is appropriate for the Company.

Having staggered, multiple-year terms for our directors provides for stability, continuity, and experience among our Board members. Further, the Board believes that building a cohesive board of directors is an important goal. In our industry in particular, long-term focus is critical. The time horizon required for the successful development of gene therapies makes it vital that our Board understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of our business and operations. Our current board structure helps to ensure that there will be the continuity and stability of leadership required to resist the pressure to focus on short-term results at the expense of the long-term value and success of the Company. Our future success depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and shareholder special interest groups.

Under our Articles of Association and consistent with Dutch corporate governance principles, the Board appoints an executive director as Chief Executive Officer and appoints a non-executive director as Chair of the Board. We believe that the separation of these roles serves our shareholders and the Company well. David Meek currently serves as our Chair. The duties and responsibilities of the Chair include, among others: determining the agenda and chairing the meetings of the Board, monitoring our Board to ensure that it operates effectively, ensuring that the directors receive accurate, timely, and clear information, encouraging active engagement by all directors, promoting effective relationships and open communication between the non-executive directors and the executive directors, and monitoring effective implementation of our Board decisions.

There are no arrangements or understandings between the directors or senior management and any other person pursuant to which our directors or senior management have been selected for their respective positions.

Directors and Executive Officers

Set forth below are the names of our current directors and current executive officers, their ages (as of March 31, 2026), all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

Name	Age	Position
Matthew Kapusta	53	Chief Executive Officer, Executive Director
David Meek	62	Non-Executive Director
Madhavan Balachandran	75	Non-Executive Director
Robert Gut, M.D., Ph.D.	61	Non-Executive Director
Rachelle Jacques	54	Non-Executive Director
Jack Kaye	82	Non-Executive Director
Leonard Post, Ph.D.	73	Non-Executive Director
Jeremy Springhorn, Ph.D.	63	Non-Executive Director
Walid Abi-Saab M.D.	60	Chief Medical Officer
Christian Klemt	53	Chief Financial Officer
Kylie O'Keefe	41	Chief Customer and Strategy Officer
Jeannette Potts	64	Chief Legal and Compliance Officer

See “Proposals Nos. 3, 4 & 5” for biographical information of our non-executive director nominees at the 2026 Annual Meeting.

MATTHEW KAPUSTA has served as our Chief Executive Officer since December 2016 and currently serves on our Board. Mr. Kapusta also served as our Chief Financial Officer from January 2015 until June 2021. Mr. Kapusta also serves as a member of the Board of Directors and Executive Committee of the Alliance of Regenerative Medicine. Prior to joining uniQure, Mr. Kapusta held executive roles at AngioDynamics (Nasdaq: ANGO) from 2011 to 2015 and Smith & Nephew (NYSE: SNN) from 2009 to 2011. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life-sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens, and PaineWebber. In addition, Mr. Kapusta has served as a member of the board of directors of Genezen, a private contract development and manufacturing organization, since July 2024, and previously served as a director of Decibel Therapeutics (Nasdaq: DBTX) from March 2023 to September 2023 prior to its acquisition by Regeneron Pharmaceuticals. Mr. Kapusta holds an MBA from New York University’s Stern School of Business, a B.B.A. from University of Michigan’s Ross School of Business and earned his C.P.A license while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our Chief Executive Officer and as an Executive Director due to his broad expertise in the life science and finance industries.

DAVID MEEK has served as a member of our Board since June 2018 and as Chair of our Board since June 2021. Mr. Meek has more than 30 years of experience in the biopharmaceutical industry where he has held various global executive positions in major pharmaceutical and biotechnology companies. Since June 2025, Mr. Meek has been Chief Executive Officer of Genetix Biotherapeutics, a private commercial-stage biotechnology company. Mr. Meek previously served as Chief Executive Officer and Director of Mirati Therapeutics, Inc. (Nasdaq: MRTX), a publicly traded commercial-stage oncology biotech company, from September 2021 to August 2023. Mirati has since been acquired by Bristol Myers Squibb. From January 2020 to March 2021, Mr. Meek served as President, Chief Executive Officer and Director of FerGene, Inc., a gene therapy biotechnology company focused on the treatment of cancer. From July 2016 to January 2020, Mr. Meek served as Chief Executive Officer and Director of Ipsen, a French publicly traded global biopharmaceutical company. From July 2014 to June 2016, he was Executive Vice-President and President of the oncology division of Baxalta Incorporated prior to its acquisition by Shire plc. He spent two years as the Chief Commercial Officer of Endocyte from August 2012 to July 2014. Mr. Meek also spent eight years at Novartis as a global franchise head from January 2005 to June 2007, CEO of Novartis Canada from July 2007 to December 2009, and region head of oncology for northern, central and Eastern Europe from January 2010 to August 2012. Mr. Meek has served as Chairman of the board or directors of Sobi, a Swedish publicly listed biopharmaceutical company focused on rare diseases since December 2024, and also serves as a member of the boards of directors of Cullinan Therapeutics (Nasdaq: CGEM) since May 2024. He began his biopharma career at Johnson & Johnson and Janssen Pharmaceuticals where he worked from July 1989 to December 2004 and where he held increasingly senior levels of executive roles. Mr. Meek holds a B.A. from the University of Cincinnati. We believe Mr. Meek is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

ROBERT GUT, PH.D. has served as a Non-Executive Director on our Board since June 2022. Dr. Gut first joined our Board in June 2018 and previously served as both a Non-Executive and an Executive Director, having served as our Chief Medical Officer from August 2018 until October 2020. As our Chief Medical Officer, Dr. Gut led clinical development, clinical operation, and medical team activities that successfully initiated and executed our HOPE-B pivotal trial of etranacogene dezaparvovec for hemophilia B and our Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease. In October 2020, he resigned as Chief Medical Officer and as Executive Director (because under Dutch law, our Executive Directors must hold an executive position with the Company). In December 2020, he was reappointed to the Board as a Non-Executive Director. Dr. Gut has more than 25 years of experience in the biopharmaceutical industry, leading clinical development and medical affairs activities in rare disorders and other therapeutic areas. For most of his career, Dr. Gut worked at Novo Nordisk Inc. (NYSE: NVO), where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology, and women’s health (NovoSeven®, Norditropin®, and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over his career, Dr. Gut has worked on many INDs and BLAs submissions, early-stage and late-stage drug development. He helped to achieve 11 different FDA and EMA approvals and the successful launches of those products, overseeing medical activities, including medical science liaisons and health economics and outcomes teams. He has also served for the FDA’s Center for Drug Evaluation and Research as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management. Dr. Gut was the Chief Medical Officer of Versartis, Inc. in 2017. He received his Doctor of Medicine degree from the Medical University of Lublin and his Doctorate from the Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford, and Harvard Business School. We believe Dr. Gut is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

RACHELLE JACQUES has served as a member of our Board since October 2021. Ms. Jacques has more than 25 years of industry experience, with strong global experience in strategic, cross-functional leadership roles spanning finance, business operations, manufacturing and commercial, including the successful launches of several novel therapies for rare diseases. Ms. Jacques is currently the Chief Executive Officer of Vasque Bio, a private pre-clinical stage biopharmaceutical company. Ms. Jacques previously served as President and Chief Executive Officer and a board member of Akari Therapeutics, plc (Nasdaq: AKTX), a late-stage biopharmaceutical company focused on innovative therapeutics to treat orphan autoimmune and inflammatory diseases, from March 2022 to May 2024. From February 2019 to March 2022, Ms. Jacques served as the Chief Executive Officer of Enzyvant Therapeutics, Inc., focusing on the development of transformative regenerative therapies for rare diseases. From August 2017 to February 2019, she served as Senior Vice President and Global Complement Franchise Head at Alexion Pharmaceuticals, Inc. where she was responsible for global franchise strategy development and execution across the therapeutic areas of hematology, nephrology, and neurology. From January 2016 to June 2017, she served as Vice President of U.S. Hematology Marketing at Baxalta Incorporated and then Shire plc, following Shire’s acquisition of Baxalta in 2016. From July 2015 to June 2016, Ms. Jacques served as Vice President of Business Operations at Baxalta after its spinoff from Baxter International. Ms. Jacques held multiple leadership positions at Baxter, including Vice President of Finance, U.S. BioScience Business. Earlier in her career, Ms. Jacques served in various roles at Dow Corning Corporation, including operational management positions in the U.S., Europe, and China. Ms. Jacques received her B.A. in business administration from Alma College. Earlier in her career Ms. Jacques served as a financial auditor for Ernst & Young and Deloitte & Touche. Ms. Jacques is currently the chair of the board and has served on the board of directors of Corbus Pharmaceuticals (Nasdaq: CRBP) since April 2019 and previously served on the board of directors of Viela Bio from April 2020 to February 2021. She is a founding member of the Alliance for Regenerative Medicine Action for Equality Task Force, and was a member of the board of trustees of Alma College from 2022 to 2026. We believe Ms. Jacques is qualified to serve as a Non-Executive Director due to her extensive experience in the biotechnology industry.

JEREMY SPRINGHORN, PH.D. has served as a member of our Board since September 2017. From April 2021 until January 2026, Dr. Springhorn was Chief Executive Officer of Nido Biosciences, a developer of small molecule therapeutics. Prior to taking his position at Nido, Dr. Springhorn was Chief Business Officer of Syros Pharmaceuticals, Inc. (Nasdaq: SYRS) from November 2017 until April 2021. Prior to taking his position at Syros, Dr. Springhorn served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs in helping companies in various strategic and corporate development capacities, creating next generation startups, and working with Flagship’s Corporate Limited Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and was one of the original inventors of the drug Soliris®. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2006 until March 2015. Dr. Springhorn started at Alexion in 1992, where he served in various leadership roles in R&D before switching to Business Development in 2006. Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and his BA from Colby College. We believe Dr. Springhorn is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

WALID ABI-SAAB, M.D. has served as our Chief Medical Officer since June 2023. Prior to uniQure, Dr. Abi-Saab was Chief Medical Officer of Galapagos, a Belgium-based biopharmaceutical company, from May 2017 through May 2022. While at Galapagos, Dr. Abi-Saab expanded the company’s development organization and led the company through a critical and transformative phase, including the successful completion of the Phase 3 studies of filgotinib (Jyseleca®) in rheumatoid arthritis and ulcerative colitis. Prior to joining Galapagos, Dr. Abi-Saab served as Group Vice President, Global Clinical Development at Shire, where he was responsible for the clinical development plans of all programs in the therapeutic area and oversaw the development of more than 10 marketed products and other programs in rare diseases and specialty pharmaceuticals. He also has previously held leadership positions at Novartis, Abbott Laboratories, and Pfizer, and served as a resident, research fellow, and assistant professor at Yale University School of Medicine, where he completed a Psychiatry residency training and a Neuroscience research fellowship. He obtained his bachelor’s degree in biology from the American University of Beirut, Lebanon and his M.D. at the Université Saint Joseph in Beirut.

CHRISTIAN KLEMT has served as our Chief Financial Officer since June 2021. Previously, Mr. Klemt served as our Chief Accounting Officer from August 2017 to June 2021, and as our Global Controller from September 2015 until August 2017. He oversees the finance and IT function and serves as general manager of our Dutch site. As the Company’s CFO, he has raised more than $1 billion in capital. Mr. Klemt for over 20 years has held finance leadership positions including earlier in his career with CGG SA (NYSE: CGG) and Basell N.V. (now LyondellBasell N.V.) (NYSE: LBI). Mr. Klemt holds a master’s degree in Business Administration from the University of Muenster, Germany and qualified as a German Certified Public Accountant and Tax Advisor while employed at KPMG.

KYLIE O’KEEFE joined uniQure as Chief Customer and Strategy Officer in June 2025. In this role, she leads the development and execution of uniQure’s global commercialization strategy. Her responsibilities include all commercial functions and medical affairs. Ms. O’Keefe is an accomplished business leader with broad biopharmaceutical experience and a proven track record in rare diseases and gene therapy. Most recently, she served as the Chief Commercial Officer at PTC Therapeutics, where she led global commercial strategy, operations and portfolio management for multiple rare neurology and metabolic commercial products across more than 50 countries. During her tenure at PTC from May 2018 to September 2024, Ms. O’Keefe led several strategically significant commercial launches and supported corporate strategy and pipeline development for both small molecules and gene therapies including Upstaza™ (AADC deficiency). She also directed the development and execution of reimbursement strategies, including payer engagement and health economic assessments, and led business development and investor relations. Earlier in her career, Ms. O’Keefe held key roles at LEO Pharma from December 2010 to February 2018 where she launched a portfolio of pharmaceutical products in more than 50 countries. Ms. O’Keefe holds a Bachelor’s degree in Biotechnology Innovation from Queensland University of Technology in Brisbane, Australia and a Graduate diploma in Managing Medical Product Innovation from Copenhagen Business School in Frederiksberg, Denmark.

JEANNETTE POTTS, PH.D., J.D. has served as our Chief Legal and Compliance Officer since May 2023 and Corporate Secretary since June 2023. Prior to joining uniQure, Dr. Potts was an executive legal consultant from October 2022 to May 2023. She previously served as Senior Vice President, General Counsel and Corporate Secretary of Forma Therapeutics Holdings, Inc. from September 2019 to October 2022. Dr. Potts served in various roles at the U.S. headquarters of Takeda Pharmaceuticals Company Limited, most recently as Vice President, Head Counsel, Research and Development from March 2019 through August 2019, and as Vice President, Legal, Head, Global Research and Development Legal Practice Group from March 2015 through March 2019 and Vice President, Legal from March 2013 to March 2015. Dr. Potts holds a B.A. in biology from Smith College, a Ph.D. in anatomy and cell biology from the University of Virginia and a J.D. cum laude from Suffolk University.

Risk Oversight

The Board, in its advisory capacity, and the Company’s management regularly review the Company’s strategic plan, which includes, among other things, the various business, clinical, developmental, financial, and other market risks confronting, and opportunities available to, the Company at any given time. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Rules for the Board of Directors, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees. Each of our Board’s committees also oversees the management of the Company’s risk that falls within each committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee of the Board (the “Audit Committee”) is delegated the responsibility to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control for such exposures. In addition, the Audit Committee is responsible for the oversight of risks from cybersecurity threats and receives regular updates from senior management, including leaders from our information technology, legal and compliance teams regarding matters of cybersecurity.

The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate. The Compensation Committee of the Board (the “Compensation Committee”) considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees. The Research & Development Committee of the Board (the “Research and Development Committee”) is charged with reviewing the Company’s research and development strategy as well as its technology and patent strategies and related risks. The Commercial Committee of the Board (the “Commercial Committee”) is charged with reviewing the Company’s commercial strategy and related operations. All committees are required, pursuant to their respective charters, to report regularly to the Board. The activities of the Audit, Compensation, Nominating and Corporate Governance, Research & Development and Commercial Committees are more fully described below.

Board Determination of Director Independence

Our Ordinary Shares are listed on the Nasdaq Global Select Market (“Nasdaq”), and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation committee be independent and, in the case of audit committees, satisfy additional independence criteria set forth in Rule 10A-3, under the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in fulfilling the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of Madhavan Balachandran, Robert Gut, Rachelle Jacques, Jack Kaye, David Meek, Leonard Post and Jeremy Springhorn has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. Our Board has determined that Matthew Kapusta does not qualify as “independent” under the Nasdaq rules. Our Board has also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC rules, and the Nasdaq rules, as applicable, and that the current members of the Nominating and Corporate Governance Committee are also independent. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities as they may relate to the Company and the Company’s management.

Board Meetings

The Board met thirteen (13) times during the calendar year ended December 31, 2025. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during the year ended December 31, 2025. All of our directors attended the 2025 Annual Meeting.

The Company encourages its directors to attend the annual and extraordinary general meetings of shareholders. Executive sessions, or meetings of the independent directors without management present, are held regularly.

Committees and Committee Meetings

The Board has a standing Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, Research & Development Committee, and Commercial Committee. Each of the committees is comprised solely of independent directors and is described more fully below. The members of each committee are appointed by our Board. From time to time, the Board may establish other committees. Below is a description of the five principal committees of our Board.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is currently comprised of Jack Kaye, Rachelle Jacques, and Jeremy Springhorn. Mr. Kaye serves as the Chair of the Audit Committee. The Audit Committee has determined that Mr. Kaye is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). Each of Mr. Kaye, Ms. Jacques, and Dr. Springhorn satisfies the director independence standards and the independence standards for members of the Audit Committee established by the SEC and Nasdaq.

The Audit Committee is governed by the Audit Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Audit Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Audit Committee’s other responsibilities include recommending the selection of our independent registered public accounting firm; reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits; reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures; reviewing and approving related party transactions; and reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm. The Audit Committee has the authority to engage independent legal, accounting, and other advisors, as it determines necessary to perform its duties.

The Audit Committee met eight (8) times during 2025.

Compensation Committee

The Compensation Committee is currently comprised of Madhavan Balachandran, Jack Kaye, and David Meek. Mr. Balachandran serves as the Chair of the Compensation Committee. Each of Mr. Balachandran, Mr. Kaye, and Mr. Meek satisfies the director independence standards and the independence standards for members of the Compensation Committee established by the SEC and Nasdaq.

The Compensation Committee is governed by the Compensation Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Compensation Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Compensation Committee’s other responsibilities include reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers; overseeing the evaluation of the Company’s senior executives; reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and administering our stock equity plans.

Without further action from the Board, the Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation and is empowered to pay compensation to such consultants and other outside advisors. The Compensation Committee retained WTW (formerly Willis Towers Watson) to act as a compensation consultant during the year ended December 31, 2025 to assist in designing and reviewing our management and director compensation programs. For further information, please refer to “Compensation Discussion and Analysis,” below. In addition, the Compensation Committee may delegate from and delegate authority to one or more subcommittees as it deems necessary or appropriate from time to time under the circumstances.

The Compensation Committee met eight (8) times during 2025.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Jeremy Springhorn, Rachelle Jacques, and David Meek. Dr. Springhorn currently serves as the Chair of the Nominating and Corporate Governance Committee. Each of Dr. Springhorn, Ms. Jacques, and Mr. Meek satisfy the independence standards established by the SEC and Nasdaq.

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Nominating and Corporate Governance Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Nominating and Corporate Governance Committee’s other responsibilities include identifying individuals qualified to become Board members and recommending to the Board the nominees for director at annual general meetings of shareholders; recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and leading the Board in its annual review of the Board’s performance.

The Nominating and Corporate Governance Committee met six (6) times during 2025.

Research & Development Committee

The Research & Development Committee is currently comprised of Leonard Post, Robert Gut and Jeremy Springhorn. Dr. Post currently serves as the Chair of the Research and Development Committee. Although neither the SEC nor Nasdaq requires that the members of the Research & Development Committee be independent, each of Dr. Post, Dr. Gut and Dr. Springhorn satisfy the independence standards established by the SEC and Nasdaq.

The Research & Development Committee is governed by the Research & Development Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Research & Development Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Research & Development Committee’s other responsibilities include: serving as an advisory body to the Board in matters related to the Company’s technology, research and development activities, product pipeline, and manufacturing platform; advising the Board on the strategic direction of the Company with respect to the Company’s technology; and evaluating the function and effectiveness of the Company’s research, development, manufacturing operations, clinical operations, and other technical, scientific and medical operations.

The Research & Development Committee met five (5) times during 2025.

Commercial Committee

The Commercial Committee is currently comprised of Rachelle Jacques, David Meek, Madhavan Balachandran and Jeremy Springhorn. Ms. Jacques currently serves as the Chair of the Commercial Committee. Although neither the SEC nor Nasdaq requires that the members of the Commercial Committee be independent, each of Ms. Jacques, Mr. Meek, Mr. Balachandran and Dr. Springhorn satisfy the independence standards established by the SEC and Nasdaq.

The Commercial Committee is governed by the Commercial Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Commercial Committee Charter.” The Commercial Committee’s responsibilities include: serving as an advisory body to the Board in matters related to the Company’s commercial strategy and operations, including with respect to commercial launch preparations and execution for the Company’s programs; and advising the Board on strategic commercial decisions.

The Commercial Committee met four (4) times during 2025.

Policies Governing Director Nominations

Director Nomination Process

Our Board is responsible for selecting its own members for appointment. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and the non-executive directors nominate, candidates to stand for appointment as directors.

Our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by Shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by Shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees for appointment to the Board for the Board’s approval.

Qualifications

The Nominating and Corporate Governance Committee may receive from shareholders and other recommendations for nominees for appointment to the Board and recommend to the Board candidates for Board membership for consideration by the shareholders at the annual general meeting of shareholders. In recommending candidates to the Board, the Nominating and Corporate Governance Committee takes into consideration the Board’s criteria for selecting new directors, including, but not limited to, integrity, past achievements, judgment, intelligence, relevant experience and a commitment to understanding the Company’s business and its industry and the ability of the candidate to devote adequate time to Board duties. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any Board candidate. We do however consider diversity in reviewing director candidates and do not discriminate based on race, religion, sexual orientation, sex or national origin. For the Board to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the Board should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.

Any shareholder wishing to recommend a candidate for Board membership should submit the recommendation in writing to Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands. The written submission should set forth the candidate’s qualifications as specified in the uniQure Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will consider all candidates recommended by shareholders who satisfy the minimum qualifications for director nominees and Board member attributes.

Code of Conduct, Corporate Governance Guidelines and Board Rules

We have adopted a code of conduct that is applicable to all our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions. The code of conduct is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Code of Conduct.” Our Board may grant (subject to applicable law) any waiver of our code of conduct for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law or Nasdaq regulations through a website posting or by filing a Current Report on Form 8-K with the SEC. We have also adopted corporate governance guidelines and board rules, which are applicable to the Company’s management and are available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Corporate Governance Guidelines and Rules for the Board of Directors.”

In addition to the Listing Rules of the Nasdaq Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as amended) contains several principles and best practices, with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as a “domestic” issuer, we comply with the Nasdaq corporate governance requirements.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “comply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the Company has chosen to apply different practices, we disclose in our 2025 Dutch Statutory Board Report that accompanies our 2025 Dutch Statutory Annual Accounts to what extent we do not comply with provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our 2025 Dutch Statutory Board Report may be found on the “Shareholder & Stock Info” section of our website at www.uniqure.com/shareholder-stock-info.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Pre-Approval Policy Regarding Related Person Transactions

The Board has adopted a related party transactions policy, pursuant to which the Chief Financial Officer and the Audit Committee are charged with reviewing and approving or disapproving related party transactions. A “Related Party Transaction” under the policy means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) where the amount involved or proposed to be involved exceeds $120,000 (or its equivalent in any currency), in which the Company or any of its controlled subsidiaries was, is or will be a participant (i.e., not necessarily a party) and in which any Related Party, as defined below, had, has or will have a direct or indirect material interest. The Company’s Related Party Transactions Policy supplements the provisions in the Company’s Code of Conduct and the Company’s Corporate Governance Guidelines and Rules for the Board of Directors concerning potential conflict of interest situations. Pursuant to the Related Party Transactions Policy, the compensation of directors and senior management is reviewed and approved by the Compensation Committee.

This written policy covers transactions or series of transactions in which the Company or any subsidiary participates, and a “Related Party” has or will have a direct or indirect material interest. For purposes of this policy, a “Related Party” is:

●	Each director and executive officer of the Company and any person who was serving as a director and/or executive officer at any time since the beginning of the Company’s last fiscal year;
●	Any nominee for appointment as a director of the Company;
●	Any security holder who is the beneficial owner or record holder of more than 5% of any class of the Company’s voting securities;
●	Any immediate family member of any of the foregoing persons. An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a director, executive officer, director nominee or greater than 5% security holder of the Company; and
●	Any entity that employs any person identified in the above or in which any person identified in the above directly or indirectly owns or has a material interest.

Pursuant to the Related Party Transactions Policy, each Company executive officer, director or nominee for director or any other officer or employee who intends to cause the Company to enter into a related party transaction must fully disclose to the Chief Financial Officer all material facts concerning a prospective transaction or arrangement involving the Company in which such person may have an interest. The Chief Financial Officer will review the information and make a preliminary, written conclusion as to whether the transaction is a related party transaction. If the preliminary conclusion is that the transaction would be a related party transaction, the Chief Financial Officer will present the information and his conclusion to the Audit Committee for review. If a member of the Audit Committee is involved in the transaction, that member will not participate in determining whether the related party transaction is approved or ratified by the Audit Committee. Annually, the Audit Committee will review any previously approved or ratified related party transactions that are continuing and determine based on then-existing facts and circumstances.

Before any related person transaction is approved, the following factors are to be considered:

●	The Related Party’s interest in the transaction;
●	The approximate value of the aggregate amount involved in the transaction;
●	The approximate value of the amount of the Related Party’s interest in the transaction;

●	A summary of the material terms of and facts relating to the transaction, including any documentation or proposed documentation for the transaction, and identification of the area(s) of the Company’s business directly relevant to the transaction;
●	Where the transaction involves the purchase or sale of products, property, or services, the availability of comparable products, property or services from or to (as applicable) unrelated third-party sources;
●	Whether the transaction was undertaken in the ordinary course of business of the Company;
●	An assessment of whether the transaction’s terms are comparable to terms available from or to (as applicable) unrelated third parties in an arms-length transaction;
●	The purpose of, and the potential benefits to the Company of the transaction; and
●	Any other information regarding the transaction or the Related Party in the context of the proposed transaction that would be material to investors considering the circumstances of the particular transaction.

Approval of a transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in, or not inconsistent with, the best interests of the Company.

Review of Related Person Transactions

Between January 1, 2025 and December 31, 2025, the Company did not engage in any transactions with the members of our Board, senior management, parties that held more than 5% of our Ordinary Shares during that period, and their affiliates, which we refer to as our related parties.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during the fiscal year ended December 31, 2025. No directors served on our Compensation Committee in 2025 other than those described herein.

Compensation of and Grants of Options to Certain Related Parties

In the period ended December 31, 2025, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants. We grant options and restricted share units (“RSUs”), to members of the Board and senior management. We also granted performance share units (“PSUs”) to senior management and certain other employees. Details of equity granted are included within the beneficial ownership table below.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Based on information publicly filed and provided to us by certain holders, the following table shows the number of our Ordinary Shares beneficially owned as of March 31, 2026 by (i) each person known by us to beneficially own more than five percent of our voting securities, (ii) each named executive officer, (iii) each of our directors, (iv) each of our director nominees, and (v) all of our current executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares that could be issued upon the exercise of outstanding equity awards and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2026 are considered outstanding. As of March 31, 2026, we had 63,033,249 Ordinary Shares outstanding. Unless otherwise stated in a footnote, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to our Ordinary Shares.

Unless otherwise noted below, the address of each director and named executive officer is c/o uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

	Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

5% or Greater Shareholders:
Avoro Capital Advisors LLC (1)	6,150,000	9.76%
FMR LLC (2)	6,059,574	9.61%
RTW Investments, LP (3)	3,711,462	5.89%
Aberdeen Group plc (4)	3,678,640	5.84%
G1 Execution Services LLC (5)	3,536,485	5.61%
State Street corporation (6)	3,231,043	5.13%
Directors and Named Executive Officers
Matthew Kapusta	1,400,634	2.22%
Christian Klemt	423,537	*
Walid Abi-Saab	222,587	*
Robert Gut	163,302	*
Jeannette Potts	161,184	*
Madhavan Balachandran	112,494	*
Jeremy Springhorn	112,491	*
David Meek	100,997	*
Leonard Post	89,429	*
Rachelle Jacques	83,731	*
Jack Kaye	61,036	*
All current executive officers and directors as a group (12 persons) (7)	2,931,422	4.65%

* Represents beneficial ownership of less than 1% of our outstanding Ordinary Shares.

(1)	This information is based solely on information reported in a Schedule 13G/A filed with the SEC on behalf of Avoro Capital Advisors LLC on February 17, 2026. According to the report, Avoro Capital Advisors LLC has sole voting power and sole dispositive power with respect to 6,150,000 Ordinary Shares. Avoro Capital Advisors LLC is the investment advisor for Avoro Life Sciences Fund LLC. Behzad Aghazadeh serves as the portfolio manager and controlling person of Avoro Capital Advisors LLC and may be deemed to have investment discretion and voting power over the shares. The address of Avoro Capital Advisors LLC is 110 Greene Street, Suite 800, New York, New York 10012.
(2)	This information is based solely on information reported in a Schedule 13G filed with the SEC on behalf of FMR LLC on November 5, 2025. According to the report, FMR LLC has sole voting power with respect to

6,037,813 Ordinary Shares and sole dispositive power with respect to 6,059,574 Ordinary Shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	This information is based solely on information reported in a Schedule 13G/A filed with the SEC on behalf of RTW Investments, LP (“RTW Investments”) on February 17, 2026. According to the report, RTW Investments is the investment adviser to certain funds (the “RTW Funds”) with respect to the 3,711,462 Ordinary Shares held by the RTW Funds and has shared voting and dispositive power with respect to such shares. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments. The address of RTW Investments is 40 10th Avenue, 7th Floor, New York, New York 10014.
(4)	This information is based solely on information reported in a Schedule 13G/A filed with the SEC on behalf of Aberdeen Group plc and abrdn Inc. on January 29, 2026. According to the report, Aberdeen Group plc and abrdn Inc. have shared voting power and shared dispositive power with respect to 3,678,640 Ordinary Shares. The address of Aberdeen Group plc is 1 George Street, Edinburgh, United Kingdom EH2 2LL. The address of abrdn Inc. is 1900 Market Street Suite 200, Philadelphia Pennsylvania 19103.
(5)	This information is based solely on information reported in a Schedule 13G filed with the SEC on behalf of G1 Execution Services, LLC, SIG Brokerage, LP, Susquehanna Portfolio Strategies, LLC, and Susquehanna Securities, LLC (together, the “Reporting Persons”) on February 13, 2026. According to the report, G1 Execution Services, LLC has sole voting power and sole dispositive power with respect to 3,536,485 Ordinary Shares, SIG Brokerage, LP has sole voting power and sole dispositive power with respect to 38,011 Ordinary Shares, Susquehanna Portfolio Strategies, LLC has sole voting power and sole dispositive power with respect to 28,708 Ordinary Shares, and Susquehanna Securities, LLC has sole voting power and sole dispositive power with respect to 3,469,750 Ordinary Shares. The Reporting Persons may be deemed a group and have shared voting and dispositive power with respect to 3,536,485 Ordinary Shares. The address of G1 Execution Services, LLC is 175 W. Jackson Boulveard, Suite 1700, Chicago, Illinois 60604. The address of SIG Brokerage, LP, Susquehanna Portfolio Strategies, LLC, and Susquehanna Securities, LLC is 401 E. City Avenue, Suite 220, Bala Cynwyd, Pennsylvania 19004.
(6)	This information is based solely on information reported in a Schedule 13G filed with the SEC on behalf of State Street Corporation on February 9, 2026. According to the report, State Street Corporation has shared voting power with respect to 3,194,147 Ordinary Shares and shared dispositive power with respect to 3,231,043 Ordinary Shares. The address of State Street Corporation is 1 Congress Street, Suite 1, Boston, Massachusetts 02114.
(7)	Represents the number of shares beneficially owned by all current directors and executive officers as of March 31, 2026. The table below reflects options to purchase the number of Ordinary Shares shown that are currently exercisable or become exercisable within 60 days of March 31, 2026, as well as the number of outstanding

Ordinary Shares, for each of our current (i) directors, (ii) named executive officers, and (iii) directors and executive officers as a group:

Name	Options to Purchase Ordinary Shares	Outstanding Ordinary Shares
Matthew Kapusta	919,076	481,558
Madhavan Balachandran	82,767	29,727
Jack Kaye	48,567	12,469
Jeremy Springhorn	82,767	29,724
David Meek	76,377	24,620
Leonard Post	67,462	21,967
Rachelle Jacques	63,355	20,376
Robert Gut	115,533	47,769
Christian Klemt	302,025	121,512
Walid Abi-Saab	138,856	83,731
Jeannette Potts	113,639	47,545
Directors and Executive Officers Total (12 persons)	2,010,424	920,998

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information about our Ordinary Shares that may be issued under our 2014 Plan, our predecessor plans and outside these plans as of March 31, 2026:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2014 Plan (Equity Compensation Plan Approved by Security Holders)	7,630,647	$ 10.27	2,593,895
Equity Compensation Plans Not Approved by Security Holders (2)	465,737	$ 11.59	—
Total	8,096,384	$ 10.35	2,593,895
(1)	The exercise price for our RSU and PSU awards is $0.00 and the values set forth in this table include the weighted-average exercise price of outstanding options, warrants and rights.

(2)	These awards include inducement grants entered into by the Company outside of the 2014 Plan and the predecessor plans.

At the 2025 Annual Meeting, shareholders authorized our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to the 2014 Plan and, to the extent required, to exclude or limit pre-emptive rights for a period up to 18 months. These authorizations expire on December 11, 2026.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

Based solely upon a review of the Forms 3, 4, and 5, as applicable, furnished to us, we believe that our executive officers, directors, and greater than 10% beneficial owners filed their beneficial ownership and change in ownership reports with the SEC in a timely manner during the 2025 calendar year, with the exception of a Form 4 filing for Jeannette Potts in June 2025 in connection with the vesting of restricted share units, which Form 4 was filed prior to the time of filing this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with uniQure’s management, and based upon such review and discussion, we recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 2, 2026.

The Compensation Committee

/s/ Madhavan Balachandran
Madhavan Balachandran, Chair

/s/ Jack Kaye
Jack Kaye

/s/ David Meek
David Meek

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (the “CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified below (each, an “NEO”) during fiscal 2025, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2025 and the material factors considered in making those decisions.

Named Executive Officer	Title
Matthew Kapusta	Chief Executive Officer and Executive Director
Walid Abi-Saab	Chief Medical Officer
Christian Klemt	Chief Financial Officer
Jeannette Potts	Chief Legal and Compliance Officer

Executive Summary

We are a leader in the field of gene therapy, seeking to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. We are advancing a focused pipeline of innovative gene therapies, including our clinical candidates for the treatment of Huntington’s disease, refractory mesial temporal lobe epilepsy (“MTLE”), Fabry disease and amyotrophic lateral sclerosis caused by mutations in superoxide dismutase 1 (“SOD1-ALS”).

In 2025, our NEOs played critical roles in the achievement of our goals to advance and expand our pipeline of leading gene therapy product candidates. The following is an overview of developments in each of our clinical programs and other business developments.

Huntington’s Disease Program (AMT-130)

From November 2024 through April 2025, we held three Type B meetings with the United States Food and Drug Administration (“FDA”). As part of these interactions, the FDA agreed that data from the ongoing Phase I/II studies of AMT-130, compared to a natural history external control, may serve as the primary basis of a Biologics License Application (“BLA”) submission under the FDA’s accelerated approval pathway. The FDA also agreed that the composite Unified Huntington’s Disease Rating Scale may be used as an intermediate clinical endpoint and reductions in cerebrospinal neurofilament light protein may serve as supportive evidence of therapeutic benefit in the application for such accelerated approval.

In September 2025, we announced positive topline data from the three-year analysis of the ongoing Phase I/II studies, in which we analyzed clinical outcomes for 29 patients treated with AMT-130 (n=17 high-dose; n=12 low-dose) of which 12 patients per dose group had attained 36 months of follow-up as of the June 30, 2025 cutoff date.

In October 2025, we held a pre-BLA meeting with the FDA to discuss the application for AMT-130. In the final meeting minutes, the FDA conveyed that data submitted from the Phase I/II studies of AMT-130 are currently unlikely to provide the primary evidence to support a BLA submission.

In January 2026, we met with the FDA at a Type A meeting to discuss AMT-130. In March 2026, following receipt of the final meeting minutes from the Type A meeting, we announced that the FDA stated that it cannot agree that data from the Phase I/II studies, compared to an external control, are sufficient to provide the primary evidence of effectiveness required to support a marketing application for AMT-130. The FDA strongly recommended we conduct a prospective, randomized, double-blind, sham surgery-controlled study.

Temporal Lobe Epilepsy Program (AMT-260)

In May 2025, we presented initial safety and exploratory efficacy data from the first treated patient in our Phase I/IIa clinical trial of AMT-260 for the treatment of MTLE in the U.S.

In September 2025, we completed enrollment of the first three patients in the first cohort administering AMT-260 to the non-dominant hemisphere of the brain. Following a positive review by the independent data monitoring committee, we expanded the first cohort into MTLE in the dominant hemisphere. We completed enrollment of the first cohort in 2025. We also initiated enrollment of a second cohort in 2025, which is expected to include an additional six patients.

Fabry Disease Program (AMT-191)

In 2025, we announced initial safety and exploratory efficacy data from patients dosed in the first cohort in our Phase I/II clinical trial of AMT-191 for the treatment of Fabry disease. We also completed the enrollment of a second, lower dose cohort of three patients, as well as the enrollment of a third cohort of three patients.

In February 2026, we announced updated preliminary safety and exploratory efficacy data from patients across all three cohorts in our Phase I/II clinical trial of AMT-191 for the treatment of Fabry disease.

Amyotrophic Lateral Sclerosis Program (AMT-162)

In September 2025, we voluntarily paused enrollment of our Phase I/II multi-center, open-label trial of AMT-162 for the treatment of SOD1-ALS (“EPISOD1”) in the U.S. upon the recommendation of the IDMC following a review of available preliminary data related to the safety and efficacy of AMT-162 in the context of a dose limiting toxicity, which resulted in an SAE determined to be related to AMT-162, that was observed in one patient in the second cohort. We continue to collect and evaluate data from the five patients dosed in EPISOD1 to date.

Public Offerings and Loan Amendment

In 2025, we raised over $400 million of net proceeds through follow-on public equity offerings. We also entered into a $175.0 million senior secured term loan facility consisting of three tranches, including a first tranche of $50.0 million replacing the debt outstanding as of the loan amendment date, an additional term loan tranche of $100.0 million, which can be drawn at our option subject to the achievement of a pre-defined regulatory milestone for AMT-130, and a third tranche of up to $25.0 million, subject to the lender’s approval.

Compensation Philosophy and Principles

We operate in a competitive, rapidly changing and heavily regulated industry. The long-term success of our business requires us to be resourceful, adaptable, and innovative. The skills, talent, and dedication of our executive officers are critical components to our success and the future growth of the company. Therefore, our compensation program for all of our executive officers, including our NEOs, is designed to attract, retain, and incentivize the best possible talent.

The Compensation Committee has established core objectives for our executive compensation program that are designed to attract and retain the talent we believe is necessary to successfully lead uniQure and our employees globally.

Pay for performance	Motivate and reward our senior management to achieve established business and individual objectives.
Align interests with our Shareholders	Align compensation with the value realized by our shareholders.
Use “at risk” compensation to incentivize executives	Use “at risk” or variable compensation to align senior management’s interests with those of our shareholders over time and contribute to the achievement of both short- and long-term goals.
Attract and retain talented executives	Provide compensation opportunities and policies that are competitive with similarly sized biotechnology companies.

How We Determine Executive Compensation

Compensation Oversight

The Compensation Committee is composed of independent directors who, as of the end of 2025, were Messrs. Balachandran, Kaye, and Meek, with Mr. Balachandran serving as the Chair. The Compensation Committee’s authority, duties and responsibilities are set out in the Compensation Committee’s charter, which can be found on our website: www.uniqure.com/investors-media/corporate-governance.

The overarching purpose of the Compensation Committee is to oversee the Board’s discharge of its responsibilities relating to uniQure’s compensation policies, plans and programs for its executive officers and directors. The Compensation Committee is accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation, which is ultimately subject to full Board approval. For other NEOs, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Overall compensation for our NEOs may increase or decrease year-to-year based upon, among other things, the officer’s annual performance or changes in his or her responsibilities.

The Annual Compensation Committee Process

The Compensation Committee meets periodically throughout the year to consider the topics listed below, broken down by the quarter in which they are typically addressed.

Quarter	Typical Meeting Topics
1
●
Determine Management’s performance against their goals for the previous year;
●
Determine the Management’s goals for the current year;
●
Determine current year executive compensation base salary, target bonus and long-term equity incentive grants, as well as earned annual cash bonus for the prior year; and
●
Determine the current year non-executive employee compensation, including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants.

2
●
Assess prior year activities and Compensation Committee performance;
●
Review the Compensation Committee Charter;
●
Review, with our compensation consultant, best practices related to disclosure and director and executive compensation;
●
Review information provided by compensation consultant related to director compensation based on peer group;
●
Determine director compensation, including cash and equity compensation; and
●
Plan compensation cycle through the remainder of the current year and into the following year.

3	● Review compensation peer group; and ● Engage compensation consultant for work associated with upcoming compensation cycle.

4
●
Review information provided by compensation consultant, including comparable peer group data related to executive compensation;
●
Perform initial compensation evaluations for the coming year (including executive cash and equity compensation), non-executive employee compensation including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants; and
●
Perform initial evaluations of the Company’s performance against their corporate goals.

Additional meetings are scheduled on an as needed basis. In 2025, the Compensation Committee met eight times.

Use of an Independent Advisor

As set out in its charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee. In 2025, the Compensation Committee retained WTW, a global human resources consulting firm, as its independent compensation consultant for fiscal year 2025. WTW reported directly to the Compensation Committee and took direction from the Chair of the Compensation Committee.

During 2025, WTW assisted in designing and reviewing our management and director compensation programs, including reviewing the compensation peer group, providing market data on all aspects of compensation, reviewing long-term incentive grant practices, attending Compensation Committee meetings, and providing general advice.

The Compensation Committee considered the analyses and advice provided by WTW as well as support and insight from management when making compensation decisions.

The Compensation Committee has assessed the independence of WTW taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards, and concluded that no conflict of interest has arisen with respect to the work that WTW performs for the Compensation Committee.

Managing Compensation-Related Risk

The Company operates in a highly regulated and competitive sector, and managing risk is embedded in the way the Company is run and operates. The Board has delegated to the Compensation Committee responsibility to oversee compensation-related risk.

The Compensation Committee annually evaluates whether there are potential risks arising from our compensation policies and practices as part of our annual risk assessment performed by management and reported to and discussed with the Board. The Compensation Committee believes that our compensation policies and practices do not encourage our executives to take excessive risks that could reasonably be expected to materially threaten the value of the Company. Our compensation policies and practices diversify the risks associated with any single element of the executives’ compensation. Specifically, the executive compensation programs and processes are designed to align with the short- and long-term strategies that support a high-performing, sustainable business. Additionally, our individual and corporate goals are thoughtfully determined prior to the start of the applicable performance periods for short-term and long-term incentive programs with key priorities aligned to the long-term strategy.

Compensation Peer Group

The Compensation Committee, with the support of WTW, conducts an annual review of the peer group used for benchmarking compensation levels. A peer group review was performed in 2024 and approved in September 2024 to inform 2025 compensation decision making (the “2025 Peer Group”). The 2025 Peer Group is comprised of nineteen publicly traded biopharmaceutical companies with similar profiles based on multiple factors, including number of market capitalization, number of employees, research and development expense, and pipeline profile.

The 2025 Peer Group is comprised of the following companies:

● Alector, Inc.	● MeiraGTx	● Travere Therapeutics
● bluebird bio	● Prime Medicine	● Voyager Therapeutics
● Cogent Biosciences	● Regenxbio	● Verve Therapeutics
● C4 Therapeutics	● Revance Therapeutics	● Wave Life Sciences
● Editas Medicine	● Sangamo Therapeutics	● 2seventybio, Inc.
● Foghorn Therapeutics	● Solid Biosciences
● Generation Bio	● Stoke Therapeutics

The 2025 Peer Group reflects the removal of Agios Pharmaceuticals, Denali Therapeutics, Intellia Therapeutics, Rocket Pharmaceuticals, and Sage Therapeutics, as well as the addition of Cogent Biosciences, C4 Therapeutics, Foghorn Therapeutics, Prime Medicine, Solid Biosciences, Stoke Therapeutics, Verve Therapeutics, and 2seventy bio, Inc.

At the time of its approval, the 2025 Peer Group reflected the following characteristics:

●
The trailing twelve-month average market capitalization ranged from approximately $270 million to $670 million (25th to 75th percentile), with uniQure ranking between the 25th and 50th percentile.
●
Employee headcount ranged from approximately 160 to 360 employees (25th to 75th percentile), with uniQure ranking between the 25th and 50th percentile.
●
Research and development expense ranged from approximately $100 to $200 million (25th to 75th percentile), with uniQure ranking approximately at the 75th percentile.
●
Pipeline profile ranging from one to three clinical programs (25th to 75th percentile), with uniQure ranking above the 75th percentile based on having four clinical programs.

The Compensation Committee determined that uniQure’s size relative to the peer group was appropriate for the purpose of compensation comparisons and benchmarking. For executive roles where insufficient publicly available data was available to inform market comparisons based on proxy statement disclosures, the Compensation Committee additionally referenced survey data provided by WTW for similarly sized biotechnology and biopharmaceutical companies.

Compensation Elements

At the 2016 Annual General Meeting, uniQure Shareholders approved our Remuneration Policy, which sets out the structure for the compensation granted to our senior managers, including the Chief Executive Officer and other NEOs. The full policy can be found on our website: www.uniqure.com/investors-media/corporate-governance

In summary, our compensation program is designed to be straightforward with five core elements, three of which are compensation related and two of which are benefits reflecting local market practices for each NEO.

Element	Purpose	Key Features
Base Salary	● Provide market-competitive fixed compensation ● Attract exceptional talent in the relevant market
●
Fixed cash compensation
●
Reviewed annually
●
Value informed by market levels for executives with comparable qualifications, experience, and responsibility, coupled with the nature, scope and impact of the role
●
Target approximately 50th percentile of market peers, considering the above factors

Short-Term Incentive (Annual Cash Bonus)	● Reward for achievement of pre-defined criteria in areas of strategic importance to uniQure ● Align compensation with Company performance
●
Subject to the approval of the Board in its discretion
●
Discretionary variable cash compensation ranging from 40% to 60% of annual base salary
●
Maximum opportunity capped at 150% of target
●
Weighting is based solely on performance against corporate goals for the Chief Executive Officer, and a combination of performance against corporate goals (80%) and individual goals (20%) for the other NEOs
●
Corporate and individual targets established in the beginning of each year
●
Assessment against the predetermined goals informs actual cash bonus that is awarded
●
Target bonuses informed by levels in the market, with reference to the 50th percentile

Long-Term Incentives (Equity Awards)	● Align long-term interests with shareholders ● Reward sustainable value creation ● Encourage retention
●
Annual awards subject to the approval of the Board in its discretion
●
Annual awards in 2025 were a mix of stock options and restricted stock units
●
Stock options have a ten-year term, with 25% vesting after one year and then ratably on a quarterly basis
●
Restricted stock units vest ratably on an annual basis over three years
●
Periodic, one-time performance share units to support key business objectives
●
Target opportunity informed by prior year performance and levels in the market with reference to the 50th percentile

Pension and Retirement Savings Plans	● Provide market-competitive retirement benefits
●
Based on local market practice
●
U.S.-based employees, including our NEOs, are eligible to participate in a qualified 401(k) Plan with matching of up to 3% of base salary, capped by IRS limits
●
Netherlands-based employees, including our NEOs, are eligible to participate in a defined contribution pension plan
●
Switzerland-based employees, including our NEOs, are eligible to participate in a defined benefit plan.

Element	Purpose	Key Features
Other Benefits	● Provide market competitive benefits focused on well-being
●
Medical, dental and vision health care plans with premiums paid by the company for U.S. employees, including NEOs
●
Up to four weeks of paid time off for U.S.-based NEOs and six weeks for Netherlands-based NEOs, and six weeks for Switzerland-based NEOs.

2025 Compensation Decisions and Outcomes

Base Salary

As described below, our NEOs receive a base salary, the terms of which are subject to each of their individual employment agreements. The Compensation Committee annually reviews each named executive officer’s base salary and may adjust such individual’s base salary after considering his or her responsibilities, performance and contributions to the Company and the Company’s overall performance. Additionally, the Compensation Committee will consider market data, with a view to ensuring base salary is set competitively, with a philosophy of targeting approximately the 50th percentile, taking into consideration the above factors. Based on that analysis and the recommendation of our Compensation Committee, the Board made adjustments from the prior year to the base salaries of our NEOs.

The 2025 base salary for our NEOs is described below:

Named Executive Officer	2024 Base Salary	2025 Base Salary	Percentage Increase	Effective Date
Matthew Kapusta (1)	$657,000	$676,700	3.0%	January 2025
Christian Klemt (2)	€ 415,000	€ 477,250	15.0%	January 2025
Walid Abi-Saab (1)	476.000 CHF	485.500 CHF	2.0%	January 2025
Jeannette Potts (1)	$481,000	$495,400	3.0%	January 2025
(1)	Base salaries were increased in alignment with the increase rate for the broader employee population.

(2)	Mr. Klemt’s salary increase reflects a market adjustment to ensure a competitive market salary.

Short-term Incentive

The Company’s short-term incentives to NEOs provide an opportunity for our NEOs to earn an annual cash bonus, contingent on the successful achievement of goals with various program areas aligned with our strategic objectives. The award of any annual bonuses is subject to the approval of the Board in its discretion.

Any annual cash bonus for the Chief Executive Officer is based solely on the assessment of company-wide performance. For the other NEOs, 80% of their opportunity is based on the same company-wide performance, with the remaining 20% based on individual performance.

Bonus opportunities for the NEOs in 2025 were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)
Matthew Kapusta	60%	90%
Christian Klemt	40%	60%
Walid Abi-Saab	50%	75%
Jeannette Potts	40%	60%

There were no changes to the NEOs target bonus levels in 2025. Annually, we evaluate and establish performance targets based on the corporate goals that are adopted by the Board. Our performance targets are generally based on the achievement of a key set of core objectives considered essential to our successful performance over a given calendar year. These core objectives are designed across the range of functions of the Company, including clinical, research and technology, regulatory, manufacturing, finance, and other general and administrative functions.

Our performance against targets is reviewed periodically with the Board throughout the year. At the end of the calendar year, we assess the overall performance, which is then used for compensation decisions, including the payment of annual incentive bonuses.

In early 2025, the Board approved the following corporate objectives and the relative weighting at target for such objectives:

Corporate Objectives	Weighting at Target	Corporate Sub-Objectives
AMT-130 Accelerated Approval Pathway	60%	Align with FDA on requirements supporting accelerated approval
		Present potentially pivotal data from Phase I/II study
		Prepare for BLA submission and commercialization
Clinical & Operational Excellence	20%	Meet partner demand for Hemgenix commercial material
		TLE: Accelerate patient enrollment
		Fabry/SOD1: Complete dose cohorts and advance programs
Transformation & Innovation	10%	Advance new program into IND-enabling study
		Initiate new projects in accordance with defined strategy
		Advance key priorities for new technologies
Organizational Health & Sustainability	10%	Improve corporate culture
		Retain, recruit and develop company talent
		Conserve capital and maintain sufficient cash runway

To achieve the annual cash bonus, the total performance related to all key goals must exceed a minimum threshold of 50%. The maximum total performance related to all key goals cannot exceed 150%. The total performance is determined by taking the weighted average of each of the goals. If overall performance is assessed at below 50%, no annual cash bonus is paid, and if overall performance is assessed at above 150%, the annual cash bonus is capped at 150% of the target bonus.

While the specific goals are not disclosed for each objective given their potential competitive sensitivity, the following achievements in 2025 were factors taken into consideration when assessing Company performance:

Key Goal	Key Achievements
AMT-130 Accelerated Approval Pathway
●
Presented pivotal Phase I/II 3-year data for AMT-130 meeting primary endpoint
●
Granted Breakthrough designation by the FDA
●
Held three Type B meetings with the FDA
●
Completed enrollment of Cohorts 3 and 4 of the Phase I/II studies for AMT-130
●
Developed comprehensive commercial launch plans

Clinical & Operational Excellence
●
Completed enrollment of Cohort 1 and initiated Cohort 2 for AMT-260
●
Exceeded enrollment targets for AMT-191 study
●
Activated 11 sites across clinical studies
●
Presented encouraging initial data for AMT-260 and AMT-191 programs
●
Substantially met CSL HEMGENIX demand for 2025

Innovation & Pipeline Expansion	● Advanced pre-clinical pipeline ● Advanced research of next-generation AAVs and non-viral delivery ● Hired new leader of Amsterdam Research site

Organizational Health & Sustainability
●
Improved employee engagement, refreshed values and enhanced culture
●
Raised >$400M of capital and extended cash runway
●
Restructured debt to lower cost, extend maturity and increase capacity
●
Cash burn favorable to budget
●
Hired Chief Customer & Strategy Officer
●
Developed comprehensive commercial launch plans for AMT-130
●
Regrettable departure rate at or below market
●
Implemented new ERP, HR and contract management information systems

The following table provides a breakdown of how the Board, and the Compensation Committee, with respect to our Chief Executive Officer and remaining NEOs respectively, determined that we performed when measured against each of these corporate objectives during 2025:

Corporate Objectives	Weighting at Target	Maximum Achievement	Actual % Earned
AMT-130 Accelerated Approval Pathway	60%	90%	45%
Clinical & Operational Excellence	20%	30%	20%
Innovation & Pipeline Expansion	10%	15%	10%
Organizational Health & Sustainability	10%	15%	10%
Total	100%	150%	85%

In consultation with our NEOs, Mr. Kapusta established individual goals for each NEO at the beginning of 2025 that (i) were specific to each NEO’s area of responsibility and (ii) were intended to support our corporate objectives for 2025. At the time these goals were established, Mr. Kapusta believed they were challenging but attainable, and attainment was uncertain. Dr. Abi-Saab’s individual achievement aligned with his individual target. Dr. Potts received a higher individual goal achievement based on her strong leadership, development of internal talent, and taking on additional responsibility to lead internal communications, public relations, and cultural initiatives. Mr. Klemt received a higher individual goal achievement based on successfully completing two follow-on capital raising initiatives to extend our cash runway. The combination of corporate and individual performance resulted in the following 2025 actual bonus payments:

		Allocation of Bonus			Actual Bonus Achievement
Named Executive Officer	Base Salary	Target Bonus %	Corporate Goals Weighting	Individual Goals Weighting	Corporate & Individual Goal Achievement	2025 Cash Bonus
Matthew Kapusta	$676,700	60%	100%	0%	85%	$345,117
Christian Klemt	€ 477,250	40%	80%	20%	92%	€ 175,628
Walid Abi-Saab	485,500 CHF	50%	80%	20%	88%	213,620 CHF
Jeannette Potts	$495,400	40%	80%	20%	90%	$178,344

2025 Long-Term Incentive Awards

The Company’s 2014 Plan provides that the Board may grant equity awards to its employees. These grants include annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Such grants as they apply to our NEOs are described below. Pursuant to the 2014 Plan, employees may be granted options, restricted share units or performance share units. By awarding long-term incentive awards via a combination of different vehicles, the Compensation Committee can balance the objectives of driving sustainable long-term performance and shareholder value creation, encouraging retention while remaining market competitive.

For 2025, the Compensation Committee determined that annual long-term incentive awards would be granted in the form of share options and restricted share units. This combination of vehicles balances our objectives of long-term performance and shareholder value creation with executive retention and market competitiveness. Options require our stock price to increase, and to do so in a sustainable way, for the awards to have and retain value. The Compensation Committee believes these provide a compelling performance orientation.

Awards are generally made annually in the first calendar quarter, considering the impact on achieving our corporate goals, performance in the prior year and market data for the compensation peer group. The key features of each award type are as follows:

● ●
Stock Options
●
Options vest over a period of four years, with 25% of options granted becoming exercisable on the first anniversary, with the remaining options becoming exercisable pro-rata on a quarterly basis over the remaining three years.
●
Awards expire after ten years.
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Share options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

Restricted Stock Units
●
Restricted Stock Units vest pro-rata on an annual basis over three years.
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Dividends do not accrue until shares are free from restrictions, unless expressly stated in the applicable award agreement.
●
Shares are issued to the participant upon vesting of the award but may be subject to a nondiscretionary sale of a portion of the shares to cover tax withholding requirements.

Target equity awards are approved each year by the Compensation Committee, based on a combination of factors including performance against corporate and individual goals, granting history in prior years, impact on share utilization and dilution, impact of the individual on achieving the Company’s corporate goals, relative grant levels among executives, market practices and other relevant factors. In determining and approving award values, the Compensation Committee reviews data for our peer group and the overall total compensation of our executive officers. Considering the overall corporate performance and individual achievement, our Compensation Committee typically recommends that the Board grant long-term incentive equity awards that were commensurate with reference to the 25th to 75th percentile of our peer group. In establishing the mix of long-term incentives to award our NEOs, the Compensation Committee referenced market data for our peers, which found that most competitors grant awards in either stock options or a combination of stock options and restricted stock units.

Named Executive Officer	Stock Options	Restricted Stock Units	Total
Matthew Kapusta	$ 1,458,640	$ 1,458,640	$ 2,917,280
Christian Klemt	$ 1,075,000	$ 1,075,000	$ 2,150,000
Walid Abi-Saab	$ 562,500	$ 562,500	$ 1,125,000
Jeannette Potts	$ 512,500	$ 512,500	$ 1,025,000

Target Pay Mix

A significant portion of our NEOs’ target compensation is variable and at risk, granted through a combination of short-term and long-term incentives intended to maximize alignment with our shareholders and long-term value creation. The 2025 target compensation mix for Mr. Kapusta was approximately 85% at risk (reflecting the combined short-term and long-term incentive component, calculated based on target grant fair value) and approximately 15% not at risk (reflecting the salary component). In 2025, for our NEOs other than Mr. Kapusta, we targeted a range of 70% to 80% at-risk compensation and 20% to 30% of not-at-risk compensation. The overall compensation structure for our NEOs other than Mr. Kapusta was adjusted to determine an appropriate mix on a position-by-position basis based on peer group data for each position.

2024 One-Time Performance Grant

The Company’s compensation philosophy is to award periodic, one-time performance grants to support key business objectives. In November 2024, the Compensation Committee awarded a one-time targeted performance grant to Dr. Abi-Saab (the “2024 Performance Grant”). The purpose of the 2024 Performance Grant was to incentivize the achievement of specific milestones related to the execution of Huntington’s disease (75% performance weighting) and MTLE-related program goals (25% performance weighting) that are critical to our success and the generation of shareholder value. The 2024 Performance Grant is at-risk, and includes a performance cash bonus and performance share units. The target value of the performance cash is $284,000 and the target value of the performance share units is $584,000 (as of the date of grant, rounded to the nearest thousand).

Based on the FDA conveying that data submitted from the Phase I/II study of AMT-130 are currently unlikely to provide primary evidence to support a BLA submission, 75% of the performance grant subject to our Huntington’s disease program was forfeited and resulted in the performance share units and performance cash fully forfeiting and providing no value to Dr. Abi-Saab. The remaining performance grant portion (25% weighting) related to our MTLE-related program continued to be outstanding at the end of 2025 subject to performance.

Policies and Practices Related to the Grants of Certain Equity Awards

It is the policy of the Board and the Compensation Committee to not take material nonpublic information into account when determining the timing of equity awards in order to take advantage of a depressed ordinary share price or an anticipated increase in ordinary share price. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. There were not any equity awards granted to our NEOs in 2025 during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, or the filing or furnishing of any Current Reports on Form 8-K that disclosed material nonpublic information.

Clawback Policy

In December 2021, the Board adopted a Compensation Clawback Policy (the “Clawback Policy”) and revised the Clawback Policy in December 2023 to comply with Nasdaq listing requirements. A detailed description of the Clawback Policy can be found under the heading “Other Executive Compensation Policies” and the full Clawback Policy is available on our website at www.uniqure.com/investors-media/corporate-governance.

Chief Executive Officer Pay Ratio

Under Item 402(u) of Regulation S-K adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee, excluding our Chief Executive Officer.

The following table sets forth a summary of the median of the annual total compensation of employees of the Company (other than the Chief Executive Officer), the annual total compensation of our Chief Executive Officer and the ratio of such amounts.

Matthew Kapusta 2025 annual total compensation	$3,287,434
Median Employee 2025 annual total compensation	$170,377
CEO to Median Employee Pay Ratio	19 to 1

Methodology

Our methodology for determining our CEO pay ratio relies on reasonable estimates and assumptions calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, we calculated the 2025 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Specifically, we used total wages earned as our consistently applied compensation measure excluding the Chief Executive Officer, which we obtained from our payroll records across our global employee population. We calculated the total wages earned in the 2025 calendar year and adjusted the pay of employees in Europe from Euros to U.S. Dollars using the average exchange rate that we applied in our audited financial statements. For each employee who started his or her employment after January 1, 2025, we adjusted the total wages earned by such employee to reflect his or her annualized wages earned.

We then calculated our median employee’s compensation in 2025 and determined that the total annual compensation of our median employee was $170,377 as of December 31, 2025.

Our Chief Executive Officer to median employee pay ratio is 19 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

Matthew Kapusta

On April 15, 2025, uniQure, Inc., our wholly owned subsidiary, entered into an amended and restated employment agreement with Matthew Kapusta (the “Amended and Restated Kapusta Agreement”), pursuant to which Mr. Kapusta continues to serve as our President and Chief Executive Officer.

Pursuant to the Amended and Restated Kapusta Agreement, Mr. Kapusta is entitled to the following compensation: (i) an annual base salary of $676,700, which will be reviewed annually for increase, (ii) eligibility to receive an annual performance bonus with a target amount of 60% of Mr. Kapusta’s base salary, and (iii) eligibility to receive long-term cash-based or equity incentives at the Board’s discretion, under the 2014 Plan, as amended, or any successor plan thereto. For additional information on Mr. Kapusta’s compensation, including adjustments to Mr. Kapusta’s annual base salary, see “Compensation Discussion & Analysis.”

The Amended and Restated Kapusta Agreement provides that if Mr. Kapusta’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause or by Mr. Kapusta for good reason, then Mr. Kapusta will receive the following severance benefits:

(i)	continued payments of Mr. Kapusta’s then current base salary, payable over an 18-month period in accordance with regular payroll practices;
(ii)	premium payments or reimbursements for Mr. Kapusta’s COBRA premiums for 18-months (unless such period is ended earlier because Mr. Kapusta ceases to be eligible for continued coverage under COBRA);
(iii)	payment of any unpaid bonus from a prior year and a lump sum payment of a pro-rata bonus for the year of termination (pro-rated based on Mr. Kapusta’s period of service during the year of termination);
(iv)	a lump sum payment equal to Mr. Kapusta’s annual target bonus in effect on the date of termination multiplied by one and a half; and
(v)	accelerated vesting of any outstanding and unvested equity awards.

The Amended and Restated Kapusta Agreement further provides that if Mr. Kapusta’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause or by Mr. Kapusta for good reason, in each case, within 90 days prior to or one year following the change in control, then in lieu of the severance benefits described above, Mr. Kapusta will receive the following severance benefits:

(i)	a lump sum equal to two times Mr. Kapusta’s then current base salary;
(ii)	premium payments or reimbursements for Mr. Kapusta’s COBRA premiums for 18 months (unless such period is ended earlier because Mr. Kapusta ceases to be eligible for continued coverage under COBRA);
(iii)	payment of any unpaid bonus from a prior year and a lump sum payment of a pro-rata bonus for the year of termination (pro-rated based on Mr. Kapusta’s period of service during the year of termination);
(iv)	a lump sum payment equal to two times Mr. Kapusta’s annual target bonus in effect on the date of termination; and
(v)	accelerated vesting of any outstanding and unvested equity awards.

In order to receive any severance under the Amended and Restated Kapusta Agreement, Mr. Kapusta must sign and not revoke a general release of claims in our favor. In addition to the severance described above, in the event Mr. Kapusta’s employment with uniQure Inc. terminates due to his death or disability, he will be entitled to a lump sum bonus payment pursuant to the Amended and Restated Kapusta Agreement.

The Amended and Restated Kapusta Agreement contains restrictive covenant obligations, including confidentiality, non-competition, non-solicitation, and mutual non-disparagement covenants, generally consistent with Mr. Kapusta’s prior employment agreement, amended as needed to comply with Massachusetts law. Payments and benefits under the Amended and Restated Kapusta Agreement are reduced to the maximum amount that does not trigger excise tax under Sections 280G and 4999 of the Code, unless Mr. Kapusta would be better off, on an after-tax basis, had he received all payments and benefits and paid all applicable excise and income taxes. The compensation payable to Mr. Kapusta under the Amended and Restated Kapusta Agreement is subject to any applicable clawback, recoupment or forfeiture policy approved by the Board, as in effect from time to time.

A copy of the Amended and Restated Kapusta Agreement is filed as Exhibit 10.10 to our Annual Report. The foregoing is not a complete description of the Amended and Restated Kapusta Agreement and is qualified in its entirety by reference to the full text of such agreement.

Walid Abi-Saab

Dr. Abi Saab entered into an employment agreement with Corlieve Therapeutics AG (since renamed uniQure Switzerland GmbH, or “uniQure Switzerland”), effective June 26, 2023, for the role of Chief Medical Officer (the “Abi-Saab Employment Agreement”).

The Abi-Saab Employment Agreement provides that Dr. Abi-Saab receives the following compensation: (i) an annual base salary of CHF 460,000, plus any mandatory contributions for family and children allowances, (ii) eligibility to participate in any bonus program of uniQure Switzerland (or other members of the Group Company (as defined in the Abi-Saab Employment Agreement)) and to receive an annual bonus with a target amount of 50% of his annual base salary, (iii) eligibility to receive equity incentives pursuant to an equity incentive program of the Company, including a one-time grant of options to purchase 115,800 Ordinary Shares and a grant of 67,200 restricted share units under the applicable equity incentive plan. For additional information on Dr. Abi-Saab’s compensation, including adjustments to Dr. Abi-Saab’s annual base salary, see “Compensation Discussion & Analysis.”

In the event that Dr. Abi-Saab’s employment is terminated by uniQure Switzerland within 90 days prior to or 12 months following a change in control, Dr. Abi-Saab receives the following severance benefits:

(i)	150% of Dr. Abi-Saab’s then current base salary (less any pay received during the notice period);
(ii)	150% of Dr. Abi-Saab’s annual target bonus in effect on the date of termination; and
(iii)	A pro-rata bonus for the year of termination (pro-rated based on Dr. Abi-Saab’s period of service during the year of termination).

Dr. Abi-Saab is not entitled to receive the above change in control severance benefits if his employment is terminated in connection with a change of control due to any of the following: (i) summary dismissal for good cause by uniQure Switzerland, (ii) Dr. Abi-Saab having given uniQure Switzerland good cause to terminate his employment, (iii) Dr. Abi-Saab’s breach of any duties and failure to remedy such duties within 30 days of receiving notice of breach, (iv) termination following Dr. Abi-Saab incurring an illness lasting for at least six months, and (v) poor performance after having been put on a performance improvement plan for at least 90 days and having failed to meet the established targets. Payment of the change in control severance payments under the Abi-Saab Employment Agreement is conditioned upon Dr. Abi-Saab’s execution of a separation agreement including release of claims and reinstatement of all restrictive covenants.

In addition, in the event of a change in control of uniQure N.V., provided that uniQure Switzerland is a direct or indirect subsidiary or affiliate of uniQure N.V., the vesting of any of Dr. Abi-Saab’s outstanding equity awards will be accelerated, and any stock options will be exercisable from the date immediately prior to the change in control through the earlier of the 18 month anniversary of the change of control or the expiration of the stock options.

The Abi-Saab Employment Agreement contains restrictive covenant obligations, including intellectual property, non-competition, non-solicitation, and confidentiality covenants.

The Abi-Saab Employment Agreement continues in effect until either party provides six months’ advance notice, provided that Dr. Abi-Saab’s employment will terminate automatically at the end of the month in which he reaches retirement age or incurs a permanent disability according to applicable law.

The Abi-Saab Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Abi-Saab Employment Agreement is filed as Exhibit 10.13 to our Annual Report. The foregoing is not a complete description of the Abi-Saab Employment Agreement and is qualified in its entirety by reference to the full text of such agreement.

Christian Klemt

Mr. Klemt entered into an employment agreement with the uniQure biopharma, effective June 15, 2021, pursuant to which Mr. Klemt serves as the Chief Financial Officer of uniQure biopharma (the “Klemt Employment Agreement”), and which replaced his prior employment agreement with uniQure biopharma, dated March 1, 2020.

Pursuant to the Klemt Employment Agreement, Mr. Klemt receives the following compensation: (i) an annual base salary of €325,000 and (ii) eligibility to receive an annual bonus with a target amount of 40% of his annual base salary. For additional information on Mr. Klemt’s compensation, including adjustments to Mr. Klemt’s annual base salary, see “Compensation Discussion & Analysis.”

The Klemt Employment Agreement provides that if Mr. Klemt’s employment is terminated by uniQure biopharma other than in the case of summary dismissal, long-term illness, or severely culpable acts or omissions by Mr. Klemt, Mr. Klemt receives the following severance benefits:

(i)Mr. Klemt’s then current annual base salary;

(ii)Mr. Klemt’s annual target bonus in effect on the date of termination; and

(iii)A pro-rata bonus for the year of termination (pro-rated based on Mr. Klemt’s period of service during the year of termination).

If Mr. Klemt’s employment is terminated by uniQure biopharma within 90 days prior to or 12 months following a change in control, other than due to a termination by uniQure biopharma as described above, Mr. Klemt will receive the following severance benefits:

(i)150% of Mr. Klemt’s then current annual base salary;

(ii)150% of Mr. Klemt’s target annual bonus in effect on the date of termination; and

(iii)A pro-rata bonus for the year of termination (pro-rated based on Mr. Klemt’s period of service during the year of termination).

In the event of a change in control, the vesting of Mr. Klemt’s outstanding equity awards will accelerate, and any stock options will be deemed to be fully exercisable commencing on the date of the change in control through the earlier of the 18 month anniversary of the change of control or the expiration of the stock options.

The Klemt Employment Agreement contains restrictive covenant obligations, including intellectual property, non-competition, and confidentiality covenants. In order to terminate Mr. Klemt’s employment pursuant to the Klemt Employment Agreement, uniQure biopharma must provide four months advance notice, and Mr. Klemt must provide two months advance notice, provided that the Klemt Employment Agreement automatically terminates upon Mr. Klemt attaining the legal retirement age in the Netherlands.

A copy of the Klemt Employment Agreement is filed as Exhibit 10.11 to our Annual Report. The foregoing are not complete descriptions of the Klemt Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Jeannette Potts

Dr. Potts entered into an employment agreement with uniQure, Inc., effective May 22, 2023, pursuant to which she serves as our Chief Legal and Compliance Officer (the “Potts Employment Agreement”).

The Potts Employment Agreement provides that Dr. Potts receives the following compensation: (i) an annual base salary of $465,000 per year, which will be reviewed annually for adjustment, (ii) eligibility to receive an annual bonus with a target amount of 40% of Dr. Potts’s base salary, and (iii) eligibility to receive long-term equity incentives under our share incentive plan, as amended. In addition, the Potts Employment Agreement provides for a one-time grant of options to purchase 81,300 Ordinary Shares and a grant of 47,100 restricted share units, each of which were granted as inducement grants, in accordance with the applicable rules of the Nasdaq Stock Market. For additional information on Dr. Potts’s compensation, including adjustments to Dr. Potts’s annual base salary, see “Compensation Discussion & Analysis.”

The Potts Employment Agreement provides that if Dr. Pott’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause or by Dr. Potts for good reason, then Dr. Potts receives the following severance benefits:

(i)a lump sum payment equal to Dr. Pott’s then current base salary;

(ii)a lump sum payment equal to Dr. Potts’s annual target bonus in effect on the date of termination;

(iii)a lump sum payment equal to a pro-rata bonus for the year of termination (pro-rated based on Dr. Potts’s period of service during the year of termination); and

(iv)premium payments or reimbursements for Dr. Potts’s COBRA premiums for 12 months (unless such period is ended earlier because Dr. Potts ceases to be eligible for continued coverage under COBRA).

The Potts Employment Agreement further provides that if Dr. Potts’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause within 90 days prior to a change in control, or by uniQure, Inc. without cause or by Dr. Potts for good reason, within one year following a change in control, then in lieu of the severance described above, Dr. Potts receives the following severance benefits:

(i)a lump sum payment equal to 150% of Dr. Pott’s then current base salary;

(ii)a lump sum payment equal to 150% of Dr. Potts’s annual target bonus in effect on the date of termination;

(iii)a lump sum payment equal to a pro-rata bonus for the year of termination (pro-rated based on Dr. Potts’s period of service during the year of termination); and

(iv)premium payments or reimbursements for Dr. Potts’s COBRA premiums for 18 months (unless such period is ended earlier because Dr. Potts ceases to be eligible for continued coverage under COBRA).

In order to receive any severance under the Potts Employment Agreement, Dr. Potts must sign and not revoke a general release of claims in our favor. In addition, in the event of a change in control, the vesting of Dr. Potts’s outstanding equity awards will accelerate, and any stock options will be deemed to be fully exercisable commencing on the date of the change in control through the earlier of the 18 month anniversary of the change of control or the expiration of the stock options.

The Potts Employment Agreement further provides that it is contingent upon Dr. Potts entering into a confidentiality, developments, and restrictive covenants agreement with uniQure, Inc. The compensation payable to Dr. Potts under the Potts Employment Agreement is subject to any applicable clawback and recoupment policy approved by the Board, as in effect from time to time. The Potts Employment Agreement continues in force from year to year unless terminated in accordance with its terms.

A copy of the Potts Employment Agreement is filed as Exhibit 10.12 to our Annual Report. The foregoing is not a complete description of the Potts Employment Agreement and is qualified in its entirety by reference to the full text of such agreement.

Other Executive Compensation Policies

Tax and Accounting Considerations for NEOs subject to U.S. tax legislation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any of the company’s chief executive officer and certain other executive officers in any taxable year.

“Nonqualified deferred compensation” is required by Section 409A of the Code to be paid under plans or arrangements that satisfy certain statutory requirements regarding timing of deferral elections, timing of payments and certain other matters. Employees and service providers who receive compensation that fails to satisfy these requirements may be subject to accelerated income tax liabilities, a 20% excise tax, penalties, and interest on their compensation under such plans. The Company seeks to design and administer our compensation and benefits plans and arrangements for all our employees and service providers, including our NEOs, to keep them either exempt from or in compliance with the requirements of Section 409A.

Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base salary amount (determined in accordance with Section 280G of the Code). The portion of the payments and benefits more than one times base salary amount is treated as excess parachute payments and is subject to a 20% excise tax, in addition to any applicable federal income and employment taxes, and is not deductible by the Company.

Although the Compensation Committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Deferred Compensation and Retirement Plans

The Company operates a qualified 401(k) Plan for its U.S. employees, headquartered in Lexington, Massachusetts. The uniQure Inc. 401(k) Plan is an employee contribution plan where the employer matches up to 3% of base salary, capped by IRS limits. The uniQure Inc. 401(k) Plan offers both a before-tax and after-tax (Roth) component, which are subject to IRS statutory limits for each calendar year.

The Company operates a defined contribution pension plan for all employees of its Dutch operating entity uniQure Biopharma B.V. based in the Netherlands, which is funded by the Company through payments to an insurance company.

Equity Incentive Plan

The 2014 Plan enables the Board to grant equity awards, including options, restricted share units (RSUs) and performance share units (PSUs). The purpose of the 2014 Plan is to advance the interests of the Company’s Shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the group and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s Shareholders.

The terms of the PSUs are further discussed above. For RSUs the shares are automatically issued to the grantee upon the vesting of the award.

As of March 31, 2026, 2,593,895 Ordinary Shares remain available for grant under the 2014 Plan.

Employee Share Purchase Plan

The Employee Share Purchase Plan (“ESPP”) is designed to allow eligible employees of the Company and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the ESPP is to provide employees with a convenient method to invest in the Company’s Ordinary Shares, which will increase the equity stake of the Company’s employees and will benefit shareholders by aligning more closely the interests of participating employees with those of the Company’s Shareholders. The Company believes that this will help to motivate and retain highly qualified employees.

Under the ESPP, the number of Ordinary Shares initially reserved for issuance is 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date. As of March 31, 2026, a total of 72,773 Ordinary Shares remains available for issuance under the ESPP.

Role of Executive Officer in Determining Executive Compensation

The Compensation Committee and Board approve all compensation decisions related to our NEOs. Such decisions by the Compensation Committee regarding compensation were made independently from our NEOs.

Stock Ownership Requirements

The Board has adopted stock ownership guidelines to further align the interests of its executive officers with the interests of the Company’s shareholders. The Company’s executive officers are expected to hold Ordinary Shares and other equity rights commensurate with their respective roles with the Company. The policy applies to certain “Executive Officers,” which currently includes the Chief Executive Officer, the Chief Financial Officer, the Chief Medical Officer, the Chief Legal and Compliance Officer, the Chief People and Culture Officer, the Chief Technical Operations Officer, the Chief Business and Scientific Officer, and the Chief Customer and Strategy Officer. The policy requires that, within five years of adoption of the policy (by December 2026) or their date of appointment to their position, the Executive Officers (as defined in the stock ownership guidelines) are required to have a share ownership position in the Company in an amount no less than the multiple of their base salary set forth below:

Chief Executive Officer	3	x	annual base salary
Other Executive Officers	1	x	annual base salary

In the event of an increase in an Executive Officer’s base salary, he or she will have one year from the time of such increase to acquire any additional Ordinary Shares needed to meet these guidelines. The ownership requirement will be measured as to each Executive Officer as of the first trading day in January of each year. In determining compliance with the stock ownership guidelines, we include Ordinary Shares owned outright, as well as Ordinary Shares and restricted share units subject to time-based vesting. No Executive Officer shall be deemed to be out of compliance with these guidelines to the extent that, after initially reaching the ownership threshold, the sole reason such person’s ownership is below the required threshold is due to a decrease in the market price of the Company’s Ordinary Shares and such person has not sold any Ordinary Shares since the time such person’s ownership dropped below the required threshold.

All Executive Officers have satisfied, or are on track to satisfy within the five-year grace period, the Board’s stock ownership guidelines. This description of the stock ownership guidelines does not purport to be complete, and it is qualified in its entirety by reference to the full text of the guidelines, which can be viewed on our website at www.uniqure.com/investors-media/corporate-governance.

Insider Trading Policy and Hedging and Pledging Prohibitions

Under our Insider Trading Policy adopted by our Board, our officers, directors, employees, consultants and contractors, as well as the Company itself, are prohibited from engaging in hedging or monetization transactions relating to any of our securities (including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds) and holding our equity securities in a margin account or pledging securities as collateral for a loan, except that certain exceptions may be granted to permit the pledge of securities as collateral for a loan, if the individual demonstrates the financial capacity to repay the loan without resorting to the pledged securities. For the fiscal year ended December 31, 2025, no such requests were made by our NEOs or members of our Board. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations with respect to the purchase, sale and/or other dispositions of our securities, as well as any listing standards, rules and regulations applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report.

Clawback Policy

In December 2021, the Board adopted the Clawback Policy, which was revised in December 2023 to reflect updated listing standard rules from Nasdaq. The Clawback Policy requires the company to seek recoupment of any excess performance-based compensation that was paid to our executive officers due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, regardless of fault or misconduct, other than in certain limited circumstances. In addition, the Clawback Policy may, in certain circumstances, be applied to other current or former employees whose actions or omissions contributed to the circumstances requiring the restatement and also involved willful misconduct or a willful violation of any of the Company’s rules. Additionally, if the Board determines that detrimental conduct has occurred that results in a material adverse impact on the Company’s financial results, operations or reputation, incentive-based compensation may be subject to recoupment.

The full Clawback Policy, as amended, is available on our website at www.uniqure.com/investors-media/corporate-governance.

Risk Considerations

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices. Based on such evaluation, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage executives to take excessive risks that are reasonably likely to have a material adverse effect on the Company because the various elements of the Company’s executive compensation policies and practices diversify the risks associated with any single element of the executive’s compensation. Instead, the elements of the Company’s executive compensation policy are, collectively, designed to achieve the Company’s annual and long-term corporate objectives and strategies.

SUMMARY COMPENSATION TABLE

The following table summarizes the annual compensation paid to our named executive officers for the three fiscal years ended December 31, 2025, 2024 and 2023.

Name	Year	Salary (1) ($)	Stock Award (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Medicare benefits ($)	All other compensation (4) ($)	Total ($)
Matthew Kapusta	2025	676,170	1,079,100	1,155,960	345,117	29,571	1,516	3,287,434
Chief Executive Officer	2024	656,577	1,107,181	840,780	433,620	36,315	1,465	3,075,938
	2023	635,089	2,502,900	3,064,662	342,900	35,116	4,252	6,584,919
Christian Klemt (5)	2025	539,220	795,700	851,760	197,755	—	22,975	2,407,410
Chief Financial Officer	2024	449,238	370,720	277,020	206,649	—	23,906	1,327,533
	2023	407,111	770,440	770,646	146,005	—	22,346	2,116,548
Walid Abi-Saab (5)(6)	2025	583,798	414,200	446,160	258,250	—	103,230	1,805,638
Chief Medical Officer	2024	541,364	276,705	277,020	311,284	—	93,484	1,499,857
Jeannette Potts (7)	2025	495,012	381,500	405,600	178,344	29,571	9,900	1,499,927
Chief Legal and Compliance Officer	2024	480,692	276,705	277,020	211,640	36,315	9,900	1,292,272
	2023	277,212	950,478	951,568	102,114	22,501	6,975	2,310,848

(1)	Salary is determined based on actual salary during the fiscal years 2023 – 2025. Actual salary has a minor variance from the salary listed in the CD&A for U.S. NEOs based on biweekly payroll mechanics.
(2)	Represents the aggregate fair value of the stock and options awards granted to such NEOs during 2023, 2024, and 2025 as determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”) not including estimates of forfeitures related to service-based vesting conditions. Amounts reflected in the stock awards column are comprised of the accounting value of both the time-vested RSUs and PSUs granted in the years reflected. PSUs have only been included in the stock awards column to the extent accomplishment of an underlying milestone is considered probable in accordance with ASC 718. These vested PSUs have been included in the stock award column for 2024. For assumptions and estimates used in determining these values, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Share-based Payments and Note 2.3.22 of the Consolidated Financial Statements in our Annual Report. Note that the amounts reported in these columns reflect the accounting cost for these stock and option awards, and do not correspond to the actual economic value that may be received by the NEOs. The number of RSUs and stock options granted is established using a 30-day average share price, to mitigate for any short-term volatility, applied to the approved target value. Grant date fair values are calculated on the date of grant in accordance with accounting rules. This can result in differences between the target values approved by the Compensation Committee and the disclosed grant date fair value. In 2023, this resulted in a 4% decrease between the grant date fair value and target value. In 2024, this resulted in no difference between the grant date value and target value. In 2025, this resulted in a 23% decrease between the grant date fair value and the target value.
(3)	These amounts reflect the annual cash bonus awards granted to the NEOs pursuant to the Company’s Short-term Incentive program.
(4)	Amounts represent 401(k) or similar retirement contributions for non-U.S. pension plans.
(5)	Mr. Klemt receives his salary, non-equity incentive plan compensation and other compensation in euros. Amounts were converted to $ using an average exchange rate for the 12-month period ended December 31, 2025 of 1.13 $/euro, December 31, 2024 of 1.08 $/euro, and December 31, 2023 of 1.08 $/euro. Dr. Abi-Saab receives his salary, non-equity incentive compensation and other compensation in Swiss francs. Amounts were converted to dollars using an average exchange rate for the 12-month period ended December 31, 2025 of 1.20 $/Swiss franc, December 31, 2024 of 1.14 $/Swiss franc, and December 31 2023 of 1.11 $/Swiss franc.
(6)	Dr. Abi-Saab became a named executive officer in 2024.
(7)	Dr. Potts has served as our Chief Legal and Compliance Officer since May 2023 and Corporate Secretary since June 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025

The following table contains information concerning exercisable stock options with respect to our Ordinary Shares, RSUs and PSUs granted to our NEOs that were outstanding as of December 31, 2025.

			Option Awards (1)					Stock Awards (2)
Name	Type of Equity Award		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned PSUs, Shares, Other Units or Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Matthew Kapusta	Option		83,663	—	—	19.39	2028	—	—	—	—
	Option		83,362	—	—	31.71	2029	—	—	—	—
	Option		59,278	—	—	51.81	2030	—	—	—	—
	Option		96,229	—	—	37.00	2031	—	—	—	—
	Option		202,157	13,486	—	16.04	2032	—	—	—	—
	Option		176,342	80,158	—	20.06	2033	—	—	—	—
	Option		113,529	145,971	—	5.59	2034	—	—	—	—
	Option		—	171,000	—	10.90	2035	—	—	—	—
	RSU	(3)	—	—	—	—	—	40,502	969,213	—	—
	RSU	(6)	—	—	—	—	—	100,001	2,393,024	—	—
	RSU	(8)	—	—	—	—	—	99,000	2,369,070	—	—
Christian Klemt	Option		22,620	—	—	19.39	2028	—	—	—	—
	Option		18,651	—	—	31.71	2029	—	—	—	—
	Option		14,479	—	—	51.81	2030	—	—	—	—
	Option		28,165	—	—	37.00	2031	—	—	—	—
	Option		16,235	—	—	34.46	2031	—	—	—	—
	Option		70,517	4,707	—	16.04	2032	—	—	—	—
	Option		44,342	20,158	—	20.06	2033	—	—	—	—
	Option		37,404	48,096	—	5.59	2034	—	—	—	—
	Option		—	126,000		10.90	2035	—	—	—	—
	RSU	(3)	—	—	—	—	—	12,468	298,359	—	—
	RSU	(6)	—	—	—	—	—	33,001	789,714	—	—
	RSU	(8)	—	—	—	—	—	73,000	1,746,890	—	—
Walid Abi-Saab	Option		72,372	43,428	—	11.47	2033	—	—	—	—
	Option		37,404	48,096	—	5.59	2034	—	—	—	—
	Option		—	66,000	—	10.9	2035	—	—	—	—
	RSU	(5)	—	—	—	—	—	22,402	536,080	—	—
	RSU	(6)	—	—	—	—	—	33,001	789,714	—	—
	RSU	(8)	—	—	—	—	—	38,000	909,340	—	—
	PSU	(7)	—	—	—	—	—	—	—	25,000	2,393,000
Jeannette Potts	Option		50,811	—	—	20.18	2033	—	—	—	—
	Option		37,404	48,096	—	5.59	2034	—	—	—	—
	Option		—	60,000	—	10.90	2035	—	—	—	—
	RSU	(4)	—	—	—	—	—	15,702	375,749	—	—
	RSU	(6)	—	—	—	—	—	33,001	789,714	—	—
	RSU	(8)	—	—	—	—	—	35,000	837,550	—	—

(1)	The option grants typically vest over four years; 25% on the anniversary of the grant date and in equal quarterly installments thereafter.
(2)	Market values of RSU and PSU awards are based on the closing stock price of the Company on December 31, 2025 ($23.93 per Ordinary Share).
(3)	RSU awards granted on February 24, 2023, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(4)	RSU awards granted on June 13, 2023, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(5)	RSU awards granted on June 26, 2023, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(6)	RSU awards granted on March 1 2024, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(7)	The PSU awards were formally awarded by the Board on November 21, 2024 and vest based on the achievement of certain specified performance goals. As of December 31, 2025, no such performance goals had been achieved.

(8)	RSU awards granted on March 3, 2025, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2025

										All Other	All Other
										stock	option		Grant Date
				Estimated Future			Estimated Future			Awards:	Awards:		Fair Value
				Payouts under			Payouts Under			Number	Number of	Exercise or	of Stock
				Non-Equity Incentive			Equity Incentive			of shares	securities	Base Price	and
				Plan Awards (1)			Plan Awards			of stock	underlying	of Option	Option
Name	Award		Grant Dates	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)	Option (#)	Awards ($/sh)	Awards ($)
Matthew Kapusta	ICU	(1)		203,010	406,020	609,030	—	—	—	—	—	—	—
	Option	(2)	3/3/2025	—	—	—	—	—	—	—	171,000	10.90	1,155,960
	RSU	(3)	3/3/2025	—	—	—	—	—	—	99,000	—	—	1,079,100

Christian Klemt (4)	ICU	(1)		107,476	214,952	322,427	—	—	—	—	—	—	—
	Option	(2)	3/3/2025	—	—	—	—	—	—	—	126,000	10.90	851,760
	RSU	(3)	3/3/2025	—	—	—	—	—	—	73,000	—	—	795,700

Walid Abi-Saab (5)	ICU	(1)		145,951	291,902	437,853	—	—	—	—	—	—	—
	Option	(2)	3/3/2025	—	—	—	—	—	—	—	66,000	10.90	446,160
	RSU	(3)	3/3/2025	—	—	—	—	—	—	38,000	—	—	414,200

Jeannette Potts	ICU	(1)		99,080	198,160	297,240	—	—	—	—	—	—	—
	Option	(2)	3/3/2025	—	—	—	—	—	—	—	60,000	10.90	405,600
	RSU	(3)	3/3/2025	—	—	—	—	—	—	35,000	—	—	381,500
(1)	Represents 2025 annual cash bonus granted under the Company’s Short-Term Incentive Plan. For additional information, please see “Compensation Discussion and Analysis—2025 Short-Term Incentive Plan.”
(2)	Time-vested stock options granted under the Company’s 2014 Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2025 Long-term Incentive Awards.”
(3)	Time-vested RSUs granted under the Company’s 2014 Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2025 Long-term Incentive.”
(4)	Mr. Klemt receives a salary in euros. Short-term incentive amounts were converted to dollars using an average exchange rate for the 12-month period ended December 31, 2025 of 1.13 $US/euro.
(5)	Dr. Abi-Saab receive their salary in Swiss francs. Short-term incentive amounts were converted to dollars using an average exchange rate for the 12-month period ended December 31, 2025 of 1.20 $US/Swiss franc.

OPTION EXERCISES AND STOCK VESTED IN 2025

The following table discloses information for each of our NEOs regarding the exercise of stock option awards and the vesting of certain stock awards for the 12-month period ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Matthew Kapusta	226,316	9,382,390	148,515	1,791,552
Christian Klemt	18,000	945,136	49,221	593,696
Walid Abi-Saab	—	—	38,898	535,700
Jeanette Potts	—	—	32,198	457,785
(1)

Value realized on Vesting equals the number of Ordinary Shares vested multiplied by the closing price of our Ordinary Shares on the Nasdaq Global Select Market on the day the Ordinary Shares vested, respectively the closing price on the last trading day if such vesting occurs on a day that our Ordinary Shares are not traded on the Nasdaq Global Select Market.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed fiscal years. In determining the “compensation actually paid” (“CAP”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Pay Versus Performance Table

The following table sets contains information about the relationship between CAP, as computed in accordance with SEC rules, to our principal executive officers (“PEO”) and non-PEO NEOs as a group, and our financial performance for the five years 2021 – 2025. The cumulative Total Stockholder Return depicts a hypothetical $100 investment in our common stock on December 31, 2020, and shows the value of that investment over time for each calendar year. A hypothetical $100 investment in the Nasdaq Biotechnology Index (“NBI”) using the same methodology is shown for comparison. In addition, the average non-PEO NEO incumbents differ year to year and may comprise different roles with different individual and market-based considerations impacting compensation decisions. Comparing the summary compensation table total average and CAP average for the non-PEO NEOs year over year does not accurately depict changes in these values for the same individuals.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On:
	Summary		Compensation	Compensation		Peer Group
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net (Loss) /
	Table Total	Actually Paid	for Non-	to Non-PEO	Shareholder	Shareholder	Income
Year	for PEO (1)	to PEO (1) (2) (3)	PEO NEOs (4)	NEOs (3) (4) (5)	Return (6)	Return (7)	($ in millions) (8)
2025	3,287,434	7,173,585	1,904,325	4,178,750	66.23	119.92	(199.0)
2024	3,075,938	9,940,635	1,523,794	3,377,604	47.66	90.12	(239.6)
2023	6,584,919	(1,396,962)	2,668,599	95,398	18.74	91.84	(308.5)
2022	5,628,174	6,956,368	2,352,186	2,794,041	62.75	88.53	(126.8)
2021	5,100,101	1,561,702	2,341,941	1,100,648	57.40	99.37	329.6
(1)	Reflects compensation for our Chief Executive Officer, Mr. Kapusta, who served as our PEO for all five fiscal years presented in the table above.
(2)

The amounts reported for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our PEO. The following table discloses the adjustments made to the Summary Compensation Table amounts to calculate the CAP amounts.

	Fiscal year-ended December 31,
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Summary Compensation Table Total	3,287,434	3,075,938	6,584,919	5,628,174	5,100,101
Deduction for Reported Grant Date Fair Value of Stock Awards (a)	(1,079,100)	(1,107,181)	(2,502,900)	(2,464,117)	(2,065,081)
Deduction for Reported Grant Date Fair Value of Option Awards (a)	(1,155,960)	(840,780)	(3,064,662)	(2,006,170)	(2,065,074)
Addition of fair value at year-end of equity awards granted during the year that remained outstanding and unvested	5,268,909	6,034,988	1,549,893	5,696,179	2,114,800
Change in fair value at year-end versus prior year-end for awards granted in prior year that remained outstanding and unvested	2,057,824	2,926,744	(3,225,394)	294,663	(1,571,302)
Change in fair value at vesting date versus prior year-end for awards granted in prior year that vested during the year	(1,205,522)	(149,075)	(738,818)	(192,361)	48,258
Compensation Actually Paid	7,173,585	9,940,635	(1,396,962)	6,956,368	1,561,702

(a)	Reflects the total of amounts reported in the Stock Awards and Option Awards columns of the Summary Compensation Table for our PEO in each of the reported years.
(3)

Measurement date equity fair values are calculated with assumptions derived on a basis consistent with, and are not materially different from, those used for grant date fair value purposes. Restricted share units are valued based on the last sale price of our ordinary shares on the Nasdaq Global Select Market on the relevant measurement date. Performance share units are valued by applying the probable or actual outcome based on performance through the measurement date, multiplied by the last sale price of our ordinary shares on the Nasdaq Global Select Market on the relevant measurement date. Options are valued using a Hull & White option pricing model with assumptions established as at the relevant measurement date.

(4)

Reflects the average compensation for the non-PEO NEOs for each respective year presented. The persons included as non-PEO NEOs in each respective year reflects the relevant individuals included in the Summary Compensation Table for each of the years as follows:

2021: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch and Pierre Caloz;

2022: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch and Pierre Caloz;

2023: Christian Klemt, Ricardo Dolmetsch, Pierre Caloz, Richard Porter and Jeannette Potts; and

2024: Christian Klemt, Walid Abi-Saab, Pierre Caloz and Jeannette Potts.

2025: Christian Klemt, Walid Abi-Saab and Jeannette Potts

(5)

The amounts reported for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our non-PEO NEOs. The following table discloses the adjustments made to the Summary Compensation Table amounts to calculate the CAP amounts.

	Fiscal year-ended December 31,
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for non-PEO NEOs	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Summary Compensation Table Total	1,904,325	1,523,794	2,668,599	2,352,186	2,341,941
Deduction for Reported Grant Date Fair Value of Stock Awards (a)	(530,467)	(286,939)	(935,117)	(877,719)	(826,032)
Deduction for Reported Grant Date Fair Value of Option Awards (a)	(567,840)	(253,935)	(901,029)	(682,913)	(897,864)
Addition of fair value at year-end of equity awards granted during the year that remained outstanding and unvested	2,868,743	1,933,839	520,304	1,939,018	918,900
Change in fair value at year-end versus prior year-end for awards granted in prior year that remained outstanding and unvested	725,605	517,282	(932,864)	123,475	(425,980)
Change in fair value at vesting date versus prior year-end for awards granted in prior year that vested during the year	(221,616)	(56,436)	(324,495)	(60,006)	(10,317)
Compensation Actually Paid	4,178,750	3,377,604	95,398	2,794,041	1,100,648

(a)	Reflects the total of amounts reported in the Stock Awards and Option Awards columns of the Summary Compensation Table, averaged for our non-PEO NEOs in each of the reported years.
(6)

Total Shareholder Return (“TSR”) represents the cumulative total shareholder return of investing in our shares for the period beginning on the last trading day of 2021 through the last trading day of each of the years presented in the Pay Versus Performance Table.

(7)

Peer Group TSR represents the cumulative total shareholder return of the NBI for the period beginning on the last trading day of 2021 through the last trading day of each of the years presented in the Pay Versus Performance Table. The NBI is the peer group used for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2025.

(8)	Reflects Net (Loss) / Income as reported in the Company’s Annual Report on Form 10-K for the years ending December 31, 2025, 2024, 2023, 2022, and 2021.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	Our cumulative TSR and Peer Group (NBI) cumulative TSR; and
●	Our net loss.

TSR amounts reported in the graph assume an initial fixed investment of $100.

Tabular List of Company Performance Measures

As described in our CD&A, we believe that compensation should pay for performance, align interest with our shareholders, use at-risk compensation to incentivize executives, and attract and retain talented executives. We seek to align compensation opportunities for our NEOs with our strategic priorities, which largely reflect non-financial measures. Total Shareholder Return is the only financial measure (per the definition in Item 402(v)(2) of Regulation S-K) currently used in our executive compensation program to assess performance in respect of the 2021 PSU awards on a relative basis. As a result of Total Shareholder Return already being included in the Pay Versus Performance table, no company-selected measure is identified or reported.

Abular List of
Tabular List of Most Important Performance Measures
Total Shareholder Return

Potential Payments upon Termination or Change of Control

Pursuant to the terms of their respective employment agreements with the Company, each of our NEOs are eligible for potential payments and benefits in connection with a termination, including without Cause or for Good Reason, or in connection with a Change of Control. The following narrative and tables set forth the potential payments and value of additional benefit that each of our NEOs would receive in the scenarios contemplated. Except as otherwise provided below, the tables below assume that employment terminated and/or the Change of Control occurred on December 31, 2025 and reflect the closing share price of the Company on December 31, 2025 of $23.93 per Ordinary Share. Except as otherwise provided, the following definitions apply to the potential payments upon termination.

“Cause” has the meaning set forth in each NEO’s employment agreement.

“Change in Control” means any of the following: (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (b) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (c) the consummation of (1) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

“Termination in Connection with Change of Control” means, unless as otherwise noted below, (i) any termination by the Company of the named executive officer’s employment other than for Cause that occurs within 12 months after the Change of Control; or (ii) any resignation by the named executive officer for Good Reason that occurs within 12 months after the Change of Control.

“Disability” has the meaning set forth in each NEO’s employment agreement.

“Good Reason” has the meaning set forth in each NEO’s employment agreement.

Matthew Kapusta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2025, at a share price of $23.93 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance (1)	1,624,080	2,165,441	—	—	—
Pro-rata bonus (1), (2)	406,020	406,020	406,020	406,020	—
Long term incentive
Restricted share units - unvested and accelerated	5,731,307	5,731,307	—	—	—
Stock options - unvested and accelerated	5,321,854	5,321,854	—	—	—
Benefits and perquisites
Health insurance (3)	44,356	44,356	—	—	—
Total	13,127,618	13,668,978	406,020	406,020	—
(1)	Cash severance and pro-rata bonus are paid as a lump sum, except in the case of base salary paid on termination without Cause or for Good Reason, which is paid over the course of the severance period.
(2)	Pro-rata bonus amounts are based on actual 2025 annual short-term incentive payout.
(3)	Health insurance costs are based on individual elections for 2025.

If Mr. Kapusta’s employment with uniQure Inc. is terminated voluntarily without Good Reason by Mr. Kapusta, for Cause by uniQure Inc., upon a vote of the general meeting of the Company’s Shareholders to dismiss him or upon a vote of the Board to recommend dismissal from his positions at the Company to the general meeting of the Company’s Shareholders and/or to suspend Mr. Kapusta from his positions, then Mr. Kapusta is not entitled to any severance.

“Termination in Connection with Change of Control” means (a) any termination by the Company of Mr. Kapusta’s employment, other than for Cause, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control; or (b) any resignation by Mr. Kapusta for Good Reason, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control.

Christian Klemt

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2025, at a share price of $23.93 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance	752,330	1,128,495	—	—	—
Pro-rata bonus (1)	214,952	214,952	214,952	214,952	—
Long term incentive
Restricted share units - unvested and accelerated	—	2,834,963	—	—	—
Stock options - unvested and accelerated	—	2,639,010	—	—	—
Total	967,282	6,817,420	214,952	214,952	—
(1)	Pro-rata bonus amounts are based on actual 2025 annual short-term incentive pay-out.

(2)	PSU amounts reflect actual earned awards for all completed tranches.

Walid Abi-Saab

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2025, at a share price of $23.93 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance	875,706	1,313,559	—	—	—
Pro-rata bonus (1)	291,902	291,902	291,902	291,902	—
Long term incentive
Restricted share units - unvested and accelerated	—	2,235,134	—	—	—
Stock options - unvested and accelerated	—	2,283,174	—	—	—
Total	1,167,608	6,123,768	291,902	291,902	—
(1)	Pro-rata bonus amounts are based on actual 2025 annual short-term incentive pay-out.

Jeannette Potts

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2025, at a share price of $23.93 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance	693,560	1,040,340	—	—	—
Pro-rata bonus (1)	198,160	198,160	198,160	198,160	—
Long term incentive
Restricted share units - unvested and accelerated	—	2,003,013	—	—	—
Stock options - unvested and accelerated	—	1,778,214	—	—	—
Benefits and perquisites
Health insurance (2)	29,571	44,356	—	—	—
Total	921,291	5,064,084	198,160	198,160	—
(1)	Pro-rata bonus amounts under are based on actual 2025 annual short-term incentive pay-out.
(2)	Health insurance costs are based on individual elections for 2025.

NON-EXECUTIVE DIRECTOR COMPENSATION

Overview of Non-Executive Director Compensation Program

Current Non-Executive Director Compensation Arrangements

Our Remuneration Policy provides that our Board may determine compensation paid to non-executive directors. Our Board-approved non-executive director compensation for their services on our Board is as follows:

●	Each non-executive director received an annual retainer of $45,000.
●	The chair of the Board receives an annual retainer totaling $80,000 (i.e., an annual retainer of $45,000 and an additional $35,000 as the chair of the Board).
●	Each non-executive director who serves as a member of a committee of our Board receives additional compensation as follows:
●	Audit Committee: members receive an annual retainer of $10,000; the chair receives an annual retainer of $20,000.
●	Compensation Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.
●	Nominating and Corporate Governance Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.
●	Research & Development Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.
●	Commercial Committee: members receive an annual retainer of $10,000; the chair receives an annual retainer of $20,000.
●	Each non-executive director receives an annual equity grant with a value consisting of one-half options and one-half RSUs with a one-year vesting period for each.

Each annual retainer for Board and committee service is payable semi-annually.

Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

NON-EXECUTIVE DIRECTOR COMPENSATION TABLE

The following table summarizes the annual compensation paid to those persons who served as our non-executive directors during the fiscal year ended December 31, 2025. Option Awards and Restricted Stock Unit Awards reflected in the table below are based on the fair value of such awards as of the grant date.

Name	Fees Earned ($)	Option Awards ($) (1)	Restricted Stock Unit Awards ($) (1)	Total ($)
Madhavan Balachandran	65,041	137,857	129,273	332,171
Robert Gut	52,500	137,857	129,273	319,630
Rachelle Jacques	70,082	137,857	129,273	337,212
Jack Kaye	72,500	137,857	129,273	339,630
David Meek	97,541	137,857	129,273	364,671
Leonard Post	60,000	137,857	129,273	327,130
Jeremy Springhorn	77,541	137,857	129,273	344,671

(1)	The value of stock awards and stock options as reported in their respective columns is calculated using the grant date accounting fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”).

The following table sets forth information relating to the aggregate number of RSUs and stock options outstanding on December 31, 2025 for each of our non-executive directors.

Name	Award Type	Aggregate Number of Awards Outstanding (#) (1)
Madhavan Balachandran	Option	98,397
	RSU	7,970
Robert Gut	Option	148,973
	RSU	7,970
Rachelle Jacques	Option	78,985
	RSU	7,970
Jack Kaye	Option	70,587
	RSU	7,970
David Meek	Option	92,007
	RSU	7,970
Leonard Post	Option	83,092
	RSU	7,970
Jeremy Springhorn	Option	98,397
	RSU	7,970
(1)	This table includes unexercised option awards (whether or not exercisable) and unvested stock awards (including unvested stock units).

GENERAL MATTERS

Availability of Certain Documents

This Proxy Statement, a copy of our fiscal year Annual Report and our other filings have been posted on our website at www.uniqure.com/investors-media/sec-filings. A copy of our 2025 Dutch Statutory Annual Accounts and our 2025 Dutch Statutory Board Report is available on our website at www.uniqure.com under “Shareholder & Stock Info” or it may be obtained free of charge by written request.

Please send a written request to Investor Relations at the Company’s principal executive offices below:

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

Attention: Investor Relations

Email: investors@uniQure.com

or to the Company’s administrative offices:

uniQure N.V.

1 Hartwell Place

Lexington, MA 02421

United States

Attention: Investor Relations

Additionally, a copy of this Proxy Statement is available free of charge at our registered office at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

Delivery of Proxy Materials to Households

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our Shareholders, unless we receive contrary instructions from the impacted Shareholders prior to the mailing date. If you are a Shareholder who lives at a shared address and you would like additional copies of the Annual Report, the Proxy Statement, or any future proxy statements, please contact Investor Relations, uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000 or by email at investors@uniQure.com, and we will promptly mail you copies. This Proxy Statement and the Annual Report are also available at http://www.edocumentview.com/QURE.

Contact for Additional Questions

If you hold your shares directly, please contact Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email at investors@uniQure.com. If your shares are held in street name, please use the contact information provided on your voting instruction form or contact your broker or other nominee directly.

Shareholder Communications

The Company has a process for Shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board may write to the Board at the address of the Company’s principal executive office given above. These communications will be received by Investor Relations and will be presented to the Board at the discretion of Investor Relations. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

Proposals and Nominations for the 2027 Annual General Meeting of Shareholders

If any Shareholder wishes to propose a matter for consideration at our 2027 annual general meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act, the proposal should be delivered in accordance with SEC Rule 14a-8(e)(2) to Investor Relations at the address above in a timely manner.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our Proxy Statement and form of proxy for our 2027 annual general meeting of shareholders, a proposal must be received by Investor Relations on or before December 28, 2026, unless the date of the 2027 annual general meeting of shareholders is changed by more than 30 days from the date of the 2026 Annual Meeting, and must satisfy the proxy rules promulgated by the SEC. The deadline for providing notice of a solicitation of proxies in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19 for the Company’s 2027 annual meeting is April 11, 2027.

Shareholders intending to include a proposal on the agenda for the 2027 annual general meeting of shareholders,

irrespective of whether they intend to have the proposal included in our proxy statement, must comply with the requirements under our Articles of Association and Dutch law. Under Dutch law and our Articles of Association, only shareholders representing at least 3% of our issued share capital are authorized to request the inclusion of items on the agenda, provided that they do so no later than 60 days before the date of the annual general meeting, and must otherwise be given pursuant to the requirements of Dutch law. Any such shareholder proposal may be subject to the response period or cooling-off period that the Board is allowed to invoke under the Dutch Corporate Governance Code and Dutch law, respectively.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our Articles of Association and the rules and regulations of the SEC.

Other Matters

At the date of the Proxy Statement, management is not aware of any matters to be presented for action at the 2026 Annual Meeting other than those described above. However, if any other matters should properly come before the 2026 Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy card in accordance with their judgment on such matters.

April [ ], 2026	By Order of the Board of Directors,

Matthew Kapusta, Chief Executive Officer, and Executive Director

APPENDIX A

uniQure N.V.

2014 Share Incentive Plan

(Amended and Restated Effective as of June 10, 2026)

1.	Purpose

The purpose of this 2014 Share Incentive Plan, as herein amended and restated (the “Plan”) of uniQure N.V., a public limited company incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the U.S. Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Plan was initially effective as of January 9, 2014 and was most recently amended and restated effective as of June 11, 2025. This amendment and restatement of the Plan is effective as of June 10, 2026 (the “2026 Amendment Effective Date”).

Changes made effective as of the 2026 Amendment Effective Date only apply to Awards (as defined below) granted on or after the 2026 Amendment Effective Date. Awards granted prior to the 2026 Amendment Effective Date shall continue to be governed by the applicable Award agreements and the terms of the Plan in effect prior to the 2026 Amendment Effective Date, and the Board shall administer such Awards in accordance with such terms.

2.	Eligibility

All of the Company’s employees, executive directors and non-executive directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Eligibility to participate in the Plan shall be determined at the sole discretion of the Board. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Shares (as defined in Section 7), Restricted Share Units (as defined in Section 7) and Other Share-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)Administration by the Board. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Shares Available for Awards
(a)	Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under this Section 4(a) and Section 9, the aggregate number of ordinary shares (€0.05 par value per share) of the Company (the “Ordinary Shares”) that may be issued with respect to Awards granted under the Plan on or after the 2026 Amendment Effective Date shall be the sum of: (i) 8,096,384 Ordinary Shares, which is the number of shares that remained available for Awards under the Plan as of March 31, 2026 (assuming target performance of performance-based awards), (ii) 2,593,895 Ordinary Shares, which is the number of shares subject to outstanding Awards under the Plan as of March 31, 2026 (assuming target performance of performance-based Awards), and (iii) 350,000 shares.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)the gross number of Ordinary Shares covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants a SAR in tandem with an Option for the same number of Ordinary Shares and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan; and

(B)Ordinary Shares delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Awards creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards. For the avoidance of doubt, to the extent that the Company repurchases Ordinary Shares on the open market with the proceeds of the exercise price or purchase price of Awards, such shares shall not be added back to the number of shares available for the future grant of Awards.

(b)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other share or share-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Share Options

(a)General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and determine the number of Ordinary Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable securities laws, as it considers necessary or advisable. No dividends or dividend equivalents shall be paid with respect to Options.

(b)Incentive Share Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Share Option”) shall only be granted to employees of uniQure N.V., any of uniQure N.V.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Share Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Share Option shall be designated a “Share Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Share Option is not an Incentive Share Option or if the Company converts an Incentive Share Option to a Share Option. On and after the 2026 Amendment Effective Date, Awards with respect to a maximum of 2,943,895 Ordinary Shares may be granted in the form of Incentive Share Options under the Plan.

(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement, which shall be not less than 100% of the Fair Market Value per Ordinary Share on the date the Option is granted; provided, however, that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For purposes of the Plan, unless otherwise required by applicable law, the Fair Market Value per Ordinary Share as of any date shall be (A) if the Ordinary Shares are readily tradeable on a national securities exchange or other market system, either (I) or (II), as determined by the Board on or prior to the date of grant, where (I) is the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten trading days following the date of grant and (II) is the closing sales price of the Ordinary Shares during regular trading hours on the date of grant, or (B) if the Ordinary Shares are not readily tradeable on a national securities exchange or other market system, the amount determined in good faith by (or in a manner approved by) the Board (“Fair Market Value”). Notwithstanding the foregoing (x) for purposes of any Option intended to be an Incentive Share Option, Fair Market Value shall be determined in accordance with the applicable provisions of Section 422 of the Code and the corresponding regulations, (y) for purposes of any Share Option granted to a Participant who is subject to taxation in the United States, Fair Market Value shall be determined in accordance with the applicable provisions of Section 409A of the Code and the corresponding regulations and (z) in no event shall the exercise price of any Option be less than the nominal value per Ordinary Share.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Ordinary Shares subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	By wire transfer, in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Ordinary Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Share Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above-permitted forms of payment.

6.	Share Appreciation Rights

(a)General. The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Ordinary Shares or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of an Ordinary Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date. No dividends or dividend equivalents shall be paid with respect to SARs.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

7.	Restricted Shares; Restricted Share Units

(a)General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive Ordinary Shares or cash to be delivered upon or following the date the Award vests (“Restricted Share Units”) (Restricted Shares and Restricted Share Units are each referred to herein as a “Restricted Share Award”).

(b)Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Shares; Dividends. Any dividends (whether paid in cash or shares) declared and paid by the Company with respect to Restricted Shares (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Restricted Shares. For the avoidance of doubt, dividends declared and paid by the Company with respect to Restricted Shares that are subject to restrictions on transfer and forfeitability shall be paid if and to the extent that the restrictions on transfer and forfeitability with respect to the underlying Restricted Shares lapse, as determined by the Board.

(d)	Additional Provisions Relating to Restricted Share Units.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Share Unit, the Participant shall be entitled to receive from the Company the number of shares of Ordinary Shares set forth in the applicable Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of such number of Ordinary Shares. The Board may, in its discretion, provide that settlement of Restricted Share Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units.

(3)Dividend Equivalents. The Award agreement for Restricted Share Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Ordinary Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently (but only to the extent the Restricted Share Units are vested) or credited to an account for the Participant, may be settled in cash and/or Ordinary Shares and may be subject to the same restrictions as the Restricted Share Units with respect to which paid, in each case to the extent provided in the Award agreement. Notwithstanding the foregoing, Dividend Equivalents with respect to Restricted Share Units that are subject to restrictions shall be paid only if and to the extent that the restrictions with respect to the underlying Restricted Share Units lapse, as determined by the Board.

8.	Other Share-Based Awards

(a)General. Other Awards of Ordinary Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property, may be granted hereunder to Participants (“Other Share-Based Awards”). Such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Ordinary Shares or cash, as the Board shall determine. Any dividends or Dividend Equivalents with respect to Other Share-Based Awards shall be paid only if and to the extent that restrictions with respect to the underlying Other Share-Based Award lapse, as determined by the Board.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Share-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Ordinary Shares and Certain Other Events

(a)Changes in Capitalization. In the event of any share split, share consolidation, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Share Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Share Unit or Other Share-Based Award, shall be equitably adjusted by the Company

(or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing and subject to compliance with Section 409A of the Code, if applicable, in the event the Company effects a split of the Ordinary Shares by means of a share dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such share dividend shall be entitled to receive, on the distribution date, the share dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such share dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall be deemed to have occurred upon any of the following events:

(A)any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(B)consummation of the sale of all or substantially all of the property or assets of the Company; or

(C)consummation of a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), which results in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51% of the Voting Stock of the surviving entity.

Notwithstanding the foregoing, the Board may provide for a different definition of “Change in Control” in an Award agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

(2)	Consequences of a Reorganization Event on Awards.

(A)In connection with a Reorganization Event where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Reorganization Event shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Reorganization Event, references to the “Company” as they relate to employment matters shall include the successor employer, unless the Board provides otherwise.

(B)Unless the Award agreement provides otherwise, if a Participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the Participant’s outstanding Awards shall become fully exercisable and any restrictions on such Awards shall lapse as of the date of such termination; provided that if the restrictions on any such Awards is based, in whole or in part, on performance, the applicable Award agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 9(b)(2) shall be calculated.

(C)In connection with a Reorganization Event, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines without the consent of any Participant (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the

Participant): (i) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of Ordinary Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the excess, if any, of (x) the Acquisition Price over (y) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (v) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Such surrender, termination or payment shall take place as of the date of the Reorganization Event or such other date as the Board may specify. Without limiting the foregoing, (1) if the per share Acquisition Price does not exceed the per share Option exercise price or SAR measurement price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR and (2) upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.

(D)Notwithstanding the foregoing in this Section 9(b)(2), in the case of outstanding Restricted Share Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Share Unit agreement provides that the Restricted Share Units shall be settled upon a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A) and the Restricted Share Units shall instead be settled in accordance with the terms of the applicable Restricted Share Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (ii), (iii) or (iv) of Section 9(b)(2)(C) if the Reorganization Event constitutes a “change in control event” as defined under U.S. Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Share Units pursuant to Section 9(b)(2)(A), then the unvested Restricted Share Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(E)For purposes of Section 9(b)(2)(A), an Award (other than Restricted Shares) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Ordinary Share subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.

10.	General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution applicable to such Participant or, other than in the case of an Incentive Share Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Ordinary Shares subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(e)Withholding. The Participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Subject to Section 11(c), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Share Option to a Share Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9 or is intended to make the Award comply with applicable law.

(g)Conditions on Delivery of Ordinary Shares. The Company will not be obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. Notwithstanding Section 10(i), the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)Minimum Vesting. Awards granted under the Plan shall vest or become exercisable over a period that is not less than one year from the date of grant. Subject to any adjustments made in accordance with Section 9(a) above, up to 5% of the Ordinary Shares subject to the share reserve set forth in Section 4(a)(1) may be granted without regard to the minimum vesting requirement of this Section 10(i).

11.	Miscellaneous

(a)No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award. This Plan will not be considered a part of any employment agreement in force between the Participant and the Company and/or a group company. The grant of an Award does not qualify as an employment condition and shall not be included in the calculation of any severance payment or any other payments in connection with the Participant’s employment agreement or the termination thereof. The granting of an Award or the vesting thereof does not in any way affect the scope or level of the Participant’s pension rights, pension entitlements and/or of any other entitlements vis-a-vis the Company and/or a group company. The granting of an Award is at the sole discretion of the Board and does not entitle the Participant to any future Awards.

(b)No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares.

(c)No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Ordinary Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or measurement price of such SARs, (ii) cancel outstanding Options or SARs in exchange or substitution for Options or SARs with an exercise price or measurement price, as applicable, that is less than the exercise price or measurement price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price or measurement price, as applicable, above the current stock price in exchange or substitution for cash or other securities.

(d)Term of Plan. Unless sooner terminated, the Plan shall terminate on the day before the 10th anniversary of the 2026 Amendment Effective Date.

(e)Amendment of Plan. Subject to Section 11(c), the Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require shareholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Share Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Ordinary Shares) prior to such shareholder approval. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, reacquired or otherwise canceled, or earned, exercised, settled or otherwise paid out, in accordance with their terms.

(f)Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction, and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g)Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. Each Award shall be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A of the Code or satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Except as specifically provided in individual Award agreements initially or by amendment, if and to the extent (A) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (B) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a supervisory director, managing director, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a supervisory director, managing director, employee or agent of the Company.

The Company will indemnify and hold harmless each supervisory director, managing director, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)Data Protection. The Participant hereby fully consents to the processing and transfer of all relevant data in the context of the administration of this Plan and the Award agreement. The Participant shall keep the Company fully informed of any changes in the relevant data.

(j)Share Trading, Recoupment and Other Policies. All Awards made under the Plan shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time, including the Company’s Compensation Clawback Policy and the Company’s right to recover Awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the Plan if a Participant violates any applicable restrictive covenants in favor of the Company to which the Participant is subject.

(k)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Netherlands. Any disputes arising out of or in connection with the Plan shall, to the extent permitted by law, be submitted exclusively to the competent court of Amsterdam, the Netherlands.

*            *            *

APPENDIX B

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in article 1 below appear in the English alphabetical order but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION ~~OF~~

~~"uniQure~~UNIQURE N.V.~~"~~

~~as these read after the execution of the deed of amendment of the articles of association executed on 22 June 2021 before C. Holdinga, civil-law notary in Amsterdam.~~

1.	DEFINITIONS.

In the articles of association the following terms shall have the meaning as defined below:

-	Annual Accounts: the annual accounts referred to in section 2:361 DCC;
-	Annual Statement of Accounts: the Annual Accounts and, if applicable, the ~~Annual Report~~annual report as well as the additional information referred to in section 2:392 DCC;
-	Board: the corporate body of the Company consisting of the Executive Directors of the board in office and the Non-Executive Directors of the board in office;
-	Board Members: the Executive Directors of the Board in office and the Non-Executive Directors of the Board in office;
-	Chief Executive Officer: the Executive Director appointed as chief executive officer as referred to in article ~~7.3.~~7.4;
-	Company: the public limited company which organisation is laid down in these articles of association;
-	Enterprise Chamber: the Enterprise Chamber of the Amsterdam Court of Appeals;
-	Executive Director: a Board member appointed as executive director;
-	Dependent Company: a dependent company of the Company within the meaning of section 2:152 DCC~~: the Dutch Civil Code~~;
-	DCC: the Dutch Civil Code;
-

General Meeting: the corporate body that consists of Shareholders entitled to vote and all other persons entitled to vote / the meeting in which Shareholders and all other persons entitled to attend general meetings assemble;

-	Management Report: the ~~annual~~management report referred to in section 2:391 DCC;
-	Meeting Rights: the right to, either in person or by proxy authorised in writing, attend the General Meeting and to address such meeting;

-	Non-Executive Director: a Board member appointed as non-executive director;
-	Persons entitled to attend General Meetings: Shareholders as well as holders of a right of use and enjoyment (vruchtgebruik) and holders of a right of pledge with Meeting Rights;
-	Persons entitled to vote: Shareholders with voting rights as well as holders of a right of use and enjoyment (vruchtgebruik) and holders of a right of pledge with voting rights;
-	Secretary: the secretary of the Company as referred to in article ~~7.8.~~7.9;
-	Simple Majority: more than half of the votes cast;
-	Share: ~~a~~an ordinary share in the share capital of the Company;
-	Shareholder: a holder of a Share;
-	Subsidiary: a subsidiary as referred to in section 2:24a DCC~~.~~; and
-	Works Council: the works council of the Company's business or of the business of a Dependent Company, provided that:
(a)

if there is more than one such works council, the powers of the Works Council under these articles of association shall be exercised by those councils separately, except that in case of a nomination as referred to in article 7.2.4, the powers of the Works Council under that provision shall be exercised by those works councils jointly;

(b)	if a central works council has been established for the relevant business or businesses, the powers of the Works Council under these articles of association shall vest in the central works council.
2.	NAME. CORPORATE SEAT.
2.1.	The name of the Company is: uniQure N.V.

Its corporate seat is in Amsterdam, the Netherlands, and it may establish branch offices elsewhere.

2.2.	Objects.

The objects of the Company are:

(a)	to research, develop, produce and commercialise products, services and technology in the (bio-)pharmaceutical sphere;
(b)	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;
(c)	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;
(d)	to acquire, dispose of manage and exploit real and personal property, including patents, marks, licenses, permits and other intellectual property rights;

(e)	to borrow and/or lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing, whether or not in collaboration with third parties, and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

2.3.	The Company is subject to Sections 2:158 through 2:162 DCC and Section 2:164 DCC, which provide for the Dutch large company regime.
3.	SHARE STRUCTURE.
3.1.	Authorised share capital
3.1.1.

The authorized capital of the Company amounts to five million euro (EUR ~~4,000,000~~5,000,000) divided ~~into 80,000,000 shares~~one hundred million (100,000,000) Shares, each with a nominal value of five eurocent (EUR 0.05).

3.1.2.	The Shares shall be in registered form and shall be consecutively numbered from 1 onwards.
3.1.3.	No ~~share~~Share certificates shall be issued.
3.2.	Issue of Shares.
3.2.1.

Shares shall be issued pursuant to a resolution of the Board if by resolution of the General Meeting the Board has been authorised for a specific period not exceeding five (5) years to issue Shares. The resolution granting the aforesaid authorisation must determine the number and class of the Shares that may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

3.2.2.	If and insofar as an authorisation as referred to in article 3.2.1 is not in force, the General Meeting shall have the power, upon the proposal of the Board to resolve to issue Shares.
3.2.3.

Article 3.2.1 and 3.2.2 shall equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.2.4.	Save for the provisions of section 2:80 DCC, the issue price may not be below nominal value of the Shares.
3.2.5.	Shares shall be issued by deed in accordance with the provisions of sections 2:86c and 2:96 DCC.
3.3.	Payment for Shares.
3.3.1.	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of sections 2:80a and 2:80b DCC.
3.3.2.	Payment must be made in cash, unless an alternative contribution has been agreed. Payment other than in cash is made with due observance of the provisions of section 2:94b DCC.

3.3.3.

Payment in cash may be made in a foreign currency if the Company agrees to this. In that case, the payment obligation shall be fulfilled for the amount up to which the amount paid up can be freely exchanged into euro. This rate of exchange shall be determined by the rate of exchange prevailing on the day of payment or, after application of the provisions of the next sentence, on the day referred to there. The Company may demand payment at the rate of exchange prevailing on a specific day within two (2) months prior to the last day on which payment must have been made, provided that the Shares shall be included on the official list of any stock exchange immediately following the issue.

3.3.4.	The Company may grant loans for the purpose of a subscription for or an acquisition of Shares in its share capital subject to any applicable statutory provisions.
3.3.5.	The Board may perform legal acts as referred to in section 2:94 DCC without the prior approval of the General Meeting.
3.4.	Pre-emptive rights.
3.4.1.

Upon the issue of Shares, each Shareholder shall have a pre-emptive right to acquire such newly issued Shares in proportion to the aggregate amount of his, her or their Shares, it being understood that this pre-emptive right shall not apply to:

(a)	any issue of Shares to employees of the Company or employees of a group ~~Company~~company;
(b)	Shares which are issued against payment in kind.
3.4.2.

Pre-emptive rights may be limited or excluded by resolution of the General Meeting upon proposal of the Board. The Board shall have the power to resolve upon the limitation or exclusion of the pre-emptive right, if and to the extent the Board has been designated by the General Meeting. Such designation shall only be valid for a specific period of not more than five (5) years and may from time to time be extended with a period of not more than five (5) years. Unless provided otherwise in the designation, the designation cannot be cancelled.

A resolution of the General Meeting to limit or exclude the pre-emptive rights as well as a resolution to designate the Board as referred to in this article 3.4.2 requires a two thirds majority of the votes cast if less than half the issued share capital is represented at a meeting.

3.4.3.

Without prejudice to section 2:96a DCC, the General Meeting or the Board, as the case may be, shall, when adopting a resolution to issue Shares, determine the manner in which and the period within which such pre-emptive rights may be exercised.

3.4.4.

The Company shall announce the issue with pre-emptive rights and the period within which such rights can be exercised in such manner as shall be prescribed by applicable law and applicable stock exchange regulations, including, but not limited to, an announcement published by electronic means of communication.

3.4.5.

This article 3.4 shall equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.5.	Depositary receipts for ~~shares~~Shares

The Company is not authorised to cooperate in the issue of depositary receipts for Shares.

4.	OWN SHARES. CAPITAL REDUCTION.
4.1.	Acquisition of Shares.
4.1.1.

Subject to authorisation by the General Meeting and with due observance of the applicable relevant statutory provisions, the Board may resolve on the acquisition by the Company of fully paid-up Shares. Such authorisation shall only be valid for a specific period of not more than eighteen (18) months and may from time to time be extended with a period of not more than eighteen (18) months. Acquisition by the Company of non-paid up Shares is null and void.

4.1.2.

The authorisation of the General Meeting as referred to in article 4.1.1 shall not be required if the Company acquires fully paid-up Shares for the purpose of transferring such Shares, by virtue of an applicable employee stock purchase plan, to persons employed by the Company or by a group Company, provided such Shares are quoted on the official list of any stock exchange.

4.2.	Capital reduction.
4.2.1.

With due observance of the statutory requirements the General Meeting may resolve at the proposal of the Board to reduce the issued share capital by (i) reducing the nominal value of Shares by amending the articles of association, or (ii) cancelling:

(a)	Shares in its own share capital which the Company holds itself in the Company’s share capital, or
(b)	all issued Shares against repayment of the amount paid-up on those Shares;
4.2.2.	Partial repayment on Shares pursuant to a resolution to reduce their nominal value will be made proportionally.
5.	TRANSFER.
5.1.	Form of transfer of Shares.
5.1.1.

The transfer of a Share shall require a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (notaris) or bailiff (deurwaarder), or in the manner as referred to in article 5.1.2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the Company shall be the equivalent of acknowledgement as stated in this paragraph.

5.1.2.

The preceding paragraph shall apply mutatis mutandis to the transfer of any limited right to a Share, provided that a pledge may also be created without acknowledgement by or service of notice upon the Company and that section 3:239 DCC applies, in which case acknowledgement by or service of notice upon the Company shall replace the announcement referred to section 3:239, subsection 3 DCC.

5.1.3.

For as long as any Shares are admitted to trading on the Nasdaq Stock Market New York Stock Exchange, or on any other regulated stock exchange located in the United States of America, the laws of the State of New York shall apply to the property law aspects of the Shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

6.	REGISTERS. PLEDGE. USE AND ENJOYMENT (vruchtgebruik)
6.1.	Shareholders register.
6.1.1.

With due observance of the applicable statutory provisions in respect of registered ~~shares~~Shares, a shareholders register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the shareholders register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable listing rules.

6.1.2.	Each Shareholder’s name, his, her or their address and such further information as required by law or considered appropriate by the Board, shall be recorded in the shareholders register.
6.1.3.	The form and the contents of the shareholders register shall be determined by the Board with due observance of the articles 6.1.1 and 6.1.2.
6.1.4.

Upon his, her or their request a Shareholder shall be provided free of charge with written evidence of the contents of the shareholders register with regard to the Shares registered in his, her or their name, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

6.1.5.	The provisions of the articles 6.1.3 and article 6.1.4 shall equally apply to persons who hold a right of use and enjoyment (vruchtgebruik) or a right of pledge on one or more Shares.
6.2.	Joint holding.

If through any cause whatsoever one or more Shares are jointly held by two or more persons, such persons may jointly exercise the rights arising from those Shares, provided that these persons be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

The Board may, whether or not subject to certain conditions, grant an exemption for the provision of the previous sentence.

6.3.	Right of pledge.
6.3.1.	Shares may be encumbered with a pledge as security for a debt.
6.3.2.	If a Share is encumbered with a pledge, the voting right attached to that Share shall vest in the Shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.
6.3.3.	Shareholders who as a result of a right of pledge do not have voting rights, have Meeting Rights.

6.4.	Right of use and enjoyment (vruchtgebruik).
6.4.1.	Shares may be encumbered with a right of use and enjoyment.
6.4.2.

If a Share is encumbered with a right of use and enjoyment, the voting right attached to that Share shall vest in the Shareholder, unless at the creation of the right of use and enjoyment the voting right has been granted to the holder of the right of use and enjoyment.

6.4.3.	Shareholders who as a result of a right of use and enjoyment do not have voting rights, have Meeting Rights.
7.	BOARD.
7.1.	Board: composition.
7.1.1.	The Company shall be managed by the Board.
7.1.2.

The Board shall consist of one or more Executive Directors and ~~one~~three or more Non-Executive Directors ~~The board~~, with the Non-Executive Directors forming the majority of the Board. The Board shall determine the number of Executive Directors and the number of Non-Executive Directors, provided that the number of Executive Directors shall at all times be less than the number of Non-Executive Directors. If there are fewer than three Non-Executive Directors in office, the Board shall promptly take measures to increase the number of Non-Executive Directors.

Only natural persons can be a Non-Executive Director.

7.1.3.

The Board shall adopt a profile of its size and composition, taking into account the nature of the business, its activities and the desired expertise and background of the Non-Executive Directors. The Board shall discuss the profile in the General Meeting and with the Works Council each time it is amended.

7.2.	Board: appointment, suspension and dismissal.
7.2.1.

The ~~Executive Directors and the~~ Non-Executive Directors shall ~~be appointed as such by~~appoint the Executive Directors and may at any time suspend or dismiss any Executive Director. The Non-Executive Directors shall notify the General Meeting ~~at the binding nomination of the~~ of a proposed appointment of an Executive Director. The Non-Executive Directors shall not dismiss an Executive Director until after the General Meeting has been consulted about the proposed dismissal.

7.2.2.

Except as provided in article 7.2.4, the Non-Executive Directors shall be appointed by the General Meeting based on a nomination by the Non-Executive Directors. The nomination must be presented to the General Meeting and the Works Council concurrently. The nomination must be supported with reasons. The nomination shall not be presented to the General Meeting until after the Works Council has been given the opportunity to determine its position on the matter in a timely fashion before the date of the convocation of the General Meeting. The chairperson of the Works Council or a member of the Works Council designated by the chairperson of the Works Council may explain the position of the Works Council in the General Meeting. The absence of that position shall not affect the decision-making on the proposed appointment.

~~7.2.2.~~	~~If an Executive Director or Non-Executive Director is to be appointed, the Non-Executive Directors shall make a binding nomination of at least the number of persons as prescribed by law.~~

~~The General Meeting may at all times overrule the binding nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital. If the General Meeting overruled the binding nomination, the Non-Executive Directors shall make a new nomination.~~

~~The nomination shall be included in the notice of the General Meeting at which the appointment shall be considered.~~

~~If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the General Meeting shall be free to appoint a Board Member at its discretion.~~

7.2.3.

~~A resolution to appoint a Board Member that was not nominated by~~The General Meeting and the Works Council may recommend persons to the Non-Executive Directors ~~may only be adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital.~~for their nomination of a Non-Executive Director. To this end, the Non-Executive Directors shall inform these bodies in a timely fashion when, why and in accordance with which profile a vacancy in their midst must be filled. If the enhanced right of recommendation set out in article 7.2.4 applies to the vacancy, the Non-Executive Directors shall state this as well.

7.2.4.

~~When a proposal for appointment of a person as Executive Director is made, the following particulars shall be stated: his age and the position he holds or has held, insofar as these are relevant for the performance of the duties of an Executive Director. The proposal must state the reasons on which it is based.~~For one-third of the number of Non-Executive Directors, the Non-Executive Directors shall nominate a person recommended by the Works Council, unless the Non-Executive Directors object to such recommendation based on the expectation that the person recommended will be unfit to fulfil the duties of a Non-Executive Director or that the group of Non-Executive Directors will not be properly composed upon the appointment in accordance with the recommendation. If the number of Non-Executive Directors is not divisible by three, the closest lower number divisible by three shall be used to determine the number of Non-Executive Directors in respect of which the enhanced right of recommendation applies. At least one Non-Executive Director appointed pursuant to this article 7.2.4 shall be part of the compensation committee of the Board.

~~7.2.5.~~

~~When a proposal for appointment of a person as Non-Executive Director is made, the following particulars shall be stated: his age, his profession, the number of shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Non-Executive Director. Furthermore, the names of the legal entities of which he is already a non-executive director shall be indicated; if those include legal entities which belong to the same group, reference of that group will be sufficient. The proposal must state the reasons on which it is based.~~

7.2.5.

In case of an objection by the Non-Executive Directors pursuant to article 7.2.4, they shall notify the Works Council of their objection, stating their reasons. The Non-Executive Directors shall promptly consult with the Works Council in an attempt to reach agreement on the nomination. If the Non-Executive Directors establish that agreement cannot be reached, a representative of the Non-Executive Directors designated for that purpose shall request the Enterprise Chamber to rule that the objection is well-founded. The application shall not be filed before four weeks have passed after the start of the consultation with the Works Council. If the Enterprise Chamber declares the objection unfounded, the Non-Executive Directors shall nominate the person recommended. If the Enterprise Chamber declares the objection well-founded, the Works Council may make a new recommendation in accordance with article 7.2.4.

7.2.6.

~~Board Members are appointed for a maximum term of four (4) years, provided that, unless a Board Member resigns earlier, his term of appointment shall end at the close of the annual General Meeting to be held in the fourth year after the year of his appointment.~~The General Meeting may reject a nomination made pursuant to article 7.2.2 by Simple Majority representing at least one-third of the issued share capital. If the Shareholders withhold their support for the candidate by Simple Majority without such majority representing at least one-third of the issued share capital, a new General Meeting may be convened where the nomination may be rejected by Simple Majority. In that case, the Non-Executive Directors shall prepare a new nomination. Articles 7.2.3 through 7.2.5 shall apply mutatis mutandis. If the General Meeting does not appoint the person nominated and does not pass a resolution rejecting the nomination, the Non-Executive Directors shall appoint the person nominated.

~~A Board Member may be reappointed with due observance of the preceding sentence. The Board shall draw up a retirement schedule for the Board Members.~~

7.2.7.

The General Meeting ~~shall at all times be entitled to suspend or dismiss a Board Member~~may delegate the right vested in it under article 7.2.3 to a committee of Shareholders designated by it, for a period set by it, in each case for a maximum of two consecutive years. In that case, the Non-Executive Directors shall make the notification under article 7.2.3 to such committee. The General Meeting may ~~only adopt a resolution to suspend or dismiss a Board Member by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital~~revoke the delegation at any time.

~~A second General Meeting as referred to in section 2:120, subsection 3 DCC may not be convened.~~

~~The Board shall also at all times be entitled to suspend (but not to dismiss) an Executive Director. Within three (3) months after a suspension of a Board Member has taken effect, the General Meeting or the Board if the Board resolves to suspend the Board Member, will resolve to either terminate or extend the suspension for a maximum period of another three (3) months. The suspended Board Member shall be given the opportunity to account for his actions at that meeting.~~

~~7.2.8.~~	~~If neither such resolution is adopted or the General Meeting has resolved to dismiss the Board Member, the suspension shall terminate after the period of suspension has expired.~~
7.2.8.

A Non-Executive Director shall resign no later than on the day of the first General Meeting held after four years have passed from such Non-Executive Director's most recent appointment. A resigning Non-Executive Director may be reappointed.

7.2.9.	A Non-Executive Director may be suspended by the Non-Executive Directors. Such a suspension shall terminate by operation of law if, within one month after the start of the suspension, the Company has not requested the Enterprise Chamber to dismiss the relevant Non-Executive Director pursuant to article 7.2.10.

7.2.10.

Upon application, the Enterprise Chamber may dismiss a Non-Executive Director for dereliction of duties, for other important reasons or because of a material change in circumstances as a result of which the Company cannot reasonably be expected to retain such person as a Non-Executive Director. Such an application may be made by the Company, represented for this purpose by the Non-Executive Directors, or by a representative of the General Meeting or the Works Council designated for this purpose.

7.2.11.

At a General Meeting, a resolution to appoint a Non-Executive Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

7.2.12.

By Simple Majority representing at least one-third of the issued share capital, the General Meeting may pass a resolution of no-confidence in the Non-Executive Directors. The resolution shall be supported with reasons. The resolution may not be passed in respect of Non-Executive Directors appointed by the Enterprise Chamber in accordance with article 7.2.14.

7.2.13.

A resolution as referred to in article 7.2.12 may only be passed after the Board has notified the Works Council of the proposed resolution and the reasons for it. The notification shall be made at least thirty days prior to the General Meeting at which the proposal is to be considered. If the Works Council has determined its position on the proposal, the Board shall inform the Non-Executive Directors and the General Meeting of that position. The Works Council may have its position explained in the General Meeting.

7.2.14.

The resolution referred to in article 7.2.12 shall result in the immediate dismissal of all Non-Executive Directors. In that case, the Executive Directors shall promptly request the Enterprise Chamber to temporarily appoint one or more Non-Executive Directors. The Enterprise Chamber shall make arrangements in respect of the consequences of the appointment. The temporary Non-Executive Directors shall cause a new group of Non-Executive Directors to be appointed in accordance with this article 7.2 within a period set by the Enterprise Chamber.

7.2.15.

If there are no Non-Executive Directors in office, other than as a result of article 7.2.12, appointments of Non-Executive Directors shall be made by the General Meeting in accordance with Section 2:159 DCC.

7.3.	Absence or inability to act

~~7.2.9~~7.3.1.In the event of the absence or inability to act of one or more Board Members, the powers of the Board remain intact, provided that:

(i)

the Non-Executive Directors shall be authorised to temporarily fill the vacant position for a period up to the first General Meeting or, in case of a Board Member unable to act, up to the moment he, she or they is/are no longer unable to act;

(ii)	in the event of the absence or inability to act of all members of the Board, the Secretary shall temporarily be responsible for the management of the Company until the vacancies have been filled.

In the event of the absence or inability to act of all members of the Board, the Secretary shall as soon as possible take the necessary measures to make a definitive arrangement.
~~The term prevented from acting means~~A Board Member shall be considered absent or unable to act, as applicable, within the meaning of this article:

(i)	during the existence of a vacancy on the Board, including as a result of:
(i)	~~suspension~~his or her death;
(ii)	~~illness~~his or her dismissal by the Non-Executive Directors or the Enterprise Chamber, as applicable; or
(iii)	his or her voluntary resignation before his or her term of office has expired;
(iv)	not being reappointed by the General Meeting, notwithstanding a nomination to that effect by the Non-Executive Directors,

provided that the Board may always decide to decrease the number of Board Members such that a vacancy no longer exists; or

(ii)	during his or her suspension;
(iii)	~~inaccessibility,~~during an illness;
(iv)	during an inaccessibility,

in the events referred to under sub (~~ii~~iii) and (~~iii~~iv) without the possibility of contact between the Board Member concerned and the Company for a period of five (5) days, unless the Board or the Secretary sets a different term in the case at hand.

~~7.3~~7.4.	Chief Executive Officer. ~~Chairman~~Chair of the Board.

~~7.3.1~~7.4.1.The Board shall appoint an Executive Director as Chief Executive Officer for such period as the Board may decide. The Board may dismiss the Chief Executive Officer, provided that the Chief Executive Officer so dismissed shall subsequently continue his, her or their term of office as an Executive Director without having the title of Chief Executive Officer.

In addition, the Board may grant other titles to an Executive Director.

~~7.3.2~~7.4.2.The Board shall appoint a Non-Executive Director to be ~~chairman~~chair of the Board for such period as the board may decide. The Board may dismiss the chair, provided that the chair so dismissed shall subsequently continue his, her or their term of office as a Non-Executive Director without having the title of chair.

~~7.3.3~~7.4.3.The Board may appoint one or more of the Non-Executive Directors as ~~vice-chairman~~vice-chair of the Board for such period as the Board may decide. If the ~~chairman~~chair is absent or unwilling to take the chair, a ~~vice-chairman~~vice-chair shall be entrusted with such duties of the ~~chairman~~chair as the Board may decide. The Board may dismiss the vice-chair, provided that the vice-chair so dismissed shall subsequently continue his, her or their term of office as a Non-Executive Director without having the title of vice-chair.

~~7.3.4~~7.4.4.If no ~~chairman~~chair has been appointed or if the ~~chairman~~chair is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a ~~vice-chairman~~vice-chair or in the event of his, her or their absence or unwillingness to take the chair, by a Board Member or another person present designated for such purpose by the meeting.

~~7.4~~7.5.	Board: remuneration.

~~7.4.1~~7.5.1.The Company must establish a policy in respect of the remuneration of the Board. The remuneration policy is adopted by the General Meeting upon the proposal of the Non-Executive Directors.

The remuneration of the Executive Directors shall be determined by the Non-Executive Directors with due observance of the remuneration policy adopted by the General Meeting. The remuneration of the Non-Executive Directors shall be determined by the Board with due observance of the remuneration policy adopted by the General Meeting.

~~7.4.2~~7.5.2.A proposal with respect to remuneration schemes in the form of Shares or rights to Shares is submitted by the Non-Executive Directors to the General Meeting for its approval.

This proposal must set out at least the maximum number of Shares or rights to Shares to be granted to members of the Board and the criteria for granting or amendment.

~~7.5~~7.6.	Board: meetings.

~~7.5.1~~7.6.1.Meetings of the Board may be called at any time, either by one or more Board Members or, on his, her or their instructions, by the Secretary.

~~7.5.2~~7.6.2.The Secretary may attend the meetings of the Board. The board may decide to permit others to attend a meeting as well.

~~7.5.3~~7.6.3.Each Board Member will have the right to cast one (1) vote. The Board shall adopt its resolutions by ~~an absolute majority of votes cast~~Simple Majority. In the event of a tie, the proposal shall be considered rejected.

~~7.5.4~~7.6.4.A Board Member will not participate in deliberations and the adoption of resolutions in respect of which he, she or they has/have a personal direct or indirect conflict of interest with the company or its enterprise. If all Board Members have a conflict of interest, the resolution concerned will be adopted by the General Meeting.

~~7.5.5~~7.6.5.The minutes of meetings of the Board shall be kept by the Secretary. The minutes shall be adopted by the Board at the same meeting or at a subsequent meeting.

If the Board has adopted resolutions without holding a meeting, the Secretary shall keep a record of each resolution adopted without holding a meeting. Such record shall be signed by the ~~chairman~~chair and the Secretary.

~~7.6~~7.7.	Board: powers, division of duties, restrictions.

~~7.6.1~~7.7.1.The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by the articles of association to others. The ~~day to day~~day-to-day management of the Company shall be entrusted to the Executive Directors. The task to supervise the performance by the Directors of their duties cannot be taken away from the Non-Executive Directors.

~~7.6.2~~7.7.2.With due observance of the articles of association the Board shall adopt one or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees as referred to in article ~~7.6.4~~7.7.4. and any other matters concerning the Board, the Chief Executive Officer, the Executive Directors, the Non-Executive Directors and the committees established by the Board.

~~7.6.3~~7.7.3.The Executive Directors may adopt legally valid resolutions with respect to matters that fall within the scope of their duties referred to in article ~~7.6.1~~7.7.1. and ~~7.6.2~~7.7.2. The Non-Executive Directors may also adopt legally valid resolutions with respect to matters that fall within the scope of their duties referred to in article ~~7.6.1~~7.7.1. and ~~7.6.2~~7.7.2.

~~7.6.4~~7.7.4.The Board may establish such committees as it may deem necessary which committees may consist of one or more Board Members or of other persons.

~~7.6.5~~7.7.5.The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.

~~7.6.6~~7.7.6.Without prejudice to any other applicable provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions of the Board regarding a significant change in the identity or nature of the Company or the enterprise, including in any event:

(a)	the transfer of the enterprise or practically the entire enterprise to a third party;
(b)

the entry into or termination of any long-lasting cooperation by the Company or a Subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the termination thereof is of significant importance to the Company; and

(c)

the acquisition or disposal of a participating interest in the capital of a Company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts of the Company, by the Company or a Subsidiary.

~~7.7~~7.8.	Representation.

~~7.7.1~~7.8.1.The Board as well as two (2) Executive Directors acting jointly are authorised to represent the Company. In case only one Executive Director is in office, such Executive Director is authorised to represent the Company acting independently

~~7.7.2~~7.8.2.The Board may grant one or more persons, whether or not employed by the Company, the power to represent the Company (procuratie) or grant the power to represent the Company on a continuing basis in a different manner.

~~7.8~~7.9.	Secretary.

~~7.8.1~~7.9.1.The Board shall appoint a Secretary from outside its members.

~~7.8.2~~7.9.2.The Secretary shall participate in the meetings of the Board, as well as the meetings of the committees established by the Board, this in conformity with the regulations to be decided upon.

~~7.8.3~~7.9.3.The Secretary shall further have such powers as are assigned to ~~him~~them by the articles of association and, subject to the articles of association, by the Board on or after his, her or their appointment.

~~7.8.4~~7.9.4.The Secretary may be removed from office at any time by the Board.

~~7.9~~7.10.Indemnification Board Members.

~~7.9.1~~7.10.1.Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board:

(a)

the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

(b)	any damages or fines payable by them as a result of an act or failure to act as referred to under a;
(c)

the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

(d)

a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; ~~or~~

(e)	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss~~.~~; and
(f)	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company's prior consent.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he, she or they shall immediately repay the amount reimbursed by the Company.

~~7.9.2~~7.10.2.The Company may take out liability insurance for the benefit of the persons concerned.

~~7.9.3~~7.10.3.The Board may by agreement give further implementation to the above.

8.	GENERAL MEETINGS.
8.1.	General Meetings.
8.1.1.	General Meetings shall be held in Amsterdam or in the municipality of Haarlemmermeer (Schiphol Airport).
8.1.2.	A General Meeting shall be held once a year, no later than six (6) months after the end of the financial year of the Company.
8.1.3.

The Board shall provide the General Meeting with all requested information, unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must give reasons.

8.2.	Extraordinary General Meetings.

Extraordinary General Meetings shall be convened by the Board or by those who are authorised by law or pursuant to these articles of association to do so.

8.3.	General Meetings: notice and agenda.
8.3.1.

Notice of the General Meeting shall be given by the Board or by those who are authorised by law or pursuant to these articles of association to do so ~~upon a term of at least such number of days prior to the day of the meeting as required by law, in accordance with law and the regulations of the stock exchange where the Shares in the share capital of the Company at the Company’s request are officially listed.~~with due observance of the relevant statutory minimum convening period.

8.3.2.

The Board or the person who is authorised by law or pursuant to these articles of association to convene the meeting may decide that the convocation letter in respect of a person authorised to attend a General Meeting who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the Company for such purpose.

8.3.3.

The notice shall state the subjects on the agenda or shall inform the persons authorised to attend a General Meeting that they may inspect the agenda at the office of the Company and that copies thereof are obtainable at such places as are specified in the notice.

8.3.4.	The agenda for the annual General Meeting shall in any case include the following items:
(a)	the consideration of Annual Statement of Accounts;
(b)	the adoption of the Annual Accounts;
(c)	the appropriation of profits;
(d)	proposals relating to the composition of the Board, including the filling of any vacancies in the Board;
(e)	the proposals placed on the agenda by the Board together with proposals made by Shareholders in accordance with provisions of the law and the provisions of the articles of association.

8.3.5.

A matter, the consideration of which has been requested in writing by one or more Shareholders, representing solely or jointly at least the percentage prescribed by law of the issued share capital, will be placed on the notice or will be announced in the same manner if the Company has received the request not later than on the date as prescribed by law.

8.3.6.

~~The Board shall inform~~If and when allowed pursuant to applicable law, the Board may also decide whether (and if so, under what conditions, subject to the conditions required under applicable law) the General Meeting ~~by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.~~shall also or exclusively be accessible through the use of electronic means. In that case, references in these articles of association to attendance of a General Meeting shall include attendance by electronic means and article 8.4.4, with the exception of the first sentence of article 8.4.4, shall apply mutatis mutandis in respect of attendance by electronic means.

8.4.	General Meetings: attendance of meetings.
8.4.1.	The persons who are entitled to attend the General Meeting are persons who:
(i)	are a Shareholder or a person who is otherwise entitled to attend the General Meeting as per a certain date, determined by the Board, such date hereinafter referred to as: the “record date”;
(ii)	are as such registered in a register (or one or more parts thereof) designated thereto by the Board, hereinafter referred to as: the “register”; and
(i)	have given notice in writing to the Company prior to a date set in the notice that they will attend a General Meeting,

regardless of who will be Shareholder at the time of the meeting. The notice will contain the name and the number of Shares the person will represent in the meeting. The provision above under (iii) concerning the notice to the Company also applies to the proxy holder of a person authorised to attend a General Meeting.

8.4.2.

The Board may decide that Persons entitled to attend General Meetings and vote thereat may, within a period prior to the General Meeting to be set by the Board, which period cannot begin prior to the record date as meant in article 8.4.1, cast their votes electronically in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

8.4.3.	The Board may decide that the business transacted at a General Meeting can be taken note of by electronic means of communication.
8.4.4.

The Board may decide that each person entitled to attend General Meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the General Meeting concerned. The Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the General Meeting and shall be posted on the Company’s website.

8.4.5.	Board Members shall have admission to the General Meetings. They shall have an advisory vote at the General Meetings.

8.4.6.	Furthermore, admission shall be given to the persons whose attendance at the General Meeting is approved by the ~~chairman~~chair of the meeting.
8.4.7.	All issues concerning the admittance to the General Meeting shall be decided by the ~~chairman~~chair of the meeting.
8.5.	General Meetings: order of the meeting, minutes.
8.5.1.

The General Meeting will be chaired by the ~~chairman~~chair of the Board or in his, her or their absence by one of the other Non-Executive Directors designated by the Board; if none of the Non-Executive Directors is present at the meeting, the meeting will be chaired by one of the Executive Directors designated by the Board. The ~~chairman~~chair shall designate the secretary.

8.5.2.

The ~~chairman~~chair of the meeting shall determine the order of proceedings at the meeting with due observance of the agenda and he, she or they may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

8.5.3.	All issues concerning the proceedings at the meeting, shall be decided by the ~~chairman~~chair of the meeting.
8.5.4.

Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the ~~chairman~~chair and the secretary of the meeting concerned.

8.5.5.

A certificate signed by the ~~chairman~~chair and the secretary of the meeting confirming that the General Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

8.6.	General Meetings: adoption of resolutions.
8.6.1.

Unless another majority of votes or quorum is required by virtue of the law, all resolutions of the General Meeting shall be adopted by ~~at least a simple majority of the votes cast,~~Simple Majority in a meeting where  ~~more than~~at least one-third of the issued share capital is represented.

A second meeting referred to in article 2:120, subsection 3 DCC cannot be convened.

8.6.2.	Each Share confers the right to cast one (1) vote at the General Meeting.

Blank votes ~~and~~, invalid votes and abstentions shall be regarded as not having been cast. Shares in respect of which an invalid or blank vote has been cast and Shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting

8.6.3.	No votes may be cast at the General Meeting in respect of Shares which are held by the Company or any of its Subsidiaries.

Holders of a right of use and enjoyment (vruchtgebruik) and pledgees of Shares which belong to the Company or its Subsidiaries shall not be excluded from the right to vote if the right of use and enjoyment or pledge was created before the Shares concerned were held by the Company or a Subsidiary of the Company and at the creation of the right of pledge or the right of use and enjoyment, the voting rights were granted to the pledgee or holder of the right of use and enjoyment.

8.6.4.	The ~~chairman~~chair of the General Meeting determines the method of voting.
8.6.5.

The ruling pronounced by the ~~chairman~~chair of the General Meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution passed.

8.6.6.	Any and all disputes with regard to voting for which neither the law nor the articles of association provide shall be decided by the ~~chairman~~chair of the General Meeting.
9.	FINANCIAL YEAR. AUDITOR.
9.1.	Financial year; Annual Statement of Accounts.
9.1.1.	The financial year of the Company shall be the calendar year.
9.1.2.	Annually, within the term set by law, the Board shall prepare Annual Accounts.

The Annual Accounts shall be accompanied by the auditor’s statement referred to in article 9.2.1, if the instruction referred to in that article has been given, by the Management Report ~~of the Board of Directors~~, unless section 2:391 DCC does not apply to the Company, as well as by the other particulars to be added to those documents by virtue of applicable statutory provisions.

The Annual Accounts shall be signed by all Board Members; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

9.1.3.

The Company shall ensure that the Annual Accounts as prepared, the Management Report ~~of the Board of Directors~~ (if applicable) and the other particulars referred to in article 9.1.2 shall be made available at the office of the Company as of the date of the notice of the General Meeting at which they are to be discussed. The Board shall also send the Annual Accounts to the Works Council.

The Shareholders and other Persons entitled to attend General Meetings may inspect the above documents at the office of the Company and obtain a copy thereof free of charge.

9.2.	Auditor.
9.2.1.

The General Meeting shall instruct a registered accountant or another expert, as referred to in section 2:393, subsection 1 DCC, both hereinafter called: the “auditor”, to audit the Annual Accounts prepared by the Board, in accordance with the provisions of section 2:393, subsection 3 DCC. The auditor shall report on his, her or their audit to the Board and shall present the results of his, her or their examination regarding the accuracy of the Annual Accounts in an auditor’s statement.

9.2.2.	If the General Meeting fails to give such instructions, then the Board shall be so authorised.
9.2.3.	The instruction given to the auditor may be revoked by the General Meeting and by the corporate body which has given such instruction.

The instruction may only be revoked for good reasons with due observance of section 2:393, subsection 2 DCC.

9.2.4.	The Board may give instructions to the auditor or any other auditor at the expense of the Company.
10.	PROFITS.
10.1.	Profit and loss. Distributions on Shares.
10.1.1.	The Board will keep a share premium reserve and profit reserve for the Shares.
10.1.2.

The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3.

Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, without prejudice to any of the other provisions of these articles of association.

10.1.4.	The Board may determine that any amount out of the profit shall be added to the reserves.
10.1.5.	The profit remaining after application of article 10.1.4 shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.
10.1.6.	On a proposal of the Board the General Meeting may resolve to ~~distribute~~make distributions to the Shareholders ~~a dividend~~ in the form of Shares in the share capital of the Company.
10.1.7.

Subject to the other provisions of this article 10.1 the General Meeting may, on a proposal made by the Board resolve to make distributions to the Shareholders to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law. However, the Board may resolve to charge amounts to be paid up on Shares (including amounts in excess of the nominal value of the Shares concerned) against one (1) or several reserves which the Company maintains, irrespective of whether those Shares are issued to existing Shareholders.

10.1.8.

The parties entitled to a distribution shall be the relevant Shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the body declaring the dividend for that purpose. This date shall not be earlier than the date on which the distribution was announced.

10.1.9.

Any proposal for a distribution on Shares shall be announced by the Board in accordance with the applicable law and regulations of the stock exchange where the Shares at the Company’s request are officially listed. The announcement shall specify when and how the dividend shall be payable or - in the case of a proposal for distribution - is expected to be made payable.

10.1.10.	Distributions shall be payable no later than thirty (30) days after the date they were declared, unless the body declaring the distribution determines a different date.

10.1.11.

Distributions which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the Company and shall be carried to the reserves.

10.1.12.	The Board may determine that distributions on Shares shall be made payable either in euro or in another currency.

~~10.1.8~~10.1.13.No ~~dividends~~distributions shall be paid on Shares held by the Company in its own share capital, unless such Shares are encumbered with a right of use and enjoyment (vruchtgebruik) or pledge.

10.2.	Interim distributions.
10.2.1.	The Board may resolve to make interim distributions to the Shareholders if an interim statement of assets and liabilities shows that the requirement of article 10.1.2 has been met.
10.2.2.

The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and these articles of association shall be included in the statement of assets and liabilities. It shall be signed by the Board Members. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

~~10.2.3.~~

~~Any proposal for distribution of dividend on Shares and any resolution to distribute an interim dividend on Shares shall immediately be published by the Board in accordance with the regulations of the stock exchange where the Shares at the Company’s request are officially listed. The notification shall specify the date when and the place where the dividend shall be payable or - in the case of a proposal for distribution of dividend - is expected to be made payable.~~

~~10.2.4.~~	~~Dividends shall be payable no later than thirty (30) days after the date they were declared, unless the body declaring the dividend determines a different date.~~
~~10.2.5.~~	~~Dividends which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the Company and shall be carried to the reserves.~~
~~10.2.6.~~	~~The Board may determine that distributions on Shares shall be made payable either in euro or in another currency.~~
11.	AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION OF THE COMPANY.
11.1.	A resolution to amend the articles of association or to dissolve the Company may only be adopted at the proposal of the Board.
11.2.	Liquidation.
11.2.1.	On the dissolution of the Company, the liquidation shall be carried out by the Board, unless otherwise resolved by the General Meeting.

11.2.2.	Pending the liquidation the provisions of these articles of association shall remain in force to the fullest extent possible.
11.2.3.

The surplus assets of the Company remaining after satisfaction of its debts shall, in accordance with the provisions of section 2:23b DCC, be for the benefit of the Shareholders in proportion to the nominal value amount of the Shares held by each of them.

12.	FEDERAL FORUM SELECTION.
12.1.

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.

APPENDIX C

Statuten van

Uniqure ~~“uniQure~~ N.V.~~”,  zoals deze luiden na een akte van statutenwijziging verleden voor~~

~~mr. C. Holdinga, notaris te Amsterdam op 22 juni 2021.~~

1.	DEFINITIES.

In deze statuten zullen de navolgende termen de navolgende betekenis hebben:

-Aandeel: een gewoon aandeel in het kapitaal van de Vennootschap;

-	Aandeelhouder: een houder van een Aandeel;
-	Afhankelijke Maatschappij: een afhankelijke maatschappij van de Vennootschap zoals bedoeld in artikel 2:152 BW;
-

Algemene Vergadering: het orgaan dat bestaat uit de stemgerechtigde Aandeelhouders en de overige Stemgerechtigden / de bijeenkomst waarin de Aandeelhouders en de overige Vergadergerechtigden vergaderen~~.~~;

-	Bestuur: het orgaan van de Vennootschap dat wordt

gevormd door de in functie zijnde Uitvoerend Bestuurders van het bestuur en de in functie zijnde Niet-Uitvoerend Bestuurders van het bestuur;

-	Bestuurders: de in functie zijnde Uitvoerend Bestuurders van het Bestuur en de in functie zijnde Niet-Uitvoerend Bestuurders van het Bestuur;
-	Bestuursverslag: het bestuursverslag als bedoeld in artikel 2:391 BW;
-	BW: het Burgerlijk Wetboek;
-	Chief Executive Officer: de Uitvoerend Bestuurder benoemd als chief executive officer als bedoeld in artikel ~~7.3~~7.4.;
-	Dochtermaatschappij: een dochtermaatschappij als bedoeld in artikel 2:24a BW;
-	Jaarrekening: de jaarrekening als bedoeld in artikel 2:361 BW;
-	Jaarstukken: de Jaarrekening en, indien van toepassing, het ~~Jaarverslag~~jaarverslag alsmede de overige gegevens als bedoeld in artikel 2:392 BW;
-	Niet-Uitvoerend Bestuurder: een lid van het Bestuur benoemd als niet-uitvoerend bestuurder;
-	Ondernemingskamer: de Ondernemingskamer van het gerechtshof Amsterdam;
-	Ondernemingsraad: de ondernemingsraad van de onderneming van de Vennootschap of van de onderneming van een Afhankelijke Maatschappij, met dien verstande dat:

(a)

indien er meer dan één ondernemingsraad is, de bevoegdheden van de Ondernemingsraad volgens deze statuten door deze raden afzonderlijk worden uitgeoefend, behalve dat als sprake is van een voordracht als bedoeld in artikel 7.2.4. de bevoegdheden van de Ondernemingsraad onder die bepaling door deze raden gezamenlijk worden uitgeoefend; en

(b)

indien voor de betrokken onderneming of ondernemingen een centrale ondernemingsraad is ingesteld, de bevoegdheden van de Ondernemingsraad volgens deze statuten toekomen aan de centrale ondernemingsraad;

-	Secretaris: de secretaris van de Vennootschap als bedoeld in artikel ~~7.8~~7.9.;
-	Stemgerechtigden: Aandeelhouders met stemrecht alsmede houders van een vruchtgebruik en pandhouders met stemrecht;
-	Uitvoerend Bestuurder: een lid van het Bestuur benoemd als uitvoerend bestuurder;
-	Vennootschap: de naamloze vennootschap waarvan de organisatie wordt geregeld in deze statuten~~:~~;
-	Vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de Algemene Vergadering bij te wonen en daar het woord te voeren;
-	Vergadergerechtigden: Aandeelhouders alsmede houders van een vruchtgebruik en pandhouders met Vergaderrecht~~.~~; en
-	Volstrekte Meerderheid: meer dan de helft van de uitgebrachte stemmen.
2.	NAAM. STATUTAIRE ZETEL.
2.1.	De Vennootschap draagt de naam: uniQure N.V.

Zij is gevestigd te Amsterdam en mag elders vestigingen hebben.

2.2.Doel.

Het doel van de Vennootschap is:

(a)	het onderzoeken, ontwikkelen, produceren en commercialiseren van producten, diensten en technologie op het gebied van (bio-)farmacie;
(b)	het oprichten van, deelnemen in, bestuur voeren over en zich op enigerlei andere wijze financieel interesseren bij andere vennootschappen en ondernemingen;
(c)	het verlenen van diensten op administratief, technisch, financieel, economisch of bestuurlijk gebied aan andere vennootschappen, personen en ondernemingen;
(d)

het verkrijgen, vervreemden, beheren en exploiteren van roerende en onroerende zaken en andere goederen, daaronder begrepen octrooien, merkrechten, licenties, vergunningen en andere intellectuele eigendomsrechten;

(e)	het ter leen opnemen en/of ter leen verstrekken van gelden, alsmede het zekerheid stellen, zich op ~~ander~~andere wijze sterk maken of zich hoofdelijk naast of voor anderen verbinden,

het vorenstaande al of niet in samenwerking met derden en met inbegrip van het verrichten en bevorderen van alle handelingen die daarmede direct of indirect ~~verbandhouden~~verband houden, alles in de ruimste zin.

2.3.	Op de Vennootschap is het bepaalde in de artikelen 2:158 tot en met 2:162 en 2:164 BW van toepassing, welke voorzien in het Nederlandse structuurregime.
3.	AANDELENSTRUCTUUR.
3.1.	Maatschappelijk kapitaal.
3.1.1.

Het maatschappelijk kapitaal van de Vennootschap bedraagt ~~vier~~vijf miljoen euro (EUR ~~4.000.000~~5.000.000) en bestaat uit ~~tachtig~~honderd miljoen (~~80.000.000) aandelen~~100.000.000) Aandelen, elk met een nominale waarde van vijf eurocent (EUR 0,05).

3.1.2.	De ~~aandelen~~Aandelen luiden op naam en zijn opeenvolgend genummerd van 1 af.
3.1.3.	Er worden geen aandeelbewijzen uitgegeven.
3.2.	Uitgifte van Aandelen.
3.2.1.

Aandelen worden uitgegeven ingevolge een besluit van het Bestuur, indien het Bestuur daartoe bij besluit van de Algemene Vergadering voor een bepaalde duur van ten hoogste vijf (5) jaren is aangewezen. Het besluit tot deze aanwijzing moet bepalen hoeveel ~~aandelen~~Aandelen van welke soort mogen worden uitgegeven. De aanwijzing kan telkens voor niet langer dan vijf (5) jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald kan zij niet worden ingetrokken.

3.2.2.

Indien en voor zover een aanwijzing als bedoeld in artikel ~~3.2.1~~3.2.1. niet van kracht is, heeft de Algemene Vergadering de bevoegdheid om, op voorstel van het Bestuur te besluiten tot de uitgifte van ~~aandelen~~Aandelen.

3.2.3.

De artikelen 3.2.1. en 3.2.2. zijn van overeenkomstige toepassing op het verlenen van rechten tot het nemen van ~~aandelen~~Aandelen, maar ~~is~~zijn niet van toepassing op het uitgeven van ~~aandelen~~Aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van ~~aandelen~~Aandelen uitoefent.

3.2.4.	Behoudens het bepaalde in artikel 2:80 BW, mag de uitgifteprijs niet lager dan de nominale waarde van de ~~aandelen~~Aandelen zijn.
3.2.5.	Uitgifte van ~~aandelen~~Aandelen geschiedt bij akte met inachtneming van het bepaalde in de artikelen 2:86c en 2:96 BW.
3.3.	Storting op Aandelen.
3.3.1.	Aandelen worden slechts uitgegeven tegen storting van het gehele bedrag waartegen de Aandelen zijn uitgegeven en met inachtneming van het bepaalde in de artikelen 2:80a en 2:80b BW.
3.3.2.	Storting moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. ~~Storing~~Storting anders dan in geld geschiedt met inachtneming van het bepaalde in artikel 2:94b BW.

3.3.3.

Storting in geld kan ~~gescheiden~~geschieden in een buitenlandse valuta indien de Vennootschap hierin toestemt. In dit geval wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk kan worden gewisseld in euro’s. Deze verhouding zal worden bepaald door de wisselkoers op de dag van storting of, na toepassing van het bepaalde in de volgende zin, op de daarin bedoelde dag. De Vennootschap kan storting verlangen tegen de wisselkoers op een specifieke dag binnen twee (2) maanden voorafgaand aan de laatste dag waarop de storting had moeten ~~gescheiden~~geschieden, op voorwaarde dat de Aandelen onmiddellijk na uitgifte zijn opgenomen op de prijscourant van een effectenbeurs.

3.3.4.	De Vennootschap mag leningen met het oog op het nemen of verkrijgen van Aandelen in haar kapitaal verstrekken met inachtneming van de eventueel daarvoor geldende wettelijke voorschriften.
3.3.5.	Het Bestuur kan rechtshandelingen als bedoeld in artikel 2:94 BW verrichten zonder de voorafgaande goedkeuring van de Algemene Vergadering.
3.4.	Voorkeursrecht.
3.4.1.

Bij uitgifte van Aandelen heeft iedere Aandeelhouder een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn, haar of hun Aandelen, met dien verstande dat dit voorkeursrecht toepassing mist ten aanzien van:

(a)	uitgifte van Aandelen aan werknemers van de Vennootschap of van een groepsmaatschappij;
(b)	Aandelen, welke worden uitgegeven tegen inbreng anders dan in geld.
3.4.2.

Het voorkeursrecht kan worden beperkt of uitgesloten bij besluit van de Algemene Vergadering genomen op voorstel van het Bestuur. Het Bestuur heeft de bevoegdheid te besluiten tot de beperking of de uitsluiting van het voorkeursrecht, indien en voor zover het Bestuur daartoe door de Algemene Vergadering is aangewezen. Deze aanwijzing geldt voor een periode van niet langer dan vijf (5) jaar en kan telkens voor niet langer dan vijf (5) jaren worden verlengd. Tenzij bij de aanwijzing ~~ander~~anders is bepaald kan zij niet worden ingetrokken.Voor een besluit van de Algemene Vergadering tot het beperken of uitsluiten van de voorkeursrechten alsmede voor een besluit tot het aanwijzen van het Bestuur als bedoeld in dit artikel ~~3.4.2~~ 3.4.2. is een twee derde meerderheid van de uitgebrachte stemmen vereist indien minder dan de helft van het geplaatste kapitaal ter vergadering is vertegenwoordigd.

3.4.3.

Onverminderd het bepaalde in artikel 2:96a BW stelt de Algemene Vergadering respectievelijk het Bestuur bij het nemen van een besluit tot uitgifte van Aandelen de wijze waarop en het tijdvak waarin deze voorkeursrechten kunnen worden uitgeoefend, vast.

3.4.4.

De Vennootschap kondigt de uitgifte met voorkeursrechten en het tijdvak waarin deze voorkeursrechten kunnen worden uitgeoefend aan op de wijze die de toepasselijke wet en de toepasselijke beursvoorschriften voorschrijven waaronder, maar niet beperkt tot, een elektronisch gepubliceerde aankondiging.

3.4.5.

Artikel 3.4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van Aandelen, maar vindt geen toepassing ten aanzien van een uitgifte van Aandelen aan iemand, die een voordien reeds verkregen recht tot het nemen van Aandelen uitoefent.

3.5.	Certificaten van Aandelen.

De Vennootschap is niet bevoegd medewerking te verlenen aan de uitgifte van certificaten van Aandelen.

4.	EIGEN AANDELEN. KAPITAALSVERMINDERING.
4.1.	Verkrijging van eigen ~~aandelen~~Aandelen.
4.1.1.

Het Bestuur kan, met machtiging van de Algemene Vergadering en met inachtneming van de daarvoor geldende wettelijke voorschriften, besluiten tot het door de Vennootschap verkrijgen van volgestorte Aandelen. Deze machtiging is slechts geldig voor een bepaalde tijd van niet langer dan achttien (18) maanden en kan telkens voor niet langer dan achttien (18) maanden ~~orden~~worden verlengd. Verkrijging door de Vennootschap van niet volgestorte Aandelen is nietig.

4.1.2.

De machtiging van de Algemene Vergadering als bedoeld in artikel ~~4.1.1~~4.1.1. is niet vereist indien de Vennootschap volgestorte Aandelen verkrijgt om deze Aandelen, krachtens een voor hen geldende werknemersregeling, over te dragen aan werknemers in dienst van de Vennootschap of van een groepsmaatschappij, op de voorwaarde dat deze Aandelen of certificaten zijn opgenomen in een prijscourant van een effectenbeurs.

4.2.	Kapitaalvermindering.
4.2.1.

De Algemene Vergadering kan op voorstel van het Bestuur en met inachtneming van het bepaalde in de wet besluiten tot vermindering van het geplaatste kapitaal door (i) het nominale bedrag van de Aandelen bij statutenwijziging te verlagen, of (ii) intrekking van:

(a)	Aandelen in haar eigen kapitaal die de Vennootschap zelf houdt; of
(b)	alle geplaatste Aandelen onder terugbetaling van het op die Aandelen gestorte bedrag.
4.2.2.	Gedeeltelijke terugbetaling op Aandelen ter uitvoering van een besluit tot vermindering van hun nominale bedrag geschiedt naar evenredigheid.
5.	OVERDRACHT.
5.1.	Wijze van levering van Aandelen.
5.1.1.

Voor de levering van een Aandeel op naam is een daartoe bestemde akte vereist alsmede, behoudens in het geval dat de Vennootschap zelf bij die rechtshandeling partij is, schriftelijke erkenning door de Vennootschap van de levering. De erkenning geschiedt in de akte van levering of door een gedagtekende verklaring op de akte van levering of op een notarieel of door de deurwaarder gewaarmerkt afschrift of uittreksel daarvan, of op de wijze als bedoeld in artikel ~~5.1.2~~5.1.2. Met de erkenning staat gelijk de betekening van die akte of dat afschrift of uittreksel aan de Vennootschap.

5.1.2.

Het voorgaande lid van dit artikel is van overeenkomstige toepassing op de levering van enig beperkt recht op een Aandeel op naam, met dien verstande dat een pandrecht ook kan worden gevestigd zonder erkenning door of betekening aan de Vennootschap en dat artikel 3:239 BW toepasselijk is, waarbij erkenning door of betekening aan de Vennootschap in de plaats komt van de in artikel 3:239 lid 3 BW bedoelde mededeling.

5.1.3.

Zolang een of meer Aandelen zijn toegelaten tot de handel op de Nasdaq Stock Market, de New York Stock Exchange of een andere gereglementeerde effectenbeurs die in de Verenigde Staten van Amerika is gevestigd, wordt het goederenrechtelijke regime van de Aandelen die zijn opgenomen in het register dat door de betreffende transfer agent wordt bijgehouden, beheerst door het recht van de Staat New York, Verenigde Staten van Amerika, onverminderd de toepasselijke bepalingen van afdelingen 4 en 5 van titel 10 van Boek 10 BW.

6.	REGISTERS. PANDRECHT. VRUCHTGEBRUIK.
6.1.	Aandeelhoudersregister.
6.1.1.

Met inachtneming van de toepasselijke wettelijke bepalingen met betrekking tot Aandelen op naam, wordt door of namens de Vennootschap een aandeelhoudersregister gehouden, welk register regelmatig wordt bijgewerkt en, ter keuze van het Bestuur, geheel of gedeeltelijk in meer dan een exemplaar en op meer dan een adres bewaard kan worden.

~~6.1.2.~~	Een deel van het register kan in het buitenland bewaard worden om te voldoen aan de toepasselijke buitenlandse wettelijke bepalingen of de toepasselijke beursvoorschriften.
6.1.2.	De naam van iedere Aandeelhouder, zijn, haar of hun adres en alle verdere informatie die wettelijk is vereist of door het Bestuur passend wordt geacht, worden opgenomen in het aandeelhoudersregister.
6.1.3.	De vorm en inhoud van het aandeelhoudersregister worden bepaald door het Bestuur met inachtneming van het bepaalde in de artikelen 6.1.1. en 6.1.2.
6.1.4.

Op diens verzoek wordt aan een Aandeelhouder om niet een schriftelijk bewijs verstrekt van de inhoud van het aandeelhoudersregister met betrekking tot de op zijn, haar of hun naam geregistreerde Aandelen, en de aldus uitgegeven verklaring kan rechtsgeldig namens de Vennootschap getekend worden door een daartoe door het Bestuur aangewezen persoon.

6.1.5.	Het bepaalde in de artikelen 6.1.3. en 6.1.4. is van overeenkomstige toepassing op personen die een recht van vruchtgebruik of een pandrecht op een (1) of meer Aandelen hebben.
6.2.	Gemeenschap.

Indien, door welke oorzaak ook, twee (2) of meer personen ~~een~~één (1) of meer Aandelen in gemeenschap houden, kunnen deze personen de uit die Aandelen voortvloeiende rechten gezamenlijk uitoefenen, mits zij zich bij de uitoefening doen vertegenwoordigen door een van hen of door een derde die daartoe schriftelijk door hen gemachtigd is.

Het Bestuur kan, al dan niet onder het stellen van bepaalde voorwaarden, ontheffing verlenen ten aanzien van het bepaalde in de vorige volzin.

6.3.	Pandrecht.
6.3.1.	Op Aandelen kan een pandrecht worden gevestigd als zekerheid voor een schuld.
6.3.2.

Indien op een Aandeel een pandrecht is gevestigd komt het aan dat Aandeel verbonden stemrecht toe aan de Aandeelhouder, tenzij het stemrecht bij de vestiging van het pandrecht aan de pandhouder is toegekend.

6.3.3.	Aandeelhouders die vanwege een pandrecht geen stemrecht hebben, hebben Vergaderrecht.
6.4.	Vruchtgebruik.
6.4.1.	Op Aandelen kan een recht van vruchtgebruik worden gevestigd.
6.4.2.

Indien op een Aandeel een recht van vruchtgebruik is gevestigd komt het aan dat Aandeel verbonden stemrecht toe aan de Aandeelhouder, tenzij het stemrecht bij de vestiging van het recht van vruchtgebruik aan de houder van het recht van vruchtgebruik is toegekend.

6.4.3.	Aandeelhouders die vanwege een recht van vruchtgebruik geen stemrecht hebben, hebben Vergaderrecht.
7.	BESTUUR.
7.1.	Bestuur: samenstelling.
7.1.1.	De Vennootschap wordt bestuurd door het Bestuur.
7.1.2.

Het Bestuur bestaat uit één of meer Uitvoerend Bestuurders en ~~één~~drie of meer Niet-Uitvoerend Bestuurders, waarbij de Niet-Uitvoerend Bestuurders de meerderheid van het Bestuur vormen. Het Bestuur bepaalt het aantal Uitvoerend Bestuurders en het aantal Niet-Uitvoerend Bestuurders, met dien verstande dat het aantal Uitvoerend Bestuurders te allen tijde geringer moet zijn dan het aantal Niet-Uitvoerend Bestuurders. Is het aantal Niet-Uitvoerend Bestuurders dat in functie is minder dan drie, dan neemt het Bestuur onverwijld maatregelen tot aanvulling van het aantal Niet-Uitvoerend Bestuurders.Alleen natuurlijke personen kunnen een Niet-Uitvoerend Bestuurder zijn.

7.1.3.

Het Bestuur stelt een profielschets voor zijn omvang en samenstelling vast, rekening houdend met de aard van de onderneming, haar activiteiten en de gewenste deskundigheid en achtergrond van de Niet-Uitvoerend Bestuurders. Het Bestuur bespreekt de profielschets bij iedere wijziging in de Algemene Vergadering en met de Ondernemingsraad.

7.2.	Bestuur: benoeming, schorsing en ontslag.
7.2.1.

De Niet-Uitvoerend Bestuurders benoemen de Uitvoerend Bestuurders en kunnen een Uitvoerend Bestuurder te allen tijde schorsen of ontslaan. De Niet-Uitvoerend Bestuurders ~~worden als zodanig benoemd door~~geven de Algemene Vergadering ~~uit een bindende voordracht door de~~kennis van een voorgenomen benoeming van een Uitvoerend Bestuurder. De Niet-Uitvoerend Bestuurders ontslaan een Uitvoerend Bestuurder niet dan nadat de Algemene Vergadering over het voorgenomen ontslag is gehoord.

7.2.2.

~~Bij~~Behoudens het ~~ontstaan van een vacature zullen~~bepaalde in artikel 7.2.4, worden de Niet-Uitvoerend Bestuurders ~~een bindende~~op voordracht ~~opmaken bestaande uit ten minste zoveel kandidaten als wettelijk bepaald.~~

van de Niet-Uitvoerend Bestuurders benoemd door de ~~De~~ Algemene Vergadering ~~kan echter aan deze voordracht steeds het bindend karakter ontnemen bij een besluit dat wordt genomen met een meerderheid van ten minste twee derden van de uitgebrachte stemmen, op voorwaarde dat die meerderheid meer dan de helft van het geplaatste kapitaal vertegenwoordigt. Indien~~. De Niet-Uitvoerend Bestuurders maken de voordracht gelijktijdig bekend aan de Algemene Vergadering ~~het bindend karakter aan een voordracht ontneemt, maken de Niet-Uitvoerend~~

~~Bestuurders een nieuwe voordracht op.~~en aan de Ondernemingsraad. De voordracht is met redenen omkleed. De voordracht wordt niet aan de Algemene Vergadering aangeboden dan nadat de Ondernemingsraad~~De voordracht wordt opgenomen in de oproeping tot de Algemene Vergadering waarin de benoeming aan de orde wordt gesteld.~~

~~Indien een voordracht niet of niet tijdig is opgemaakt, dan wordt daarvan in de oproeping voor~~ tijdig voor de datum van oproeping van de Algemene Vergadering in de gelegenheid is gesteld hierover een standpunt te bepalen. De voorzitter van de Ondernemingsraad of een door de voorzitter van de Ondernemingsraad aangewezen lid van de Ondernemingsraad kan het standpunt van de Ondernemingsraad in de Algemene Vergadering ~~mededeling gedaan en is de Algemene Vergadering vrij een Bestuurder te benoemen~~toelichten. Het ontbreken van dat standpunt tast de besluitvorming over het voorstel tot benoeming niet aan.

7.2.3.

~~Een besluit tot benoeming van een Bestuurder die niet door~~De Algemene Vergadering en de Ondernemingsraad kunnen aan de Niet-Uitvoerend Bestuurders ~~is voorgedragen kan slechts worden genomen met een meerderheid van ten minste twee derden van de uitgebrachte stemmen, op voorwaarde dat die meerderheid meer dan de helft van het geplaatste kapitaal vertegenwoordigt.~~personen aanbevelen om als Niet-Uitvoerend Bestuurder te worden voorgedragen. De Niet-Uitvoerend Bestuurders delen hun daartoe tijdig mede wanneer, ten gevolge waarvan en overeenkomstig welk profiel in zijn midden een plaats moet worden vervuld. Indien voor de plaats het in artikel 7.2.4. bedoelde versterkte recht van aanbeveling geldt, doen de Niet-Uitvoerend Bestuurders daarvan eveneens mededeling.

7.2.4.

Voor een derde van het aantal Niet-Uitvoerend Bestuurders geldt dat de Niet-Uitvoerend Bestuurders een door de Ondernemingsraad aanbevolen persoon op de voordracht plaatst, tenzij de Niet-Uitvoerend Bestuurders bezwaar maken tegen de aanbeveling op grond van de verwachting dat de aanbevolen persoon ongeschikt zal zijn voor de vervulling van de taak van Niet-Uitvoerend Bestuurder of dat de groep van Niet-Uitvoerend Bestuurders bij benoeming overeenkomstig de aanbeveling niet naar behoren zal zijn samengesteld. Indien het getal van het aantal Niet-Uitvoerend Bestuurders niet door drie deelbaar is, wordt het naastgelegen lagere getal dat wel door drie deelbaar is in aanmerking genomen voor de vaststelling van het aantal Niet-Uitvoerend Bestuurders waarvoor dit versterkte recht van aanbeveling geldt. Ten minste één Niet-Uitvoerend Bestuurder die is benoemd overeenkomstig dit artikel 7.2.4. maakt deel uit van de remuneratiecommissie van het Bestuur.

7.2.5.

Indien de Niet-Uitvoerend Bestuurders bezwaar maken overeenkomstig artikel 7.2.4., delen zij de Ondernemingsraad het bezwaar onder opgave van redenen mede. De Niet-Uitvoerend Bestuurders treden onverwijld in overleg met de Ondernemingsraad met het oog op het bereiken van overeenstemming over de voordracht. Indien de Niet-Uitvoerend Bestuurders constateren dat geen overeenstemming kan worden bereikt, verzoekt een daartoe aangewezen vertegenwoordiger van de Niet-Uitvoerend Bestuurders aan de Ondernemingskamer het bezwaar gegrond te verklaren. Het verzoek wordt niet eerder ingediend dan nadat vier weken zijn verstreken na aanvang van het overleg met de Ondernemingsraad. De Niet-Uitvoerend Bestuurders plaatsen de aanbevolen persoon op de voordracht indien de Ondernemingskamer het bezwaar ongegrond verklaart. Verklaart de Ondernemingskamer het bezwaar gegrond, dan kan de Ondernemingsraad een nieuwe aanbeveling doen overeenkomstig het bepaalde in artikel 7.2.4.

7.2.6.	De Algemene Vergadering kan bij Volstrekte Meerderheid vertegenwoordigend ten minste een derde van het geplaatste kapitaal, de voordracht die is gemaakt overeenkomstig artikel 7.2.2.

afwijzen. Indien de Aandeelhouders bij Volstrekte Meerderheid hun steun aan de kandidaat onthouden, maar deze meerderheid niet ten minste een derde van het geplaatste kapitaal vertegenwoordigde, kan een nieuwe Algemene Vergadering worden bijeengeroepen waarin de voordracht kan worden afgewezen met Volstrekte Meerderheid. Alsdan maken de Niet-Uitvoerend Bestuurders een nieuwe voordracht op. De artikelen 7.2.3. tot en met 7.2.5. zijn van overeenkomstige toepassing. Indien de Algemene Vergadering de voorgedragen persoon niet benoemt en niet besluit tot afwijzing van de voordracht, benoemen de Niet-Uitvoerend Bestuurders de voorgedragen persoon.

7.2.7.

De Algemene Vergadering kan de bevoegdheid die haar volgens artikel 7.2.3. toekomt voor een door haar te bepalen duur van telkens ten hoogste twee achtereenvolgende jaren, overdragen aan een commissie van Aandeelhouders waarvan zij de leden aanwijst. In dat geval doen de Niet-Uitvoerend Bestuurders aan de commissie de mededeling bedoeld in artikel 7.2.3. De Algemene Vergadering kan te allen tijde de overdracht ongedaan maken.

~~7.2.4.~~	~~Bij een voordracht tot benoeming van een Uitvoerend~~

~~Bestuurder worden van de kandidaat meegedeeld zijn leeftijd~~

~~en de betrekkingen die hij bekleedt of heeft bekleed, voor~~

~~zover die van belang zijn in verband met de vervulling van~~

~~de taak van een Uitvoerend Bestuurder. De voordracht wordt met redenen omkleed.~~

~~7.2.5.~~	~~Bij een voordracht tot benoeming van een Niet-Uitvoerend~~

~~Bestuurder worden van de kandidaat meegedeeld zijn leeftijd,~~

~~zijn beroep, het bedrag aan door hem gehouden aandelen in~~

~~het kapitaal van de Vennootschap en de betrekkingen die hij~~

~~bekleedt of heeft bekleed, voor zover die van belang zijn in~~

~~verband met de vervulling van zijn taak van Niet-Uitvoerend~~

~~Bestuurder. Tevens wordt vermeld aan welke rechtspersonen~~

~~hij reeds als Niet-Uitvoerend Bestuurder is verbonden; indien~~

~~zich daaronder rechtspersonen bevinden die tot dezelfde~~

~~groep behoren, kan met de aanduiding van die groep worden~~

~~volstaan. De voordracht of aanbeveling wordt met redenen omkleed.~~

~~7.2.6.Bestuurders worden benoemd voor een periode van maximaal vier (4) jaar, onder de voorwaarde dat, tenzij een Bestuurder eerder ontslag neemt, zijn bestuurstermijn eindigt aan het einde van de jaarlijkse~~7.2.8.Een Niet-Uitvoerend Bestuurder treedt uiterlijk af op de dag van de eerste Algemene Vergadering ~~welke~~die wordt gehouden ~~in het vierde jaar na het jaar van zijn benoeming.~~nadat vier jaren na zijn, haar of hun laatste benoeming tot Niet-Uitvoerend

Bestuurder zijn verstreken. Een aftredende Niet-Uitvoerend Bestuurder mag worden herbenoemd.

~~Een Bestuurder kan worden herbenoemd met inachtneming van het bepaalde in de vorige zin. Het Bestuur stelt een rooster van aftreden op voor de Bestuurders.~~

7.2.9.

Een Niet-Uitvoerend Bestuurder kan worden geschorst door de Niet-Uitvoerend Bestuurders. De schorsing vervalt van rechtswege, indien de Vennootschap niet binnen een maand na de aanvang der schorsing een verzoek tot ontslag bij de Ondernemingskamer heeft ingediend overeenkomstig artikel 7.2.10.

7.2.10.

De Ondernemingskamer kan op verzoek een Niet-Uitvoerend Bestuurder ontslaan wegens verwaarlozing van zijn, haar of hun taak, wegens andere gewichtige redenen of wegens ingrijpende wijziging der omstandigheden op grond waarvan handhaving als Niet-Uitvoerend Bestuurder redelijkerwijze niet van de Vennootschap kan worden verlangd. Het verzoek kan worden ingediend door de Vennootschap, te dezen vertegenwoordigd door de Niet-Uitvoerend Bestuurders, alsmede door een daartoe aangewezen vertegenwoordiger van de Algemene Vergadering of van de Ondernemingsraad.

~~7.2.7.De Algemene Vergadering is te allen tijde bevoegd een Bestuurder te schorsen of te ontslaan. De~~7.2.11.In een Algemene Vergadering kan een besluit tot ~~schorsing of ontslag~~benoeming van een Niet-Uitvoerend Bestuurder slechts ~~nemen met een meerderheid van ten minste twee derden van de uitgebrachte stemmen, op voorwaarde dat die meerderheid meer dan de helft van het geplaatste kapitaal vertegenwoordigt.~~worden genomen met betrekking tot kandidaten van wie de namen daartoe zijn opgenomen in de agenda voor die Algemene Vergadering of in de toelichting daarop.

~~Een tweede Algemene Vergadering als bedoeld in artikel 2:120 lid 3 BW kan niet worden bijeengeroepen.~~

~~Het Bestuur is eveneens te allen tijde bevoegd een Uitvoerend Bestuurder te schorsen (maar niet te ontslaan).~~

~~Binnen drie (3) maanden na ingang van de schorsing besluit de Algemene Vergadering, dan wel het Bestuur indien het Bestuur tot schorsing heeft besloten, tot opheffing of handhaving van de schorsing voor een periode van ten hoogste nog eens drie (3) maanden. Een geschorste Bestuurder wordt in de gelegenheid gesteld zich in de desbetreffende vergadering te verantwoorden.~~

~~7.2.8.~~	~~Indien geen dergelijk besluit wordt genomen of indien de Algemene Vergadering besluit tot het ontslag van de Bestuurder, eindigt de schorsing nadat de schorsingsperiode is verstreken.~~
7.2.12.

De Algemene Vergadering kan bij Volstrekte Meerderheid vertegenwoordigend ten minste een derde van het geplaatste kapitaal, het vertrouwen in de Niet-Uitvoerend Bestuurders opzeggen. Het besluit is met redenen omkleed. Het besluit kan niet worden genomen ten aanzien van Niet-Uitvoerend Bestuurders die zijn aangesteld door de Ondernemingskamer overeenkomstig artikel 7.2.14.

7.2.13.	Een besluit als bedoeld in artikel 7.2.12. wordt niet genomen dan nadat het Bestuur de Ondernemingsraad van het voorstel voor het besluit en de gronden daartoe in kennis heeft gesteld. De kennisgeving geschiedt ten minste dertig dagen voor de Algemene Vergadering waarin het voorstel wordt behandeld. Indien de Ondernemingsraad een standpunt over het voorstel bepaalt, stelt het Bestuur de Niet-Uitvoerend Bestuurders en de Algemene Vergadering van dit standpunt op de hoogte. De Ondernemingsraad kan zijn standpunt in de Algemene Vergadering doen toelichten.

7.2.14.

Het besluit bedoeld in artikel 7.2.12. heeft het onmiddellijk ontslag van alle Niet-Uitvoerend Bestuurders tot gevolg. Alsdan verzoeken de Uitvoerend Bestuurders onverwijld aan de Ondernemingskamer tijdelijk een of meer Niet-Uitvoerend Bestuurders aan te stellen. De Ondernemingskamer regelt de gevolgen van de aanstelling. De tijdelijk aangestelde Niet-Uitvoerend Bestuurders bevorderen dat binnen een door de Ondernemingskamer vastgestelde termijn een nieuwe groep Niet-Uitvoerend Bestuurders wordt samengesteld met inachtneming van het bepaalde in dit artikel 7.2.

7.2.15.

Ontbreken alle Niet-Uitvoerend Bestuurders anders dan ingevolge het bepaalde in artikel 7.2.12., dan geschiedt de benoeming van Niet-Uitvoerend Bestuurders door de Algemene Vergadering op de wijze zoals omschreven in artikel 2:159 BW.

7.3.	Ontstentenis en belet

~~7.2.9~~7.3.1.Ingeval van belet of ontstentenis van een of meer Bestuurders blijven de bevoegdheden van het Bestuur intact,

met dien verstande dat:

(i)	de Niet-Uitvoerend Bestuurders tijdelijk mogen

voorzien in de vacante positie voor een periode tot de eerstvolgende Algemene Vergadering of in geval van belet, tot de betreffende Bestuurder niet langer belet is;

(ii)	in geval van belet of ontstentenis van alle leden van

het Bestuur, de Secretaris tijdelijk verantwoordelijk is voor het Bestuur van de ~~vennootschap~~Vennootschap tot de vacatures zijn vervuld.

In geval van belet of ontstentenis van alle leden van

het Bestuur neemt de Secretaris zo spoedig mogelijk de nodige maatregelen teneinde een definitieve voorziening te doen treffen.

~~Onder belet wordt ten deze verstaan:~~

Van ontstentenis of belet van een Bestuurder, naargelang het geval, in de zin van dit artikel wordt geacht sprake te zijn:

(i)gedurende het bestaan van een vacature in het Bestuur, waaronder begrepen als gevolg van:

(i)~~schorsing~~zijn of haar overlijden;

(ii)	~~ziekte~~zijn of haar ontslag door de Niet-Uitvoerend Bestuurders of de Ondernemingskamer, naargelang het geval;

(iii)	zijn of haar vrijwillig ontslag voordat zijn of haar benoemingstermijn is verstreken;
(iv)	het niet worden herbenoemd door de Algemene Vergadering, ondanks een daartoe strekkende voordracht door de Niet-Uitvoerend Bestuurders,

met dien verstande dat het Bestuur te allen tijde kan besluiten tot verlaging van het aantal Bestuurders opdat er niet langer een vacature bestaat; of

(ii)	gedurende zijn of haar schorsing;
(iii)	~~onbereikbaarheid,~~gedurende een ziekte;
(iv)	gedurende onbereikbaarheid,

in de gevallen bedoeld onder sub (~~ii~~iii) en (~~iii~~iv) zonder dat gedurende een termijn van vijf (5) dagen de mogelijkheid van contact tussen de betreffende Bestuurder en de Vennootschap heeft bestaan, tenzij het Bestuur of de Secretaris in een voorkomend geval een andere termijn vaststelt.

~~7.3~~7.4.	Chief Executive Officer. Bestuursvoorzitter.

~~7.3.1~~7.4.1.Het Bestuur benoemt een Uitvoerend Bestuurder als Chief Executive Officer voor zolang als het Bestuur zal bepalen. ~~Daarnaast mag het Bestuur andere titels verlenen aan een Uitvoerend Bestuurder.~~ Het Bestuur kan de Chief Executive Officer ontslaan, met dien verstande dat de aldus ontslagen Chief Executive Officer vervolgens zijn, haar of hun termijn als Uitvoerend Bestuurder voortzet zonder de titel van Chief Executive Officer te hebben. Daarnaast mag het Bestuur andere titels verlenen aan een Uitvoerend Bestuurder.

~~7.3.2~~7.4.2.Het Bestuur benoemt een Niet-Uitvoerend Bestuurder als voorzitter van het Bestuur voor zolang als het Bestuur zal bepalen. Het Bestuur kan de voorzitter ontslaan, met dien verstande dat de aldus ontslagen voorzitter vervolgens zijn, haar of hun termijn als Niet-Uitvoerend Bestuurder voortzet zonder de titel van voorzitter te hebben.

~~7.3.3~~7.4.3.Het Bestuur kan een of meer van de Niet-Uitvoerend Bestuurders tot vice-voorzitter van het Bestuur benoemen voor zolang als het Bestuur zal bepalen. Aan een ~~vicevoorzitter~~vice-voorzitter komen met betrekking tot de in deze statuten aan de bestuursvoorzitter opgedragen taken in geval van diens afwezigheid of weigering zodanige bevoegdheden toe als het Bestuur zal bepalen. Het Bestuur kan de vice-voorzitter ontslaan, met dien verstande dat de aldus ontslagen vice-voorzitter vervolgens zijn, haar of hun termijn als Niet-Uitvoerend Bestuurder voortzet zonder de titel van vice-voorzitter te hebben.

~~7.3.4~~7.4.4.In geval geen bestuursvoorzitter is benoemd of in geval van afwezigheid of weigering van de bestuursvoorzitter, wordt het voorzitterschap van de vergadering van het Bestuur waargenomen door een vice-voorzitter of in het geval van diens afwezigheid of weigering daartoe door een daartoe door de vergadering aangewezen lid van het Bestuur of andere aanwezige personen.

~~7.4~~7.5.	Bestuur: bezoldiging.

~~7.4.1~~7.5.1.De Vennootschap stelt een beleid vast met betrekking tot de bezoldiging van het Bestuur. Het bezoldigingsbeleid wordt door de Algemene Vergadering vastgesteld op voorstel van de Niet-Uitvoerend Bestuurders.De bezoldiging van ieder van de Uitvoerend Bestuurders wordt door de Niet-Uitvoerend Bestuurders vastgesteld met inachtneming van het door de Algemene Vergadering vastgestelde bezoldigingsbeleid. De bezoldiging van ieder van de Niet-Uitvoerend Bestuurders wordt door het Bestuur vastgesteld met inachtneming van het door de Algemene Vergadering vastgestelde bezoldigingsbeleid.

~~7.4.2~~7.5.2.Een voorstel ten aanzien van regelingen van bezoldigingen in de vorm van Aandelen of rechten tot het nemen van Aandelen wordt door de Niet-Uitvoerend Bestuurders ter goedkeuring aan de Algemene Vergadering voorgelegd.Dit voorstel bepaalt ten minste het maximum aantal Aandelen of rechten tot het nemen van Aandelen dat aan de leden van het Bestuur kan worden toegekend en welke criteria gelden voor toekenning of wijziging.

~~7.5~~7.6.	Bestuur: vergaderingen.

~~7.5.1~~7.6.1.Vergaderingen van het Bestuur kunnen te allen tijde worden bijeengeroepen, hetzij door één of meer leden van het Bestuur, hetzij in zijn, haar of hun opdracht door de Secretaris.

~~7.5.2~~7.6.2.De Secretaris is bevoegd de vergaderingen van het Bestuur bij te wonen. Het Bestuur is tevens bevoegd anderen tot een vergadering toe te laten.

~~7.5.3~~7.6.3.Ieder lid van het Bestuur heeft één (1) stem. Het Bestuur besluit met ~~meerderheid van stemmen~~Volstrekte Meerderheid. Bij staking van stemmen is het voorstel verworpen.

~~7.5.4~~7.6.4.Een lid van het Bestuur neemt niet deel aan de beraadslaging en besluitvorming indien hij, zij of hen daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de Vennootschap of de met haar verbonden onderneming. Indien alle leden van het Bestuur een tegenstrijdig belang hebben, wordt het besluit genomen door de Algemene Vergadering.

~~7.5.5~~7.6.5.De notulen van de vergaderingen van het Bestuur zullen worden gehouden door de Secretaris. De notulen worden in de desbetreffende of daaropvolgende vergadering vastgesteld door het Bestuur. Van ieder besluit van het Bestuur genomen buiten vergadering maakt de Secretaris aantekening, welke aantekening ~~worden~~wordt ondertekend door de voorzitter en de Secretaris.

~~7.6~~7.7.	Bestuur: bevoegdheden, taakverdeling, beperkingen.

~~7.6.1~~7.7.1.Het Bestuur is belast met het besturen van de Vennootschap en heeft daartoe binnen de grenzen van de wet alle bevoegdheden welke bij deze statuten niet aan anderen zijn toegekend. Het dagelijks bestuur zal berusten bij de Uitvoerend Bestuurders. De taak om toezicht te houden op de taakuitoefening van de Bestuurders kan niet worden ontnomen aan de Niet-Uitvoerend Bestuurders.

~~7.6.2~~7.7.2.Het Bestuur zal, met inachtneming van deze statuten, één of meer reglementen vaststellen met regels over zijn functioneren, zijn besluitvorming, de samenstelling, de taak en werkwijze van commissies als bedoeld in artikel ~~7.6.4~~7.7.4. en andere aangelegenheden die het Bestuur, de Chief Executive Officer, de Uitvoerend Bestuurders, de Niet-Uitvoerend Bestuurders en de door het Bestuur ingestelde commissies betreffen.

~~7.6.3~~7.7.3.De Uitvoerend Bestuurders kunnen rechtsgeldig besluiten omtrent zaken die behoren tot hun taak als bedoeld in ~~7.6.1 en 7.6.2~~artikel 7.7.1. en 7.7.2. De Niet-Uitvoerend Bestuurders kunnen eveneens rechtsgeldig besluiten nemen omtrent zaken die behoren tot hun taak als bedoeld in artikel ~~7.6.1~~ 7.7.1. en ~~7.6.2~~7.7.2.

~~7.6.4~~7.7.4.Het Bestuur kan zodanige commissies instellen die hij nodig acht, bestaande uit één of meer van zijn leden of andere personen.

~~7.6.5~~7.7.5.De Uitvoerend Bestuurders verschaffen tijdig aan de Niet-Uitvoerend Bestuurders alle informatie die noodzakelijk is voor de uitvoering van hun taak.

~~7.6.6~~7.7.6.Onverminderd enige overige toepasselijke bepalingen in deze statuten is de goedkeuring van de Algemene Vergadering vereist voor besluiten van het Bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de Vennootschap of de onderneming, waaronder in ieder geval:

(a)	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;
(b)

het aangaan of verbreken van duurzame samenwerking van de Vennootschap of een Dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke ~~vennote~~vennoot in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de Vennootschap; en

(c)

het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde Jaarrekening van de Vennootschap, door de Vennootschap of een Dochtermaatschappij.

~~7.7~~7.8.	Vertegenwoordiging.

~~7.7.1~~7.8.1.Het Bestuur, zomede twee (2) gezamenlijk handelende Uitvoerend Bestuurders, zijn bevoegd de Vennootschap te vertegenwoordigen. In het geval er slechts één ~~Uitvoerende~~Uitvoerend Bestuurder in functie is, is die zelfstandig bevoegd de Vennootschap te vertegenwoordigen.

~~7.7.2~~7.8.2.Het Bestuur kan aan een of meer personen, al dan niet in dienst van de Vennootschap, procuratie of anderszins doorlopende vertegenwoordigingsbevoegdheid toekennen.

~~7.8~~7.9.	Secretaris.

~~7.8.1~~7.9.1.Het Bestuur benoemt buiten zijn leden een Secretaris.

~~7.8.2~~7.9.2.De Secretaris zal deelnemen aan de vergaderingen van het Bestuur en aan de vergaderingen van de door het Bestuur ingestelde commissies, een en ander conform een nader vast te stellen reglement.

~~7.8.3~~7.9.3.Aan een Secretaris komen verder zodanige bevoegdheden toe als hem, haar of hun op grond van deze statuten zijn verleend en zoals hem, haar of hun met inachtneming van deze statuten door het Bestuur worden toegekend bij of na zijn, haar of hun benoeming.

~~7.8.4~~7.9.4.Een Secretaris kan als zodanig te allen tijde door het Bestuur worden ~~ontslaan~~ontslagen.

~~7.9~~7.10.Vrijwaring Bestuurders.

~~7.9.1~~7.10.1.Voor zover uit de Nederlandse wet niet anders voortvloeit, worden aan leden en voormalige leden van het Bestuur vergoed:

(a)

de redelijke kosten van het voeren van verdediging tegen aanspraken wegens een handelen of nalaten in de uitoefening van hun functie of van een andere functie die zij op verzoek van de Vennootschap vervullen of hebben vervuld;

(b)	eventuele schadevergoedingen of boetes die zij verschuldigd zijn wegens een hierboven onder (a) vermeld handelen of nalaten;
(c)

de redelijke kosten van het optreden in andere rechtsgedingen waarin zij als lid of als voormalig lid van het Bestuur zijn betrokken, met uitzondering van de gedingen waarin zij hoofdzakelijk een eigen vordering geldend maken.

Een betrokkene heeft geen aanspraak op de hiervoor bedoelde vergoeding indien en voor zover:

(d)

door de Nederlandse rechter of, in het geval van arbitrage, door een arbiter, bij kracht van gewijsde is vastgesteld dat het handelen of nalaten van de betrokkene kan worden gekenschetst als opzettelijk, bewust roekeloos of ernstig verwijtbaar, tenzij uit de Nederlandse wet anders voortvloeit of zulks in de gegeven omstandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn; ~~of~~

(e)	de kosten of het vermogensverlies van de betrokkene is gedekt door een verzekering en de verzekeraar deze kosten of dit vermogensverlies heeft uitbetaald~~.~~; en
(f)	de financiële verliezen, schade of kosten die zijn geleden of gemaakt in verband zijn met het schikken van een procedure zonder de voorafgaande goedkeuring van de Vennootschap.

Indien en voor zover door de Nederlandse rechter of, in het geval van arbitrage,

door een arbiter, bij kracht van gewijsde is vastgesteld dat de betrokkene geen aanspraak heeft op de vergoeding als hiervoor bedoeld, is hij, zij of hen gehouden de door de Vennootschap vergoede bedragen terstond terug te betalen.

~~7.9.2~~7.10.2.De Vennootschap kan ten behoeve van de betrokkene verzekeringen tegen aansprakelijkheid afsluiten.

~~7.9.3~~7.10.3.Het Bestuur kan, al dan niet bij overeenkomst, andere uitvoering geven aan het vorenstaande.

8.	ALGEMENE VERGADERINGEN.
8.1.	Algemene Vergaderingen.
8.1.1.	Algemene Vergaderingen worden gehouden in Amsterdam of in de gemeente Haarlemmermeer (Schiphol Airport).

8.1.2.	Jaarlijks, uiterlijk zes (6) maanden na het einde van het boekjaar van de Vennootschap, wordt een Algemene Vergadering gehouden.
8.1.3.

Het Bestuur verschaft de Algemene Vergadering alle verlangde informatie, tenzij een zwaarwichtig belang van de Vennootschap zich daartegen verzet. Indien door het Bestuur een beroep wordt gedaan op een zwaarwichtig belang, wordt dit beroep gemotiveerd toegelicht.

8.2.	Buitengewone Algemene Vergaderingen.

Buitengewone Algemene Vergaderingen worden bijeengeroepen door het Bestuur of door diegenen die daartoe krachtens de wet of deze statuten de bevoegdheid bezitten.

8.3.	Algemene Vergaderingen: oproep en agenda.
8.3.1.

De oproeping tot de Algemene Vergadering geschiedt door het Bestuur of door diegenen die daartoe krachtens de wet of deze statuten de bevoegdheid bezitten ~~ten minste zoveel dagen voor de dag van de vergadering als voorgeschreven door de wet, op een wijze als voorgeschreven door de wet en/of de regels van de effectenbeurs waar de aandelen in het kapitaal van de Vennootschap op verzoek van de Vennootschap tot een officiële notering zijn toegelaten.~~met inachtneming van de betreffende wettelijke minimale oproepingstermijn.

8.3.2.

Het Bestuur of diegene die krachtens de wet of deze statuten bevoegd is de vergadering bijeen te roepen, kan besluiten dat de oproepingsbrief ten aanzien van een Vergadergerechtigde die daarmee instemt wordt vervangen door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de Vennootschap bekend is gemaakt.

8.3.3.

Bij de oproeping worden de te behandelen onderwerpen medegedeeld of wordt vermeld dat de Vergadergerechtigden ten kantore van de Vennootschap kennis kunnen nemen van de agenda van de vergadering en dat afschriften daarvan op zodanige plaatsen als in de oproep vermeld verkrijgbaar zijn.

8.3.4.	De agenda voor de jaarlijkse Algemene Vergadering bevat in ieder geval de volgende onderwerpen:
(a)	de behandeling van het ~~Jaarverslag~~Jaarstukken;
(b)	de vaststelling van de Jaarrekening;
(c)	de bepaling van de winstbestemming;
(d)	voorstellen met betrekking tot de samenstelling van het Bestuur, daaronder begrepen het vervullen van vacatures binnen het Bestuur;
(e)	voorstellen die door het Bestuur op de agenda zijn geplaatst, zomede voorstellen van Aandeelhouders die overeenkomstig het bepaalde in de wet en het bepaalde in de statuten zijn ingediend.
8.3.5.

Een onderwerp, waarvan de behandeling schriftelijk is verzocht door een of meer Aandeelhouders die alleen of gezamenlijk ten minste het percentage van het geplaatste kapitaal vertegenwoordigen als wettelijk vereist, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de Vennootschap het verzoek niet later dan op de dag die de wet voorschrijft, heeft ontvangen.

8.3.6.

~~Het Bestuur licht~~Indien en wanneer toegestaan onder toepasselijk recht, mogen degenen die de Algemene Vergadering ~~door middel van een aandeelhouderscirculaire of een toelichting op de agenda in over alle feiten en omstandigheden die relevant zijn voor de voorstellen op de agenda.~~bijeen roepen tevens besluiten of (en zo ja, onder welke voorwaarden) de Algemene Vergadering tevens of uitsluitend toegankelijk is langs elektronische weg. In dat geval, zullen verwijzingen in deze statuten naar het bijwonen van de Algemene Vergadering tevens inhouden deelname langs elektronische weg en zal artikel 8.4.4., met uitzondering van de eerste zin van artikel 8.4.4., van overeenkomstige toepassing zijn op deelname langs elektronische weg.

8.4.	Algemene Vergaderingen: bijwonen van vergaderingen.
8.4.1.	Als Vergadergerechtigden hebben te gelden, personen die:
(i)	op een door het Bestuur te bepalen tijdstip Aandeelhouder of anderszins Vergadergerechtigde zijn, dat tijdstip hierna te noemen: het registratietijdstip;
(ii)	als zodanig zijn ingeschreven in een door het Bestuur daartoe aangewezen register (of een of meer delen daarvan), hierna te noemen: het “register”; en
(iii)	voor de datum vermeld in de oproeping schriftelijk aan de Vennootschap kennis hebben gegeven dat zij voornemens zijn de Algemene Vergadering bij te wonen,

ongeacht wie ten tijde van de vergadering Aandeelhouder is. De kennisgeving vermeldt de naam en het aantal Aandelen dat de betreffende persoon ter vergadering vertegenwoordigt. Het hiervoor onder (iii) bepaalde met betrekking tot de kennisgeving aan de Vennootschap is ook van toepassing op de schriftelijk gevolmachtigde van een Vergadergerechtigde.

8.4.2.

Het Bestuur kan besluiten dat Stemgerechtigden binnen een door het Bestuur vast te stellen periode voorafgaande aan de Algemene Vergadering, welke periode niet eerder kan aanvangen dan op het in het vorige lid bedoelde registratietijdstip, via een door het Bestuur te bepalen elektronisch communicatiemiddel hun stem kunnen uitbrengen. Stemmen uitgebracht in overeenstemming met het in de vorige zin bepaalde worden gelijkgesteld met stemmen die ten tijde van de vergadering zijn uitgebracht.

8.4.3.	Het Bestuur kan besluiten dat door middel van een elektronisch communicatiemiddel kennis genomen kan worden van de verhandelingen ter vergadering.
8.4.4.

Het Bestuur kan besluiten dat iedere Stemgerechtigde bevoegd is om door middel van een elektronisch communicatiemiddel, hetzij in persoon, hetzij bij schriftelijk gevolmachtigde, het stemrecht uit te oefenen, op voorwaarde dat de Stemgerechtigde via het elektronische communicatiemiddel kan worden geïdentificeerd en bovendien rechtstreeks kan kennisnemen van de verhandelingen ter de betreffende vergadering. Het Bestuur kan voorwaarden verbinden aan het gebruik van het elektronisch communicatiemiddel, welke voorwaarden bij de oproeping tot de Algemene Vergadering bekend worden gemaakt en op de website van de Vennootschap worden geplaatst.

8.4.5.	De Bestuurders zijn bevoegd de Algemene Vergaderingen bij te wonen en hebben als zodanig in de Algemene Vergaderingen een ~~raadgevend~~raadgevende stem.

8.4.6.	Bovendien zijn die personen bevoegd de Algemene Vergadering bij te wonen, die de voorzitter van de vergadering toelaat.
8.4.7.	De voorzitter van de vergadering beslist omtrent alle kwesties welke verband houden met de toelating tot de Algemene Vergadering.
8.5.	Algemene Vergaderingen: vergaderorde, notulen.
8.5.1.

De Algemene Vergadering wordt voorgezeten door de voorzitter van het Bestuur of bij diens ontstentenis door een van de andere Niet-Uitvoerend Bestuurders daartoe door het Bestuur aangewezen; zijn geen Niet-Uitvoerend Bestuurders ter vergadering aanwezig, dan staat de vergadering onder leiding van één van de Uitvoerend Bestuurders daartoe door het ~~bestuur~~Bestuur aangewezen. De voorzitter wijst de secretaris aan.

8.5.2.

De voorzitter van de vergadering stelt de vergaderorde vast met inachtneming van de agenda en is bevoegd de toegewezen spreektijd te beperken of andere maatregelen te nemen om een ordelijk verloop van de vergadering te waarborgen.

8.5.3.	Alle kwesties welke verband houden met de gang van zaken in of terzake van de vergadering, worden beslist door de voorzitter van de vergadering.
8.5.4.

Tenzij van het ter vergadering verhandelde een notarieel proces-verbaal wordt opgemaakt, worden daarvan notulen gehouden. Notulen worden vastgesteld en ten blijke daarvan getekend door de voorzitter en de secretaris van de desbetreffende vergadering.

8.5.5.

Een certificaat, door de voorzitter en de secretaris van de vergadering getekend, inhoudende de bevestiging dat de Algemene Vergadering een bepaald besluit heeft genomen, geldt als bewijs van een dergelijk besluit tegenover derden.

8.6.	Algemene Vergaderingen: besluitvorming.
8.6.1.

Tenzij de wet een andere meerderheid van stemmen of quorum voorschrijft, worden alle besluiten van de Algemene Vergadering genomen met een ~~volstrekte meerderheid van de uitgebrachte stemmen~~Volstrekte Meerderheid, in een vergadering waarin ~~meer dan~~ten minste een derde van het geplaatste kapitaal is vertegenwoordigd.Een tweede vergadering als bedoeld in artikel 2:120 lid 3 BW kan niet worden bijeengeroepen.

8.6.2.

Ieder Aandeel geeft recht op het uitbrengen van een stem op de Algemene Vergadering.Blanco stemmen ~~en~~, ongeldige stemmen en stemonthoudingen worden als niet uitgebracht aangemerkt. Bij de vaststelling in hoeverre het geplaatste kapitaal vertegenwoordigd is op een Algemene Vergadering, worden Aandelen waarop een ongeldige of blanco stem is uitgebracht en Aandelen waarop een stem is onthouden wel meegerekend.

8.6.3.

Voor een Aandeel dat toebehoort aan de Vennootschap of aan een Dochtermaatschappij daarvan kan in de Algemene Vergadering geen stem worden uitgebracht.Vruchtgebruikers en pandhouders van ~~aandelen~~Aandelen die aan de Vennootschap of haar Dochtermaatschappijen toebehoren zijn niet van het stemrecht uitgesloten indien het vruchtgebruik of pandrecht was gevestigd voordat het Aandeel aan de Vennootschap of een Dochtermaatschappij daarvan toebehoorde en het stemrecht bij de vestiging van het pandrecht of recht van vruchtgebruik aan de pandhouder of de vruchtgebruiker werd toegekend.

8.6.4.	De voorzitter bepaalt de wijze van stemming.

8.6.5.	Het ter vergadering uitgesproken oordeel van de voorzitter omtrent de uitslag van een stemming in de Algemene Vergadering is beslissend. Hetzelfde geldt voor de inhoud van een genomen besluit.
8.6.6.	Over alle geschillen betreffende de stemmingen, waarin bij de wet of de statuten niet is voorzien, beslist de voorzitter van de vergadering.
9.	BOEKJAAR. ACCOUNTANT.
9.1.	Boekjaar: Jaarstukken.
9.1.1.	Het boekjaar van de Vennootschap is het kalenderjaar.
9.1.2.	Jaarlijks, binnen de daartoe door de wet gestelde termijn, maakt het Bestuur een Jaarrekening op.

De Jaarrekening gaat vergezeld van de verklaring van de accountant bedoeld in artikel ~~9.2.1~~9.2.1., indien de in dat artikel bedoelde opdracht is verstrekt, van het Bestuursverslag, tenzij artikel 2:391 BW niet voor de Vennootschap geldt, en van de overige gegevens, voor zover die bij de stukken moeten worden gevoegd ingevolge die van toepassing zijnde verplichte regelgeving. De Jaarrekening wordt ondertekend door alle Bestuurders; ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder ~~opgaaf~~opgave van de reden melding gemaakt.

9.1.3.

De Vennootschap zorgt dat de opgemaakte Jaarrekening, het Bestuursverslag (indien van toepassing) en de in artikel ~~9.1.2~~9.2.1. bedoelde overige gegevens vanaf de dag van de oproeping tot de Algemene Vergadering bestemd tot hun behandeling, ten kantore van de Vennootschap aanwezig zijn. Het Bestuur zendt de Jaarrekening ook toe aan de Ondernemingsraad.
De Aandeelhouders en overige Vergadergerechtigden kunnen die stukken aldaar inzien en daarvan kosteloos een afschrift verkrijgen.

9.2.	Accountant.
9.2.1.

De Algemene Vergadering geeft aan een accountant of aan een andere expert, als bedoeld in artikel 2:393 lid 1 BW, hierna beide te noemen: de accountant, opdracht om de door het Bestuur opgemaakte Jaarrekening te onderzoeken overeenkomstig artikel 2:393 lid 3 BW. De accountant brengt omtrent zijn, haar of hun onderzoek verslag uit aan het Bestuur en geeft de uitslag van zijn, haar of hun onderzoek weer in een verklaring omtrent de getrouwheid van de Jaarrekening.

9.2.2.	Indien de Algemene Vergadering niet overgaat tot het verlenen van een dergelijke opdracht, dan is het Bestuur bevoegd.
9.2.3.

De aan de accountant verleende opdracht kan worden ingetrokken door de Algemene Vergadering en door degene die de opdracht heeft verleend. De opdracht kan enkel worden ingetrokken om gegronde redenen met inachtneming van artikel 2:393 lid 2 BW.

9.2.4.	Het Bestuur kan aan de accountant of aan een andere accountant op kosten van de Vennootschap opdrachten verstrekken.

10.	WINST.
10.1.	Winst en verlies: uitkeringen op ~~aandelen~~Aandelen.
10.1.1.	Het Bestuur houdt een agioreserve en een winstreserve aan voor de Aandelen.
10.1.2.

De Vennootschap kan slechts uitkeringen doen op Aandelen voor zover haar eigen vermogen groter is dan het bedrag van het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

10.1.3.

Uitkering van winst, waaronder wordt verstaan het batig resultaat na belastingen blijkens de vastgestelde Jaarrekening, geschiedt na de vaststelling van de Jaarrekening waaruit blijkt dat zij geoorloofd is, onverminderd het overigens in de statuten bepaalde.

10.1.4.	Het Bestuur kan bepalen dat enig bedrag van de winst wordt toegevoegd aan de reserves.
10.1.5.

Hetgeen van de winst overblijft na toepassing van ~~de artikelen 10.1.4~~het artikel 10.1.4. staat ter beschikking van de Algemene Vergadering die kan besluiten tot reservering of tot uitkering aan de Aandeelhouders.

10.1.6.	De Algemene Vergadering kan op voorstel van het Bestuur besluiten aan de Aandeelhouders een uitkering te doen in de vorm van Aandelen in het aandelenkapitaal van de Vennootschap.
10.1.7.

Met inachtneming van het overigens in dit artikel ~~10.1~~ 10.1. bepaalde kan de Algemene Vergadering op voorstel van het Bestuur besluiten tot uitkeringen aan houders ten laste van een of meer reserves die niet krachtens de wet door de Vennootschap moeten worden aangehouden. Het Bestuur kan echter besluiten om op Aandelen te storten bedragen (waaronder begrepen bedragen die het nominaal bedrag van de betreffende Aandelen te boven gaan) ten laste te brengen van de één of meerdere reserves van de Vennootschap, ongeacht of die Aandelen worden uitgegeven aan bestaande Aandeelhouders.

10.1.8.

De gerechtigden tot een uitkering zijn de betreffende Aandeelhouders, vruchtgebruikers en pandhouders, afhankelijk van de omstandigheden van het geval, op een daartoe door het Bestuur te bepalen datum. Deze datum zal niet eerder zijn dan de datum waarop de uitkering wordt aangekondigd.

10.1.9.

Ieder voorstel tot uitkering op Aandelen wordt door het Bestuur onverwijld openbaar gemaakt overeenkomstig toepasselijk recht en de beursregels van de effectenbeurs waar de Aandelen in de Vennootschap zijn genoteerd op verzoek van de Vennootschap. De openbaarmaking zal specificeren wanneer de uitkering betaalbaar of – in geval van een voorstel tot uitkering – vermoedelijk betaalbaar wordt gesteld.

10.1.10.Uitkeringen zijn betaalbaar uiterlijk dertig (30) dagen na de dag waarop zij zijn vastgesteld, tenzij het orgaan dat de uitkering vaststelt een andere dag bepaalt.

10.1.11.Uitkeringen, waarover vijf (5) jaren en één (1) dag nadat zij opeisbaar zijn geworden niet is beschikt, vervallen aan de Vennootschap en worden aan de reserves toegevoegd.

10.1.12.Het Bestuur kan bepalen dat uitkeringen op Aandelen in euro of in andere valuta betaalbaar worden gesteld.

~~10.1.8~~10.1.13.Op Aandelen die de Vennootschap zelf houdt in haar eigen aandelenkapitaal worden geen uitkeringen gedaan, tenzij die Aandelen zijn belast met een recht van vruchtgebruik of pandrecht.

10.2.	Tussentijdse uitkeringen.
10.2.1.	Het Bestuur kan tot tussentijdse uitkeringen aan Aandeelhouders besluiten, indien uit een tussentijdse vermogensopstelling blijkt dat aan het vereiste van artikel ~~10.1.2~~ 10.1.2. is voldaan.
10.2.2.

De tussentijdse vermogensopstelling heeft betrekking op de stand van het vermogen op ten vroegste de eerste dag van de derde maand voor de maand waarin het besluit tot uitkering wordt bekend gemaakt. Zij wordt opgemaakt met inachtneming van in het maatschappelijk verkeer als aanvaardbaar beschouwde waarderingsmethoden. In de vermogensopstelling worden de krachtens de wet en de statuten te reserveren bedragen opgenomen. Zij wordt ondertekend door de Bestuurders. Ontbreekt de handtekening van een of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

~~10.2.3.~~

~~Het Bestuur maakt een voorstel tot uitkering op Aandelen en een besluit tot tussentijdse uitkering op Aandelen onverwijld openbaar overeenkomstig de beursregels van de effectenbeurs waar de Aandelen in de Vennootschap zijn genoteerd op verzoek van de Vennootschap. De openbaarmaking vermeldt de dag waarop en de plaats waar de uitkering betaalbaar of – in geval van een voorstel tot uitkering – vermoedelijk betaalbaar wordt gesteld.~~

~~10.2.4.~~	~~Uitkeringen zijn betaalbaar uiterlijk dertig (30) dagen na de dag waarop zij zijn vastgesteld, tenzij het orgaan dat de uitkering vaststelt een andere dag bepaalt.~~
~~10.2.5.~~	~~Uitkeringen, waarover vijf (5) jaren en een dag nadat zij opeisbaar zijn geworden niet is beschikt, vervallen aan de Vennootschap en worden aan de reserves toegevoegd.~~
~~10.2.6.~~	~~Het Bestuur kan bepalen dat uitkeringen op aandelen ter keuze van de Aandeelhouder in euro of in andere valuta betaalbaar worden gesteld.~~
11.	STATUTENWIJZIGING, ONTBINDING.
11.1.	Een besluit tot wijziging van de statuten of tot ontbinding van de Vennootschap kan slechts worden genomen op voorstel van het Bestuur.
11.2.	Vereffening.
11.2.1.	Bij ontbinding van de Vennootschap geschiedt de vereffening door het Bestuur, tenzij door de Algemene Vergadering anders wordt beslist.
11.2.2.	De bepalingen van de statuten blijven ook tijdens de vereffening voor zover mogelijk van kracht.
11.2.3.

Hetgeen na de voldoening van alle schulden van het vermogen van de Vennootschap is overgebleven komt, met inachtneming van het bepaalde in artikel 2:23b BW, toe aan de Aandeelhouders in verhouding van het nominaal bedrag aan Aandelen dat ieder bezit.

12.	FEDERALE FORUMKEUZE
12.1.

Tenzij de Vennootschap schriftelijk instemt met een andere forumkeuze, zijn de federale arrondissementsrechtbanken (federal district courts) van de Verenigde Staten van Amerika exclusief bevoegd voor het behandelen van een aanklacht waaronder een rechtsvordering wordt ingesteld uit hoofde van de Amerikaanse Securities Act of 1933, zoals gewijzigd, voor zover toegestaan onder het toepasselijke recht.

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 11. Approval, on an advisory basis, of the frequency of advisory votes on the compensation of the named executive officers of the Company. 1 YR 2 YRS 3 YRS Abstain 1UPX uniQure N.V. A Proposals — The Board recommend a vote FOR Proposals 1–10 and 12-15, and 1 YEAR on Proposal 11. 049D1C 7. Designation of the Board as the competent body to exclude or limit preemptive rights upon the issuance of Ordinary Shares. 3. Reappointment of Madhavan Balachandran as non-executive director. 8. Reauthorization of the Board to repurchase Ordinary Shares. 4. Reappointment of Jack Kaye as non-executive director. For Against Abstain 9. Appointment of KPMG Accountants N.V. as external auditor of the Company for the fiscal year 2026. 5. Reappointment of Leonard Post, Ph.D. as non-executive director. 10. Approval, on an advisory basis, of the compensation of the named executive officers of the Company. 12. Resolution to adopt the Amendment and Restatement of the 2014 Share Incentive Plan. 6. Designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares. Annual General Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 1. Adoption of the 2025 Dutch statutory annual accounts for the fiscal year ended December 31, 2025. For Against Abstain For Against Abstain 2. Discharge of liability of the members of the Board for their management during the fiscal year ended December 31, 2025. For Against Abstain 13. Resolution to adopt the amendment to the Articles of Association to reflect Dutch large company regime. 14. Resolution to adopt the amendment to the Articles of Association to increase the authorized share capital and number of Ordinary Shares. 15. Resolution to adopt the amendment to the Articles of Association to include a federal forum selection provision. You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/QURE or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by June 9, 2026 at 9:59 P.M., Central European Summer Time. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/QURE Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/QURE 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS This proxy is solicited by the Board of Directors for use at the Annual General Meeting on June 10, 2026. Proxy and Power of Attorney of Shareholders The undersigned shareholder of uniQure N.V. (the “Company”) hereby constitutes and appoints each of Matthew Kapusta and Jeannette Potts as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of the Company to be held at 9:00 A.M. Central European Summer Time on June 10, 2026 and at any adjournments thereof, including on any matters that may properly come before the Annual General Meeting, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-10 and 12-15, and 1 YEAR on Proposal 11. (Items to be voted appear on reverse side) Proxy — uniQure N.V. B Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2026 Annual General Meeting Admission Ticket 2026 Annual General Meeting of uniQure N.V. Shareholders Wednesday, June 10, 2026, 9:00 A.M. Central European Summer Time Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands Upon arrival, please present this admission ticket and photo identification at the registration desk.